Post-Qualification Offering Circular Amendment No. 2

File No. 024-12440

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A initially filed by RMX Industries, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 24, 2024, and initially qualified by the SEC on July 30, 2024.

The purpose of this post-qualification amendment no. 2 is to amend, update and/or replace certain information contained in the offering circular relating to, among other matters, the Company’s name change and change of selling agent.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 19, 2025

RMX INDUSTRIES, INC.

4514 Cole Ave, Ste. 600

Dallas, TX 75205

888-528-2677

www.rmx.io

UP TO 2,857,142 UNITS

EACH UNIT CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND A WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

AGENT WARRANTS FOR THE PURCHASE OF UP TO 142,857 UNITS

UP TO 285,714 SHARES OF CLASS A COMMON STOCK UNDERLYING AGENT WARRANTS

UP TO 2,857,142 SHARES OF CLASS A COMMON STOCK UNDERLYING INVESTOR WARRANTS

PRICE: $3.50 PER UNIT

The minimum investment in this offering is 200 Units, or $700.00

We are offering on a “best-efforts” basis a maximum of 2,857,142 units (the “Units”), with each Unit consisting of one share of our class A common stock, $0.001 par value per share (the “Class A Common Stock”), and one Class A Common Stock purchase warrant to purchase one share of our Class A Common Stock, for a total of 2,857,142 shares of our Class A Common Stock and warrants to purchase up to an aggregate of 2,857,142 shares of our Class A Common Stock, at an offering price of $3.50 per unit, for a maximum offering amount of $9,999,997.

There is a minimum initial investment amount per investor of $700 for the 200 Units and any additional purchases must be made in increments of at least 30 Units, or $105. The Units have no stand-alone rights and will not be certified or issued as stand-alone securities. The warrants will be exercisable at any time from the date of issuance through the third anniversary of the date of issuance. Each Class A Common Stock purchase warrant is exercisable to purchase one share of our Class A Common Stock at an exercise price of $5.50 per share. The shares of our Class A Common Stock and the warrants are immediately separable and will be issued separately but will be purchased together as a unit in this offering.

	Price to Public		Underwriting discount and commissions(1)	Proceeds to issuer(2)
Per Unit	$3.50		$.18026	$3.31974
Total Maximum of Public Offering	$9,999,997		$515,036	$9,484,961
Agent Warrants	$30,734	(3)	n/a	$30,734
Per share of Class A Common Stock underlying Agent Warrants (7,025 shares)(4)	$38,638		n/a	$38,638
Per share of Class A Common Stock underlying the Unit Warrants (2,857,142 shares)(5)	$15,714,281		n/a	$15,714,281
Total Maximum	$25,783,650		$515,036	$25,268,614

(1)	We have engaged DealMaker Securities LLC (the “Broker”) to offer our units (the “Units”) each consisting of one share of our Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), and a warrant to purchase one share of Class A Common Stock to prospective investors in this offering on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by us in this offering. The Broker is not purchasing the Units offered by us and is not required to sell any specific number or dollar amount of the Units in this offering before a closing occurs. The Company has agreed to pay the Broker and its affiliates for services a one-time $27,500 payment and monthly payments of $2,000 for three months (total of $6,000), for accountable expenses to be returned if not incurred, and monthly fees thereafter of $2,000 for up to $18,000, and a commission fee of four and one half percent (4.5%) on all cash proceeds for the total Units sold in this offering by the Broker. The maximum underwriting compensation to be paid to the Broker and affiliates is $479,350, if fully subscribed. Prior to the engagement of the Broker, Boustead Securities, LLC (“Boustead Securities”) and Digital Offering, LLC (“Digital Offering”) acted as lead selling agents (who we sometimes referred to together as the “Lead Selling Agents”). We paid a total cash commission of $35,686 to the Lead Selling Agents and issued warrants (the “Agent Warrants”) to the Lead Selling Agents to purchase 7,025 Units. The Agent Warrants are exercisable for five years from the date of commencement of sales in the offering and exercisable at $4.375 per Unit. The warrants included in the Units issuable upon exercise of the Agent Warrants are exercisable at $5.50 per share. See “Plan of Distribution” for details of compensation payable to the Broker in connection with the offering.

(2)	Does not account for the expenses of the offering. See “Use of Proceeds” for estimated offering expenses payable by the Company in connection with this offering.

(3)

The Agent Warrants were issued as partial compensation to the Lead Selling Agents. The value of the Agent Warrants set forth in the table above is based on the number of shares of Class A Common Stock contained in the Units (7,025 shares) and in the Unit warrants (7,025 shares) underlying the Agent Warrants multiplied by the exercise price of $4.375 per warrant. The actual value of the Agent Warrants utilizing an options pricing model would be different from the amount indicated in the table.

(4)	The Unit warrants contained within the Agent Warrants will have an exercise price of $5.50 per share.

(5)	The warrants included in the Units will have an exercise price of $5.50 per share, which price was used for the calculations in this table.

As of the date of this offering circular, we have completed multiple closings in which we have sold an aggregate of 140,635 Units for total gross proceeds of approximately $492,222.50.

Our Class A Common Stock is quoted on the OTCQB® Venture Market of OTC Markets Group, Inc., or OTCQB, under the symbol “RMXI.” On September 18, 2025, the last reported sale price for the Class A Common Stock on OTCQB was $5.05 per share.

We have two classes of authorized common stock, Class A Common Stock and Class B Common Stock, $0.001 par value per share, or the Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to one vote per share. Each share of Class B Common Stock is entitled to one hundred votes per share. As of the date of this offering circular, Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there were 10,349,244 shares of Class A Common Stock outstanding representing voting power of 10,425,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total voting power of 210,425,244 votes, Makena Investment Advisors, LLC and Basestones, Inc. controlled approximately 95.0% of the voting power before this offering.

Following this offering, taking into consideration the shares of Class A Common Stock expected to be offered therein, even if 100% of such Units are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of all voting rights out of a total voting power of 213,282,386 votes. See “Security Ownership Of Certain Beneficial Owners And Management” for more information.

This offering of our Units will terminate at the earliest of: (1) the date at which the maximum offering amount has been received by us, or (2) the date at which the offering is earlier terminated by us in our sole discretion. This offering is being conducted on a best-efforts basis. We intend to complete multiple closings of the sale of our Units in this offering on a rolling basis. After a closing, funds tendered by investors will be made available to us.

INVESTING IN THE UNITS OF RMX INDUSTRIES, INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 11  TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE CLASS A COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary - Implications of Being an Emerging Growth Company.”

In this offering circular, the terms “RMX Industries,” “RMX,” “we,” “us,” “our,” “our company” or the “Company” refer to RMX Industries, Inc., a Nevada corporation, and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A Common Stock. You should carefully read the entire offering circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this offering circular, before making an investment decision. Some of the statements in this offering circular are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

RMX is a technology company focused on securing and optimizing the data continuum. We develop and deliver hybrid video compression solutions built on our proprietary platforms, including VAST™ (Video Adaptive Systems Technology).

Our technology was originally developed to meet the demanding needs of defense and government operations, where bandwidth and reliability constraints made video transmission extremely difficult. We believe VAST™ can become a standard for tactical video communication, enabling higher-quality video across ultra-low bandwidth connections, and we are working toward establishing it as a trusted government off-the-shelf (GOTS) solution.

Today, the same challenges we first addressed in defense are appearing at scale across industries. The rapid growth of artificial intelligence (AI) and computer vision has created unprecedented demand for moving, storing, and processing visual data. We see this as a pivotal moment; networks and data centers were not designed for this level of data intensity and efficiency gains are critical to keep pace.

RMX is working to address these pressures by securing and compressing the data continuum, helping intelligence flow more efficiently from the edge to the core. We believe this will enable faster, more sustainable and more resilient systems across multiple sectors, from telecom and cloud to mining, healthcare, and beyond.

In 2024, RMX achieved a key milestone with successful quotation on the OTCQB® Venture Market of OTC Markets Group, Inc. under the symbol “RMXI,” with trading beginning in January 2025. Looking forward, we are working toward expanding our technology footprint through partnerships, joint ventures, and sector deployments, while continuing preparations for a planned senior exchange uplisting.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $145,906 and $396,870 as of June 30, 2025 and December 31, 2024, respectively, we had revenue of $38,792 and a net loss of $7,664,237 for the six months ended June 30, 2025 and revenue of $137,646 and a net loss of $10,295,846 for the year ended December 31, 2024. We estimate that we will be able to conduct our planned operations using currently available capital resources for the next two months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Our Industry

The demand for robust and widespread connectivity and access to real-time video and data is surging in response to the need for more resilient communications in the face of rising geopolitical threats. We are strategically positioned to influence and shape the defense segment of the global video streaming software market, which is expected to grow at a compound annual growth rate (CAGR) of 18.3% from 2023 to 2028 (ResearchandMarkets.com, Video Streaming Software Market by Component (Solutions, Services), Streaming Type, Deployment Mode, Delivery Channel (Pay-Tv, Internet Protocol Tv, Over-The-Top), Monetization Model, Vertical and Region – Global Forecast to 2028, June 2023). We believe VAST fundamentally reshapes what’s possible in tactical video through its revolutionary software-based approach. Unlike hardware-dependent solutions, VAST can operate on virtually any computing platform while delivering exceptional compression ratios and quality:

●	HD video streaming at >200 Kbps and SD video at <50 Kbps (as low as 10 Kbps)

●	Direct point-to-point streaming over any IP-based network without intermediary servers

●	Performance on low Size, Weight, Power, and Cost (SWaP-C) hardware including Raspberry Pi

●	Complete control over the entire video pipeline enabling rapid adaptation to new requirements

●	Comprehensive support for military metadata standards including STANAG/MISB KLV

Through extensive field validation across multiple tactical radio frequency (RF) bands in active military use—from KU/KA-band satellite communications to high frequency (HF) radio (what we believe is a historical first for video)—VAST has proven its ability to deliver reliable, high-quality video in environments where competing solutions have not been shown to operate.

VAST has been rigorously tested through 23 field demonstrations with U.S. Special Operations Forces and other elite units in 2024 alone. These evaluations have consistently validated VAST’s ability to transform tactical communications by enabling video streaming across previously unsuitable networks. The impact is immediate and quantifiable: 30-50% reduction in bandwidth requirements, significant cuts in storage needs, and dramatically lower power consumption. For military users, VAST enables video streaming across multiple actively used tactical frequency bands, creating entirely new operational capabilities for situational awareness and command and control. As military and commercial organizations grapple with exponentially increasing demands for video data, we believe VAST provides a sustainable path forward through unmatched efficiency. Our technology isn’t designed to just solve today’s tactical video challenges—it’s designed to enable the next generation of video-driven capabilities while ensuring underlying infrastructure remains viable and cost-effective.

Our Products and Services

Our product portfolio centers around the VAST video platform:

●	VAST Video Encoder – Our core software-based video encoder, optimized for ultra-low bandwidth transmission over challenged networks. The encoder supports various deployment options including hardware appliances and virtual implementations.

●	VAST Controller & VAST Vue – Management and playback applications for controlling VAST encoders and viewing transmitted video. VAST Vue offers cross-platform support (iOS, Android, Windows, Mac, Linux) with advanced features for tactical operations.

●	VAST SDK – A comprehensive development kit allowing partners to integrate VAST technology into their existing solutions, enabling custom applications for specialized use cases.

Our Market Strategy

We operate in two primary markets:

●	Government and Defense – This is our current focus where VAST has demonstrated significant impact by enabling video streaming across tactical communications networks previously considered unsuitable for video. Through partnerships with system integrators and original equipment manufacturers (OEMs), we are embedding VAST technology across multiple programs through established contract vehicles.

●	Commercial Applications – We plan to address commercial applications through the CRISP platform (rebranded VAST), initially in the telecommunications, mining and medical sectors. We deliver our technology as a managed service solution, creating predictable recurring revenue streams while solving critical video delivery challenges across telecommunications, security, and enterprise markets.

Our Competition

Several key competitors offer video encoding solutions tailored for the specific requirements of the defense industry. These competitors have established themselves as prominent players, and their solutions compete with our VAST video platform. We believe our top competitors are AnsuR Technologies, Digital Barriers, Videosoft Global Ltd. and VITEC.

Our Competitive Strengths

We believe that we have competitive strengths, some of which are discussed below, that position us favorably in each aspect of our business. Our competitive position is built on several fundamental advantages that set VAST apart from all alternatives in the tactical video market:

●	Low-Latency Simultaneous Multi-Stream Encoding and Decoding. VAST’s low latency encoding reduces the time it takes between recording a video and playing it back. This is accomplished by utilizing our sophisticated compression techniques that enable the video data to be processed and delivered more quickly. This is crucial in scenarios like military operations, video conferencing and live streaming where real-time video is essential. A more fluid and responsive watching experience is achieved by using low latency encoding, which helps to ensure that there is little lag or delay between the video source and the user.

●	Unmatched Tactical Network Validation. VAST has been validated on every tactical RF band in active military use today, from high-bandwidth KU/KA-band satellite communications to tactical S and L-Band MANET networks, all the way down to HF radio—what we believe is a historical first for video transmission. This comprehensive validation across the entire spectrum of military communications means VAST works reliably in environments where competing solutions have not been shown to function.

●	Direct Streaming Architecture. Unlike competitors who rely on intermediary servers or gateways, VAST streams directly over any IP-based network, point-to-point or multi-point. This direct streaming architecture eliminates additional hardware requirements, reduces latency, enhances security, and dramatically simplifies deployment in tactical environments. VAST’s ability to function without “man in the middle” infrastructure makes it uniquely suited for austere and denied environments where additional network components represent both vulnerability and logistical burden.

●	Superior Performance on Low SWaP-C Hardware. VAST’s software-based approach is designed to deliver exceptional performance on minimal hardware, functioning effectively on platforms as modest as Raspberry Pi while competitors require specialized encoders or GPU acceleration. This fundamental efficiency translates directly to reduced SWaP-C—critical considerations in tactical deployments where every ounce and watt matters.

●	Molecular-Level Pipeline Control. We maintain complete control over every aspect of the capture, encoding, and streaming pipeline at a “molecular level.” This comprehensive control enables us to adapt new features, support emerging standards, and overcome technical challenges with agility that we believe off-the-shelf solutions cannot match. Unlike black-box commercial encoders, VAST can be precisely tailored to the unique requirements of tactical communications, with the flexibility to evolve as mission needs change.

●	Quality Under Extreme Constraints. Through our advanced AV1 implementation, VAST maintains superior visual quality even at bitrates as low as 10-50 Kbps—conditions where competing solutions have been shown to produce unusable imagery. We believe this capability to deliver actionable video intelligence over severely constrained networks fundamentally changes what’s possible in tactical communications, enabling video streaming over tactical communication bands previously considered unsuitable for video transmission.

●	Comprehensive Military Standard Support. VAST fully supports military-standard metadata formats, including STANAG/MISB KLV, enabling seamless integration with existing intelligence, surveillance, and reconnaissance platforms. We believe this native compatibility with established military standards eliminates integration barriers while preserving critical mission data alongside video feeds.

As validated through extensive field testing with U.S. Special Operations Forces and other military units throughout 2024, VAST doesn’t just improve existing video capabilities—it enables entirely new operational possibilities by making video viable across the full spectrum of tactical communications networks. The Company expects this breakthrough capability to create an entirely new market opportunity beyond simple improvements to existing video solutions.

Our Growth Strategies

We have developed a focused, actionable growth strategy centered on establishing VAST as the standard for tactical video in defense and government operations:

●	U.S. Government Standardization. Our primary path to establishing VAST as the standard for tactical video is through formal Program Executive Office (PEO) acceptance, particularly with major acquisition authorities like PEO Soldier. Rather than pursuing individual unit sales, we are working directly with program offices to position VAST as a GOTS solution. This designation would establish VAST as the standard video encoding platform across the U.S. Department of Defense and partner agencies. We have already secured Authority to Operate (ATO) on U.S. Army networks through PEO Soldier and the Integrated Tactical Network (ITN), laying the groundwork for broader adoption. Our comprehensive Partner and OEM Program, which launched in February 2025, complements this approach by providing system integrators with the tools to integrate VAST within program requirements and specifications. This dual strategy—formal program acceptance combined with a robust partner ecosystem—is designed to ensure VAST becomes embedded in the technical requirements for future programs while enabling immediate deployment through established prime contractors who already have the relationships and contract vehicles to rapidly scale adoption across numerous government programs.

●	Integration with Existing U.S. Government and Tactical Systems. Our growth strategy prioritizes seamless integration with widely deployed tactical systems and platforms. Our integration initiatives are designed to ensure VAST becomes embedded within the existing and emerging tactical systems ecosystem, driving adoption through compatibility with the platforms soldiers already rely on, while enhancing their capabilities in bandwidth-constrained environments.

●	Technical Validation Through Field Operations. We have established VAST’s capabilities through an extensive program of field demonstrations and technical evaluations with elite military units. In 2024 alone, we completed 23 successful field and laboratory tests with defense partners, military end users, and foreign military allies. In 2025, we are building on these successes with an expanded testing program focused on operational validation with strategic units and commands. Each successful demonstration further validates VAST’s performance in authentic operational environments while building relationships with key decision-makers and technical influencers. These exercises provide warfighters direct experience with VAST’s capabilities, which we believe will generate organic demand and advocacy within operational units that ultimately drives formal program adoption.

●	Research & Development (R&D) Focused on Network Efficiency. Our R&D roadmap is specifically targeted at enhancing VAST’s value proposition in tactical networking environments. We envision VAST evolving into a comprehensive situational awareness platform through initiatives like VUDO, which integrates video, mapping, and sensor data for core C4ISR use cases, and VADER, which enables reliable video streaming in DDIL environments via an advanced UDP format. Complemented by Bandwidth AI for adaptive video optimization and ruggedized edge computing solutions, these efforts ensure VAST’s resilience, flexibility, and effectiveness at the tactical edge. These R&D initiatives maintain our focus on solving the most challenging video transmission problems in tactical environments while expanding VAST’s capabilities beyond simple video encoding into a comprehensive tactical data platform.

●	Path to Becoming the GOTS Standard for Tactical Video. Our ultimate strategic objective is for VAST to be designated as the GOTS solution for tactical video across the DoD and allied forces. We are executing a deliberate pathway toward this goal through actively engaging with key DoD acquisition authorities to position VAST for formal designation as the GOTS solution for tactical video encoding, securing ATO on U.S. Army networks, maintaining our CRADA partnerships, working with military standards bodies to establish our AV1-based compression approach as an open standard for tactical video, and pursuing additional security certifications. These strategic initiatives are intended to create a reinforcing cycle: each new integration and field validation drives additional interest, while our GOTS designation initiatives address the long-term sustainability and standardization requirements of the DoD. Through this comprehensive approach, we are creating the momentum and institutional support necessary for VAST to become the official standard for tactical video encoding in defense and government sectors.

Additionally, we plan to expand into commercial applications, initially in the telecommunications, mining and medical sectors, with our CRISP platform (rebranded VAST). CRISP, our proprietary compression technology, stands for Compressed Rate Intelligent Streaming Protocol. Both CRISP and VAST will be deployed as Platform As A Service (PaaS) software based multi-year contracts, which will allow for a stable and predictable revenue stream going forward.

Implications of Being an Emerging Growth Company

Regulation A provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Class A Common Stock held by non-affiliates were to exceed $700 million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of Class A Common Stock, Class A Common Stock and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter. A share of Class B Common Stock may be voluntarily converted into a share of Class A Common Stock. A transfer of a share of Class B Common Stock will result in its automatic conversion into a share of Class A Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class B Common Stock to another holder of Class B Common Stock will not result in such automatic conversion. Class A Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

In this offering, we are offering Class A Common Stock. Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there were 10,425,244 shares of Class A Common Stock outstanding representing voting power of 10,425,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total of 10,425,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock outstanding, Makena Investment Advisors, LLC and Basestones, Inc. control approximately 95.0% of the voting power before this offering. Following this offering, taking into consideration the shares of Class A Common Stock expected to be offered hereby, based on the estimated offering price of $3.50 per Unit, even if 100% of such shares are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate History and Structure

RMX Industries, Inc. (formerly Reticulate Micro, Inc.) was incorporated on June 23, 2022, under the laws of the State of Nevada. EdWare LLC, a Delaware limited liability company, was formed on June 15, 2020. On December 30, 2022, EdWare was acquired by us from its sole member and became our wholly-owned subsidiary. On February 21, 2025, we established RMX Industries Inc., a Texas corporation, a 50/50 joint venture company with K2 Endeavor DMCC, which we fully acquired through a share exchange on April 15, 2025, making it our wholly-owned subsidiary. On August 1, 2025, we changed our corporate name to RMX Industries, Inc. Our principal executive offices are located at 4514 Cole Ave, Ste. 600, Dallas, TX 75205, and our telephone number is (866) 706-4276. We maintain a website at https://rmx.io/. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The Offering

Securities being offered:	A “best-efforts” offering of up to 2,857,142 Units, each Unit consisting of one share of our Class A Common Stock and one warrant to purchase one share of our Class A Common Stock. The shares of our Class A Common Stock and the warrants are immediately separable and will be issued and tradeable separately but will be purchased together as a unit in this offering. The minimum purchase amount shall be 200 Units or $700.

Unit offering price:	$3.50 per Unit.

Minimum subscription:	The minimum subscription amount is $700 for 200 Units.

Best efforts offering; Rolling closings

There is no minimum number of Units which we must sell before conducting a closing.

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in a processing account at the payment processor. At each closing, the proceeds will be distributed to us and the shares of Class A Common Stock and warrants associated with the Units will be issued to the investors.

Shares outstanding after the offering:(1)	23,033,860 shares of Class A Common Stock, assuming an offering price of $3.50 per Unit and assuming completion of the maximum offering hereunder, and 2,000,000 shares of Class B Common Stock.

Investor warrants:	The investor warrants will be exercisable at any time from the date of issuance through the third anniversary of the date of issuance. Each warrant is exercisable to purchase one share of our Class A Common Stock at an exercise price of $5.50 per share.

Use of proceeds:

We expect to receive net proceeds of approximately $9.0 million from this offering, assuming an offering price of $3.50 per Unit and assuming completion of the maximum offering hereunder, and after deducting estimated selling agent commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for: product development, research and development, sales and marketing, and working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our Units involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11 before deciding to invest in our Class A Common Stock.

Market for our Class A Common Stock:	Our Class A Common Stock is quoted on OTCQB.

(1)	The number of shares of Class A Common Stock outstanding immediately following this offering is based on 20,317,353 shares of our Class A Common Stock and 2,000,000 shares of Class B Common Stock outstanding as of the date of this offering circular, and excludes:

●	5,000,000 shares of Class A Common Stock that are reserved for issuance under our 2022 Equity Incentive Plan, or the 2022 Plan;

●	338,100 shares of Class A Common Stock issuable upon exercise of placement agent’s warrants;

●	3,615,000 shares of Class A Common Stock issuable upon exercise of private placement warrants;

●	1,565,000 shares of Class A Common Stock issuable upon exercise of warrants issued for services;

●	up to 2,857,142 shares of Class A Common Stock issuable upon exercise of the warrants to be issued to investors in this offering; and

●	7,025 shares of Class A Common Stock issuable upon exercise of warrants issued to the Lead Selling Agents in connection with this offering.

Summary Financial Data

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this offering circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 are derived from our audited financial statements included elsewhere in this offering circular. Our summary financial data as of and for the six months ended June 30, 2025 and 2024 are derived from our unaudited financial statements included elsewhere in this offering circular. All financial statements included in this offering circular are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statements of Operations Data	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue	$137,646	$42,241
Cost of sales	36,786	13,802
Research and development	849,542	523,789
General and administrative expenses	531,091	309,082
Payroll compensation and benefits	4,213,978	3,505,951
Professional services	3,815,955	1,261,922
Marketing and advertising	631,479	356,620
Total operating expenses	10,042,045	5,957,364
Loss from operations	(9,941,185)	(5,928,925)
Other income (expense)	(354,661)	7,194
Net loss	$(10,295,846)	$(5,921,731)

	As of December 31,
Balance Sheet Data	2024	2023
Cash	$396,870	$2,267,956
Total current assets	413,181	2,319,402
Total assets	605,785	2,616,153
Total current liabilities	811,337	328,350
Total liabilities	914,388	392,680
Total stockholder’s equity (deficit)	(308,603)	2,223,473
Total liabilities and stockholder’s equity	$605,785	$2,616,153

Statements of Operations Data	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
	(unaudited)	(unaudited)
Revenue	$38,792	$26,822
Cost of sales	15,371	6,109
Research and development	158,319	472,800
General and administrative expenses	207,628	294,583
Payroll compensation and benefits	1,983,251	2,326,990
Professional services	3,234,499	1,273,767
Marketing and advertising	337,794	270,842
Total operating expenses	5,921,491	4,638,982
Loss from operations	(5,898,070)	(4,618,269)
Other income (expense)	(1,766,167)	9,989
Net loss	$(7,664,237)	$(4,608,280)

Balance Sheet Data	As of June 30, 2025
(unaudited)
Cash	$145,906
Total current assets	147,007
Total assets	30,252,761
Total current liabilities	1,981,987
Total liabilities	1,981,987
Total stockholder’s equity	28,270,774
Total liabilities and stockholder’s equity	$30,252,761

Summary of Risk Factors

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this offering circular summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	We have a limited operating history, which may make it difficult to evaluate our business and prospects.

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	If we fail to properly manage our anticipated growth, our business could suffer.

●	Our success depends in large part on the continuing efforts of a few individuals and our ability to attract, retain and motivate new personnel to expand our operations.

●	If we are unable to maintain, train and build an effective sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

●	We will require additional financing to accomplish our business strategy.

●	Our success depends on the reception by market for our technology products.

●	We face significant competition.

●	If we do not build brand awareness and brand loyalty, our business may suffer.

●	Supply limitations may adversely affect our operations.

●	If we fail to develop or protect its intellectual property adequately, our business could suffer.

●	Our products could become obsolete.

●	Our initial product introductions could result in increased costs in the future.

●	We may face risks associated with our use of certain artificial intelligence and machine learning models.

●	Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

●	Current and future legal action would cause our costs to increase.

●	COVID-19 or another pandemic, epidemic, or outbreak of an infectious disease may cause a material adverse effect on our business.

Risks Related to Government Regulation

●	We are subject to governmental regulations, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

●	We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products, in addition to laws and governmental regulations that may be adopted in the future.

●	Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Risks Related to This Offering and Ownership of Our Class A Common Stock

●	Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Common Stock, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these stockholders. It may also adversely affect the trading market for our Class A Common Stock due to exclusion from certain stock market indices.

●	Our Class A Common Stock is quoted on OTCQB, which may limit the liquidity and price of our securities and make it more difficult for investors to sell their shares.

●	We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

●	We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

●	Boustead Securities, one of the Lead Selling Agents, owned approximately 9.6% of the issued and outstanding Class A Common Stock of the Company prior to commencement of this offering. This ownership interest in our company creates a conflict of interest with the interests of investors in this offering in that Boustead Securities will benefit through ownership of our shares if the offering is consummated.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in the subscription package, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

The Company is an early, startup stage entity with limited operating history. The Company only had nominal cash as of the date of commencement of this offering. The revenue and income potential of the Company’s business and market are unproven. This makes an evaluation of the Company and its prospects difficult and highly speculative. There can be no assurances that: (a) the Company will be able to develop products or services on a timely and cost effective basis; (b) the Company will be able to generate any increase in revenues; (c) the Company will have adequate financing or resources to continue operating its business and to provide services to customers; (d) the Company will earn a profit; (e) the Company can raise sufficient capital to support operations by attaining profitability; or (f) the Company can satisfy future liabilities.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

We had minimal cash as of June 30, 2025 and December 31, 2024, and had net losses for the six months ended June 30, 2025, and the year ended December 31, 2024. While we had cash of $145,906 and $396,870 as of June 30, 2025 and December 31, 2024, respectively, we had revenue of $38,792 and a net loss of $7,664,237 for the six months ended June 30, 2025 and revenue of $137,646 and a net loss of $10,295,846 for the year ended December 31, 2024. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. Management’s plans to address this need for capital through this offering and through private placement offerings are discussed elsewhere in this offering circular. We cannot assure you that our plans to raise sufficient capital will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this offering circular do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

Our success depends in large part on the continuing efforts of a few individuals and our ability to attract, retain and motivate new personnel to expand our operations.

We depend substantially on the continued services and performance of our existing management team and there is no guarantee that they will continue to be employed by us in the future. The loss of services of any of our non-long term current management team could hurt our business and our financial condition, and results of operations could suffer. Our success also will depend on our ability to attract, hire, train, retain and motivate other skilled technical, managerial, sales and marketing, and business development personnel. Competition for such personnel is intense. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our ability to manage, maintain and expand our business could suffer.

If we are unable to maintain, train and build an effective sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand, we will need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, may generate increased expenses, and may not continue to be profitable.

We will require additional financing to accomplish our business strategy.

We require substantial working capital to fund our business development plans, and we expect to experience significant negative cash flow from operations for at least the next six (6) to eighteen (18) months. Depending upon sales volume generated by our business during that time, we also anticipate the possibility of having to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business strategy. These additional funds likely will be raised through the issuance of Company’s securities in debt and/or equity financings. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for continuing our product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to the Company. Any such actions would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of the Company.

Our success depends on the reception by market for our technology products.

Our ability to generate revenues will depend significantly on our ability to attract a sufficient number of users of the Company’s VAST products. If we are unable to successfully market our products to our target markets and gain a sufficient number of users, any future revenues will be significantly impacted. In addition, any factors adversely affecting the demand for, or market acceptance of, our products could materially reduce our revenues and result in adverse market perceptions of our Company and its products.

We face significant competition.

We believe that our success will depend heavily upon achieving market acceptance of our products before our competitors introduce more advanced competing products. Current and new competitors, however, may be able to develop and introduce better or more desirable products in advance of us or at a lower cost. In addition, some of our current and potential competitors have longer and/or more established operating histories, greater industry experience, greater name recognition, established customer bases, and significantly greater financial, technical, marketing and other resources than we do. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and regulations, and our competitors’ innovations by continually working to improve the design of our products, enhancing our products, as well as improving and increasing our marketing and distribution channels. Increased competition could result in a decrease in the desirability of our products, a decrease in the use of our products by customers, loss of market share and brand recognition, and a reduction in the projected revenues from our products. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If we do not build brand awareness and brand loyalty, our business may suffer.

Due in part to the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning of our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable and desirable products at competitive rates, and customer perceptions of the value of our products. If our planned marketing efforts are ineffective or if customer perceptions change, we may need to increase our financial commitment to creating and maintaining brand awareness and loyalty among customers, which could divert financial and management resources from other aspects of our business or cause our operating expenses to increase disproportionately to our revenues. This would cause our business and operating results to suffer.

Supply limitations may adversely affect our operations.

Our business strategy depends, to a significant extent, on the availability of relatively stable prices for costs of creative and technical contract workers used in the design, update and creation of our products. As a small company, we may not have much leverage in dealing with these third parties with respect to timeliness of delivery, costs, or quality or quantity of supplies or services. Our inability to acquire quality supplies or services in sufficient quantity and/or on a timely and/or cost-effective basis could materially adversely affect our financial performance.

If we fail to develop or protect its intellectual property adequately, our business could suffer.

We have attempted, and may attempt, to develop certain intellectual property of our own, but cannot assure that we will be able to obtain exclusive rights in trade secrets, patents, trademark registrations and copyright registrations. At this time, we are unsure of what types of intellectual property might be developed. The cost of developing, applying for and obtaining such enforceable rights is expensive. Even after such enforceable rights are obtained, there are significant costs for maintaining and enforcing them. We may lack the resources to put in place exclusive protection and enforcement efforts. Our failure to obtain or maintain adequate protection of its intellectual property rights for any reason could have a material adverse effect on its business, financial condition and results of operations.

If we were to develop intellectual property, we may seek to enforce its intellectual property rights on others through litigation. Our claims, even if meritorious, may be found invalid or inapplicable to a party we believe infringes or has misappropriated its intellectual property rights. In addition, litigation can:

●	be expensive and time consuming to prosecute or defend;

●	result in a finding that we do not have certain intellectual property rights or that such rights lack sufficient scope or strength;

●	divert management’s attention and resources; or

●	require us to license its intellectual property.

The Company cannot be certain of the outcome of any litigation. Any royalty or licensing agreement, if required, may not be available to the Company on acceptable terms or at all. The Company’s failure to obtain the necessary licenses or other rights could prevent the development or distribution of the Company’s products and services and, therefore, could have a material adverse effect on the Company’s business.

We may rely on trademarks or service marks to establish a market identity for its products or services. To maintain the value of our trademarks or service marks, we might have to file lawsuits against third parties to prevent them from using marks confusingly similar to or dilutive of our registered or unregistered trademarks or service marks. We also might not obtain registrations for its pending or future trademark or service marks applications, and might have to defend its registered trademark or service marks and pending applications from challenge by third parties. Enforcing or defending our registered and unregistered trademarks or service marks might result in significant litigation costs and damages, including the inability to continue using certain marks.

The laws of foreign countries in which we may contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in a judicial or administrative proceeding could prevent us from offering or providing its products or services or prevent us from stopping others from offering or providing competing services, and thereby have a material adverse effect on our business, financial condition, and results of operations.

Our products could become obsolete.

Technological obsolescence of our technologies and products is always a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies, or that they will not develop technologies and products that are more effective than any which we are developing or will develop. Our ability to compete will depend on the continued timely enhancement and development of technologies and products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.

Our initial product introductions could result in increased costs in the future.

Because we are still in the initial phase of introducing our initial VAST products to the market, we do not know whether there will be design defects or problems with programming, which we are not currently aware of but which could be identified by our customers, which problems could delay future sales, or result in product redesign, recall or repair, and, ultimately, loss of market share, and any of which could have a material adverse effect on our financial performance.

We may face risks associated with our use of certain artificial intelligence and machine learning models.

Our business utilizes artificial intelligence and machine learning technologies to add AI-based applications to our products and to drive efficiencies in our business. As with many technological innovations, artificial intelligence presents risks and challenges that could affect its adoption, and therefore our business. Our products and services utilize machine learning algorithms, predictive analytics, and other artificial intelligence technologies. If these artificial intelligence or machine learning models are incorrectly designed, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws or contracts to which we are a party.

Additionally, we are making, and plan to make in the future, investments in adopting artificial intelligence and machine learning technologies across our business. Artificial intelligence and machine learning technologies are complex and rapidly evolving, and we face significant competition from other companies in our industry as well as an evolving regulatory landscape. These efforts, including the introduction of new products or changes to existing products, may result in new or enhanced governmental or regulatory scrutiny, litigation, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. Changes to existing regulations, their interpretation or implementation or new regulations could impede our use of artificial intelligence and machine learning technology, and also may increase our estimated costs in this area. In addition, market acceptance of artificial intelligence and machine learning technologies is uncertain, and we may be unsuccessful in our product development efforts. Any of these factors could adversely affect our business, financial condition, and results of operations.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our customers, support them and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware or software failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain significant inaccuracies. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our participants and providers and hinder our ability to provide services, retain and attract participants, manage our participant risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.

Current and future legal action would cause our costs to increase.

There are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. However, any legal action in the future will result costs of defense that would be variable and would be expected to increase as compared to historic legal expenses incurred by the Company. Additionally, the Company anticipates a general increase in legal counsel cost going forward due to the increased compliance costs of the legal work that may be necessary for implementing the Company’s business plan of expansion.

COVID-19 or another pandemic, epidemic, or outbreak of an infectious disease may cause a material adverse effect on our business.

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide.

The spread of COVID-19 has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity. The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services. For instance, consumer spending and investing may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer and investor behaviors as a result of the pandemic may also have a material impact on our revenue.

As a result of a resurgence in COVID-19, or another pandemic, epidemic, or outbreak of an infectious disease, our business could be subject to additional governmental regulations, including updated COVID-19 protocols, which could have a material impact on our business.

We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19 or another infectious disease, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which COVID-19 or another pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including the effectiveness of vaccines and other treatments, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. To the extent COVID-19 or another pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Adverse market, economic and political conditions, including the ongoing conflict between Ukraine and Russia, recent events in the Middle East, recent trade disputes and other events or circumstances beyond our control could have a material adverse effect on us.

Another economic or financial crisis or rapid decline of the consumer economy, significant concerns over energy costs, geopolitical issues, including the ongoing conflict between Ukraine and Russia, recent events in the Middle East, recent trade disputes between the U.S. and other countries resulting in the imposition of increased tariffs on products imported into the U.S., and the availability and cost of credit can contribute to increased volatility, diminished expectations for the economy and the markets, and high levels of structural unemployment by historical standards. Market, political and economic challenges, including dislocations and volatility in the credit markets, general global economic uncertainty, uncertainty or volatility from matters such as the implementation of the governing agenda of President Donald J. Trump, and changes in governmental policy on a variety of matters such as trade, tariffs and manufacturing policies may adversely affect the economy and financial markets, our financial condition, results of operations, and the trading price of our shares.

Risks Related to Government Regulation

We are subject to governmental regulations, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

We are subject to substantial governmental regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive, and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Effective January 1, 2023, we will also become subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the CCPA, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we became subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

New and evolving regulations and compliance standards for cybersecurity, data protection, privacy, and internal IT controls are often created in response to a major cyberattack and will increasingly impact organizations like our company. The fear of non-compliance, failed audits, and material findings may compel us to spend more to ensure we are in compliance, which may result in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, has elevated this topic from the IT organization to the executive and board level. We may therefore spend additional time and money ensuring we will meet possible or unforeseeable future data protection regulations.

Our business is, and may in the future be, subject to a variety of laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. We are unable to predict the outcome or effects of any potential legislative or regulatory proposals on our business. Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our business and results of operations.

Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Our business may be materially impacted by government actions taken in response to COVID-19 or another pandemic. See “Risks Related to Our Business and Industry—COVID-19 or another pandemic, epidemic, or outbreak of an infectious disease may cause a material adverse effect on our business.”

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products, in addition to laws and governmental regulations that may be adopted in the future.

We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we develop, manufacture and assemble our products, as well as the locations where we sell our products. In addition, chipset solution technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond our control.

The industry may become subject to increased legislation and regulation. Further, the legislation or regulations in different countries may impose different standards, which may be conflicting. Any legislation or regulations which impose standards, or which impose liability is likely to increase our manufacturing cost as well as the cost of compliance. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to the certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing, and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If our products fail to comply with applicable regulations, we and/or our products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. The occurrence of any of the foregoing could harm our business, results of operations, and financial condition.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the CCPA, both of which provide for potentially material penalties for non- compliance. These regulations may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to it, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyberattacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which it has business relationships in an effort to harm them or their proper use, or the data stored in them, resulting in direct and indirect damages, including disruption, interruption or severance of operations, ransomware, leaks and data loss, theft of property, espionage, harm to reputation, harm to public trust and rehabilitation expenses. We work to prevent and reduce exposure to the risk of cyberattacks, with strategies including use of information security systems, assimilation of a culture of data security (including training for managers and employees), refinement and adjustment of procedures, internal control programs, and auditing and support with the assistance of experts in the field.

Our operations are rich in technology and computing and may be exposed to risks related to the stability of the information systems, their compatibility with the scope of its operations, information security, technical failures, overload of system servers and the like. Impairment of the stability of computer systems and inability on our part to return our systems to normal operation within a reasonable timeframe, or the lack of technological ability to meet commitments or the expectations of potential customers and strategic partners, may damage our reputation and harm our business outcomes.

We are assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures we adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyberattacks, or improper access to, use of, or disclosure of data, or any security issues or cyberattacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Industry and other market data used in this offering circular or in periodic reports that we may in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This offering circular includes or refers to, and periodic reports that we may in the future file with the SEC may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current services. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Risks Related to This Offering and Ownership of Our Class A Common Stock

Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Common Stock, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these stockholders.

We adopted a dual class voting structure such that our ordinary shares consist of Class A Common Stock and Class B Common Stock, and we are authorized to issue any number of classes of preferred shares. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting stockholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter. In this offering, we are offering Class A Common Stock. Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there were 10,425,244 shares of Class A Common Stock outstanding representing voting power of 10,425,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total of 10,425,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock representing total voting power of 210,425,244 votes, Makena Investment Advisors, LLC and Basestones, Inc. control approximately 95.0% of the voting power before this offering.

Following this offering, taking into consideration the Class A Common Stock expected to be offered hereby, even if 100% of such shares are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of the combined voting power of our outstanding Class A Common Stock. Makena Investment Advisors, LLC and Basestones, Inc. will have the ability to control the outcome of most matters requiring stockholder approval, including:

●	the election of our board of directors and, through our board, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

●	mergers, de-mergers and other significant corporate transactions;

●	changes to our constitution; and

●	our capital structure.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class A Common Stock, might otherwise receive a premium for your shares.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our Units may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Units is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion. The fixed offering price for our Units has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our units may not be supported by the current value of our company or our assets at any particular time.

Our Class A Common Stock is quoted on OTCQB, which may limit the liquidity and price of our securities and make it more difficult for investors to sell their shares.

Our Class A Common Stock is currently quoted on OTCQB, which is a significantly less liquid and more volatile market than a national securities exchange, such as the NYSE or Nasdaq. Quotation on OTCQB does not impose the same quantitative or corporate governance standards required for listing on a national exchange. As a result, investors may find it more difficult to obtain accurate quotations and pricing for our Class A Common Stock, and trading volume may be limited. This reduced liquidity may also make it more difficult for investors to sell their shares at desired prices or within the timeframe they prefer. Furthermore, because our shares are traded on an over-the-counter market, broker-dealers may be less willing to make a market in our shares, which may also negatively impact the market price and liquidity of our Class A Common Stock. Additionally, continued eligibility for quotation on OTCQB is subject to our compliance with certain ongoing requirements, including timely financial reporting and minimum bid price standards. If we fail to maintain compliance, we could be delisted, which could further impair liquidity and marketability of our securities and potentially increase the volatility of our share price.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

Our board of directors will have broad discretion in applying the net proceeds of this offering and investors will be relying on our judgment regarding the application of the net proceeds of this offering. See “Use of Proceeds.” Based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Class A Common Stock. Accordingly, investors must be prepared to rely on sales of their Class A Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Class A Common Stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Boustead Securities, one of the Lead Selling Agents, owned approximately 9.6% of the issued and outstanding Class A Common Stock of the Company prior to commencement of this offering. This ownership interest in our company creates a conflict of interest with the interests of investors in this offering in that Boustead Securities will benefit through ownership of our shares if the offering is consummated.

Boustead Securities owned 1,000,000 shares of our Class A Common Stock, or approximately 9.6% of the issued and outstanding Class A Common Stock of the Company prior to commencement of this offering. Since Boustead Securities owns a material amount of shares of Class A Common Stock of our company, they will benefit if our company successfully raises capital. One way that Boustead Securities will benefit is that the book value of the shares of our Class A Common Stock held by Boustead Securities will increase as a result of the offering especially given that Boustead Securities only paid a nominal price for their shares of our Class A Common Stock and the fair market value of their holdings of our shares will also increase since the price at which securities are being sold in this offering is significantly higher than the price paid by Boustead Securities. As one of the Lead Selling Agents for the offering, Boustead Securities undertook a due diligence investigation of our company, negotiated the offering price of the securities being sold in this offering with our company and undertook other actions designed to protect investors in this offering. Given the conflict of interest resulting from ownership of our shares by Boustead Securities, there is a risk that they may serve their own interests to the detriment of the interests of investors in this offering.

Raising additional capital may cause dilution to our stockholders, including purchasers of Class A Common Stock in this offering or restrict our operations.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity and/or debt financings and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a holder of Class A Common Stock.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

We may issue additional debt and equity securities, which are senior to our Class A Common Stock as to distributions and in liquidation, which could materially adversely affect the value of our Class A Common Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. In addition, any preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Class A Common Stock and diluting your interest in our company.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the maximum amount of Units is not sold.

If you purchase our Units and less than all of the offered Units are sold, the risk of losing your entire investment will be increased. We are offering our Units on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Units will be sold. If less than the maximum number of Units offered is sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this offering.

Because there is no minimum amount of subscriptions which we must receive before accepting funds in the offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy its working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

We may terminate this offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. In the event that we terminate this offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to introduce new products and services;

●	our ability to obtain additional funding to develop additional products and services;

●	compliance with obligations under intellectual property licenses with third parties;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	the accuracy and completeness of the data underlying our or third-party sources’ industry and market analyses and projections;

●	our expectations regarding demand for, and market acceptance of, our products and services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this offering circular. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this offering circular relate only to events or information as of the date on which the statements are made in this offering circular. Although we will become a Regulation A qualified company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this offering circular, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The table below sets forth the estimated net proceeds we expect to receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Units and based on an offering price of $3.50 per Unit.

	25%	50%	75%	100%
Units sold	714,286	1,428,571	2,142,857	2,857,142
Gross proceeds	$2,500,001	$4,999,999	$7,500,000	$9,999,997
Offering expenses	$647,536	$760,036	$872,536	$985,036
Net proceeds	$1,852,465	$4,239,963	$6,627,464	$9,014,961

We plan to use the net proceeds of this offering as follows:

	Offer of 714,286 Units (25%)	Offer of 1,428,571 Units (50%)	Offer of 2,142,857 Shares (75%)	Offer of 2,857,142 Shares (100%)
Product development (20%)	$370,493	$847,993	$1,325,493	$1,802,992
Research and development (20%)	$370,493	$847,993	$1,325,493	$1,802,992
Sales and marketing (30%)	$555,740	$1,271,988	$1,988,239	$2,704,489
Inventory (10%)	$185,246	$423,996	$662,746	$901,496
Working capital and general corporate (20%)	$370,493	$847,993	$1,325,493	$1,802,992
Total	$1,852,465	$4,239,963	$6,627,464	$9,014,961

Each $1.00 increase or decrease in the assumed offering price of $3.50 per Unit would increase or decrease the net proceeds that we receive from this offering by approximately $2.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this offering circular, remains the same and after deducting the estimated broker and selling agent commissions payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Class A Common Stock — We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Class A Common Stock — We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.”

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of our Class A Common Stock sold in this offering exceeds the pro forma net tangible book value per share of Class A Common Stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A Common Stock deemed to be outstanding at that date.

Our net tangible book value as of June 30, 2025, was approximately $(1,798,092), or approximately $(0.09) per share of Class A Common Stock (which includes shares sold in this offering as of June 30, 2025).

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our Class A Common Stock in this offering and the pro forma as adjusted net tangible book value per share of Class A Common Stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. The following table illustrates dilution after giving effect to our sale of up to an additional 2,718,107 shares of our Class A Common Stock in this offering at an assumed offering price of $3.50 per Unit.

Offering price per Unit	$3.50
Historical net tangible book value per share of Class A Common Stock as of December 31, 2024	$(0.09)
Increase in pro forma as adjusted net tangible book value per share of Class A Common Stock to existing stockholders	$0.45
Pro forma as adjusted net tangible book value per share of Class A Common Stock after this offering	$0.36
Dilution per share to new investors purchasing shares of Class A Common Stock in this offering	$3.14

The following table sets forth the total number of shares of Class A Common Stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of Class A Common Stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed offering price of $3.50 per Unit, before deducting estimated broker and selling agent commissions and offering expenses, in each case payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	22,317,353	89.1%	$8,927,848	48.4%	$0.40
New investors	2,716,507	10.9%	$9,507,775	51.6%	$3.50
Total	25,033,860	100.0%	$18,435,623	100.0%	$0.74

The outstanding share information in the table above is based on 20,317,353 shares of our Class A Common Stock and 2,000,000 shares of Class B Common Stock outstanding as of the date of this offering circular and excludes:

●	5,000,000 shares of Class A Common Stock that are reserved for issuance under our 2022 Equity Incentive Plan, or the 2022 Plan;

●	338,100 shares of Class A Common Stock issuable upon exercise of placement agent’s warrants;

●	3,615,000 shares of Class A Common Stock issuable upon exercise of private placement warrants;

●	1,565,000 shares of Class A Common Stock issuable upon exercise of warrants issued for services;

●	up to 2,857,142 shares of Class A Common Stock issuable upon exercise of the warrants to be issued to investors in this offering; and

●	7,025 shares of Class A Common Stock issuable upon exercise of warrants issued to the Lead Selling Agents in connection with this offering.

To the extent that any outstanding options or warrants are exercised, new options, restricted stock units or other securities are issued under our stock-based compensation plans, or new shares of preferred stock are issued, or we issue additional shares of Class A Common Stock or Class B Common Stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this offering circular. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this offering circular, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

RMX is a technology company focused on securing and optimizing the data continuum. We develop and deliver hybrid video compression solutions built on our proprietary platforms, including VAST™. Our primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. Our goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

For the fiscal years ended December 31, 2024 and 2023, and the six months ended June 30, 2025 and 2024, our operations experienced changes in revenue, expenses, and net loss. This section discusses our financial condition and results of operations, focusing on key drivers of performance and areas requiring further explanation.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $145,906 and $396,870 as of June 30, 2025 and December 31, 2024, respectively, we had revenue of $38,792 and a net loss of $7,664,237 for the six months ended June 30, 2025 and revenue of $137,646 and a net loss of $10,295,846 for the year ended December 31, 2024. We estimate that we will be able to conduct our planned operations using currently available capital resources for the next two months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Recent Developments

In July 2025, we conducted closings of a private placement of units, with each unit consisting of an unsecured 12% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into a certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreement, we sold 48 units at a price of $25,000 per unit for gross proceeds of $1,200,000.

In July 2025, certain investors from our private placements of units, consisting of unsecured promissory notes and five-year warrants to purchase shares of Class A Common Stock, exercised their warrants. These exercises converted $482,500 of principal and $4,307 of accrued interest, totaling $486,807, into equity, resulting in the issuance of 486,807 shares of Class A Common Stock at a weighted average exercise price of $1.00.

On July 29, 2025, we conducted a closing of our Regulation A offering, pursuant to which we sold 1,600 units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock, at a price of $3.50 per unit, for gross proceeds of $5,600. We issued Digital Offering, who was acting as the Lead Selling Agent, five-year warrants to purchase up to an aggregate of 80 shares of Class A Common Stock, exercisable on a cashless basis, with an exercise price of $4.375 per share, subject to adjustment.

On August 1, 2025, we changed our name to RMX Industries, Inc., pursuant to a Certificate of Amendment to our Articles of Incorporation that was filed with the Secretary of State of the State of Nevada.

On September 12, 2025, we issued a five-year warrant to purchase 100,000 shares of our Class A Common Stock, at a price of $1.80 per share, to one of our advisors for services.

On September 15, 2025, we issued a five-year warrant to purchase 329,210 shares of our Class A Common Stock, at a price of $1.80 per share, to Boustead Securities as part of a termination agreement we entered into with Boustead Securities to terminate the engagement letter agreement.

Impact of COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. From our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in virtual services. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services.

Although COVID-19 has not impacted our business, the extent to which COVID-19 or another pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors – COVID-19 or another pandemic, epidemic, or outbreak of an infectious disease may cause a material adverse effect on our business” above.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers and users or retain existing customers and users;

●	our ability to offer competitive pricing;

●	our ability to broaden product or service offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees and contractors; and

●	market conditions and our market position.

Emerging Growth Company

Regulation A provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Common Stock held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Results of Operations

Comparison of Years Ended December 31, 2024 and 2023

The following table sets forth key components of our results of operations during the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue	$137,646	$42,241
Cost of sales	36,786	13,802
Gross profit	100,860	28,439
Operating expenses:
General and administrative	531,091	309,082
Payroll compensation and benefits	4,213,978	3,505,951
Professional services	3,815,955	1,261,922
Marketing and advertising	631,479	356,620
Research and development	849,542	523,789
Total operating expenses	10,042,045	5,957,364
Loss from operations	(9,941,185)	(5,928,925)
Other income (expense):
Interest income	12,393	7,194
Interest expense	(37,765)	-
Debt discount amortization	(284,117)	-
Loss on notes receivable cancellation	(45,172)	-
Total other income (expense)	(354,661)	7,194
Loss before income taxes	(10,295,846)	(5,921,731)
Provision for income taxes (benefit)	-	-
Net loss	$(10,295,846)	$(5,921,731)

Revenue

Revenue for the year ended December 31, 2024 was $137,646 and was due to sale of services and software related to video compression technology. Revenue for the year ended December 31, 2023 was $42,241 and was due to the assembly and testing of antennas for a customer.

Operating Expenses

Our total operating expenses of $10,042,045 for the year ended December 31, 2024 were mainly due to employee compensation including options, research and development expenses, marketing expenses and professional services provided to the Company. Our total operating expenses of $5,957,364 for the year ended December 31, 2023 were mainly due to research and development expenses, payroll compensation and benefits, marketing expenses, and professional services provided to the Company.

Loss From Operations

Our loss from operations of $9,941,185 for the year ended December 31, 2024 was mainly due to employee compensation including options, research and development expenses, marketing expenses and professional services provided to the Company. Our loss from operations of $5,928,925 for the year ended December 31, 2023 was mainly due to research and development expenses, payroll compensation and benefits, marketing expenses, and professional services provided to the Company.

Net Loss

Our net loss of $10,295,846 for the year ended December 31, 2024 was mainly due to employee compensation including options, research and development expenses, marketing expenses and professional services provided to the Company. Our net loss of $5,921,731 for the year ended December 31, 2023 was mainly due to research and development expenses, payroll compensation and benefits, marketing expenses, and professional services provided to the Company.

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table sets forth key components of our results of operations during the six months ended June 30, 2025 and 2024.

	Six Months Ended June 30,
	2025	2024
Revenue	$38,792	$26,822
Cost of sales	15,371	6,109
Gross profit	23,421	20,713
Operating expenses:
General and administrative	5,763,172	4,166,182
Research and development	158,319	472,800
Total operating expenses	5,921,491	4,638,982
Loss from operations	(5,898,070)	(4,618,269)
Other income (expense):
Other income (expense)	(1,766,167)	9,989
Total other income (expense)	(1,766,167)	9,989
Loss before income taxes	(7,664,237)	(4,608,280)
Provision for income taxes (benefit)	-	-
Net loss	$(7,664,237)	$(4,608,280)

Revenue

Revenue for the six months ended June 30, 2025 and 2024 was $38,792 and $26,822, respectively. The increase was due to sales in the government sector.

Operating Expenses

Our total operating expenses for the six months ended June 30, 2025 and 2024 were $5,921,491 and $4,638,982, respectively. The increase was due to an increase in equity-based compensation related to the onboarding of key advisors to the Company.

Net Loss

Our net loss for the six months ended June 30, 2025 and 2024 was $7,664,237 and $4,608,280, respectively. The change in net loss was due to an increase in operating expenses.

Liquidity and Capital Resources

As of June 30, 2025, we had a consolidated cash balance of $145,906. As of December 31, 2024, we had a consolidated cash balance of $396,870. To date, we have financed our operations primarily through revenue generated from sales of our securities.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations and equity financings to fund our operations and to service our debt obligations for at least the next twelve months. Since June 2025, we have raised $1,205,600 in private placements of units and through our Regulation A offering. If we are unable to raise the additional funds, our currently available cash resources will be sufficient to fund our operations for at least the next two months. In the future, we may require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. While we had cash of $145,906 and $396,870 as of June 30, 2025 and December 31, 2024, respectively, we had revenue of $38,792 and a net loss of $7,664,237 for the six months ended June 30, 2025 and revenue of $137,646 and a net loss of $10,295,846 for the year ended December 31, 2024. As a result, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about our ability to continue as a going concern.

However, the sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Debt

As of the date of this offering circular, we have not incurred any debt.

Summary of Cash Flow

Years Ended December 31, 2024 and 2023

The following table sets forth key components of the Company’s cash flow during the years ended December 31, 2024 and 2023.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net cash used in operating activities	$(4,987,087)	$(2,711,351)
Net cash used in investing activities	(65,467)	(201,989)
Net cash provided by financing activities	3,183,573	4,348,658
Non-cash investing and financing activities	(2,105)	-
Net change in cash	(1,871,086)	1,435,318
Cash at beginning of period	2,267,956	832,638
Cash at end of period	$396,870	$2,267,956

To date, the Company has financed its operations primarily through the sale of its Class A Common Stock and the sale of units, consisting of unsecured promissory notes and five-year warrants.

Net cash used in operating activities was $4,989,087 and $2,711,351 for the years ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024, net cash used in operating activities resulted from net loss of $10,295,846, stock issued for services of $125,000, options issued for services of $1,921,721, warrants issued for private placements and advisors of $2,533,521, depreciation and amortization of $67,022, loss on receivable of $45,172, deposits of 7,270, accounts receivable and accrued expense of $222,515, accounts payable, related party of $77,092, notes interest and discount amortization of $320,747, offset by net ROU decrease of $3,324, and prepaid expense of $7,977. For the year ended December 31, 2023, net cash used in operating activities resulted from stock issued for services of $1,500,936, options issued for services of $1,310,864, warrants issued for private placements of $237,046, depreciation and amortization of $21,583, notes receivable of $40,000, interest receivable of $3,112, deposits of $7,270, accounts payable and accrued liabilities of $13,648, and accounts payable and accrued liabilities, related party $166,362, offset by decreases in prepaid expenses of $6,999 and ROU, net of $3,324.

Net cash used in investing activities was $65,467 and $201,989 for the years ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024, net cash used in investing activities resulted from the purchase of capital equipment. For the year ended December 31, 2023, net cash used in investing activities resulted from the purchase of intangible assets in the amount of $200,000 and capital equipment of $1,989.

Net cash provided by financing activities was $3,183,573 and $4,348,658 for the years ended December 31, 2024 and 2023, respectively, and resulted from the sale of Class A Common Stock of $1,658,573, and the sale of units, consisting of unsecured promissory notes and five-year warrants, of $1,525,000.

Non-cash investing and financing activities from interest receivable was $2,105.

Six Months Ended June 30, 2025 and 2024

The following table sets forth key components of the Company’s cash flow during the six months ended June 30, 2025 and 2024.

	Six Months Ended
	June 30, 2025	June 30, 2024
Net cash used in operating activities	$(2,278,896)	$(3,132,681)
Net cash used in investing activities	-	(65,467)
Net cash provided by financing activities	2,027,932	1,328,284
Net change in cash	(250,964)	(1,869,864)
Cash at beginning of period	396,870	2,267,956
Cash at end of period	$145,906	$398,092

Net cash used in operating activities was $2,278,896 and $3,132,681 for the six months ended June 30, 2025 and 2024, respectively. The change was due to an increase in net loss of $3,055,956, an increase in non-cash expense of $3,699,892, receivable of $19,814, prepaid expenses of 238,416, net ROU liabilities of $4,664, interest payables of $151,729 and decrease in accounts payable of $204,774.

Net cash used in investing activities was $0 and $65,467 for the six months ended June 30, 2025 and 2024, respectively. The change was due to a temporary pause in capital expenditure while we transition our business model.

Net cash provided by financing activities was $2,027,932 and $1,328,284 for the six months ended June 30, 2025 and 2024, respectively. The change was mainly due to proceeds from private placements and through our Regulation A offering.

Contractual Obligations

During the fiscal years ended December 31, 2024 and 2023, we had contractual obligations associated with management consultants in which we paid out $1,282,434 and $1,002,669, respectively. During the six months ended June 30, 2025 and 2024, we had contractual obligations associated with management consultants in which we paid out $774,503 and $749,151, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this offering circular, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. We believe our most critical accounting policies and estimates relate to the following:

Principles of Consolidation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their grant date fair values. That expense is recognized over the period when an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period) or the straight-line attribution method. Under 718-10-30-20D the determination of whether a valuation method is reasonable, or whether an application of a valuation method is reasonable, shall be made based on the facts and circumstances as of the measurement date.

Revenue Recognition

The Company had revenue of $137,646 and $42,241 for the years ended December 31, 2024 and 2023, respectively. The Company had revenue of $38,792 and $26,822 for the six months ended June 30, 2025 and 2024, respectively.

Income Taxes

No federal income taxes were owed for the years ended December 31, 2024 and 2023.

Recently Issued Accounting Pronouncements

Management does not believe any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Our company was incorporated on June 23, 2022, under the laws of the State of Nevada. On August 5, 2022, in accordance with our amendment of the articles of incorporation, our authorized capital stock changed from 110,000,000 shares, consisting of (i) 100,000,000 shares of Class A Common Stock, $0.001 par value and (ii) 10,000,000 shares of preferred stock, $0.001 par value to 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $ 0.001 par value per share, of which 196,400,000 shares are designated as “Class A Common Stock”, $0.001 par value per share, and 3,600,000 shares are designated as “Class B Common Stock”, $0.001 par value per share; and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share. On December 30, 2022, our company entered into an agreement with EdWare LLC and Mazhar Hussain to purchase 100% of the membership interests of EdWare LLC. As a result, EdWare LLC became our wholly-owned subsidiary.

On August 5, 2022, we issued 3,600,000 shares of Class B Common Stock in connection with the amendment to the articles of incorporation of the Company, at an issue price of $0.001 per share, for a total consideration of $3,600. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding capital stock, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class B Common Stock issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Class B Common Stock.

Stockholder	Class B Common Stock	Aggregate Purchase Price Paid
Makena Investment Advisors, LLC (1)	1,000,000	$1,000
Michael Collins, Former President, Treasurer and Director	1,600,000 (these shares were cancelled on May 22, 2023)	$1,600
Mohammad Ansari, Former Director	1,000,000 (these shares were transferred to Basestones, Inc. on August 8, 2022)	$1,000

(1)	Makena Investment Advisors, LLC is a Nevada limited liability company. Makena Investment Advisors, LLC’s managing member is Michael Chermak, our Executive Chairman, Secretary, Treasurer and director. Makena Investment Advisors, LLC’s business address is 1023 Olive Ave, Ramona, CA 92065, USA.

On August 8, 2022, Mohammad Ansari, our former director, transferred 1,000,000 shares of Class B Common Stock to Basestones, Inc.

On August 8, 2022, we issued 5,100,000 shares of our Class A Common Stock to Cytta Corporation as part of the consideration for the worldwide, perpetual and exclusive license agreement with Cytta Corporation. We did not receive any proceeds from the issuance.

On October 1, 2022 and October 6, 2022, we entered into restricted stock award agreements to issue an aggregate of 731,834 shares of our Class A Common Stock to consultants for services rendered, including 291,000 shares to Joshua Cryer, our Chief Executive Officer and President and 145,000 shares to John Dames, our Chief Technology Officer. We issued these shares through our transfer agent on January 15, 2023. We did not receive any proceeds from the issuance.

From October 2022 to June 2023, we conducted multiple closings of a private placement offering of shares of our Class A Common Stock and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, we issued 865,880 shares of Class A Common Stock at $2.50 per share.

On November 4, 2022, we entered into a stock purchase agreement with Boustead Securities to purchase 1,000,000 shares of our Class A Common Stock for an aggregate purchase price of $1,000. We issued these shares through our transfer agent on November 23, 2022.

On January 1, 2023, we issued stock options for the purchase of 291,000 shares of Class A Common Stock, at an exercise price of $1.00, to Joshua Cryer, our Chief Executive Officer and President, and 145,000 shares of Class A Common Stock, at an exercise price of $1.00, to John Dames, our Chief Technology Officer, under the 2022 Plan.

On February 15, 2023, we issued stock options for the purchase of an aggregate of 150,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, including 100,000 shares to James Creamer, our former Chief Financial Officer, under the 2022 Plan.

On February 24, 2023, we issued stock options for the purchase of an aggregate of 200,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On March 31, 2023, we issued an aggregate of 60,000 shares of our Class A Common Stock to consultants for services rendered. We did not receive any proceeds from the issuance.

On May 1, 2023, we issued stock options for the purchase of an aggregate of 50,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On May 22, 2023, Michael Collins, our former President, Treasurer and director, cancelled his 1,600,000 shares of Class B Common Stock in exchange for 200,000 shares of Class A Common Stock.

On June 14, 2023, we issued a stock option for the purchase of 412,000 shares of Class A Common Stock, at an exercise price of $1.00, to Joshua Cryer, our Chief Executive Officer and President, under the 2022 Plan.

On June 15, 2023, we issued 300,000 shares of our Class A Common Stock to a consultant for services rendered. We did not receive any proceeds from the issuance.

On June 29, 2023, we issued a stock option for the purchase of 25,000 shares of Class A Common Stock, at an exercise price of $1.00, to a consultant for services rendered, under the 2022 Plan.

On June 30, 2023, we issued stock options for the purchase of an aggregate of 75,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On July 1, 2023, we issued a stock option for the purchase of 12,000 shares of Class A Common Stock, at an exercise price of $1.00, to a consultant for services rendered, under the 2022 Plan.

From September 2023 to February 2024, we conducted multiple closings of a private placement offering of shares of our Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,815,530 shares of Class A Common Stock at $2.50 per share for a total of $4,538,825. Boustead Securities, who was acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, in addition to payments of a success fee of $408,494.25, or 9% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $45,388.25, or 1% of the total purchase price of the shares sold in the private placements, we agreed to issue Boustead Securities five-year warrants to purchase up to 127,085 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment. On March 13, 2024, we entered into a warrant cancellation agreement with Boustead Securities, pursuant to which they agreed to forfeit these warrants. On September 15, 2025, we entered into a termination agreement with Boustead Securities to terminate the engagement letter agreement .

On September 27, 2023, we issued 40,000 shares of Class A Common Stock pursuant to a marketing agreement for services rendered. We did not receive any proceeds from the issuance.

On October 1, 2023, we issued stock options for the purchase of an aggregate of 112,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On December 1, 2023, we issued a stock option for the purchase of 6,000 shares of Class A Common Stock, at an exercise price of $1.00, to a consultant for services rendered, under the 2022 Plan.

On January 1, 2024, we issued stock options for the purchase of an aggregate of 314,000 shares of Class A Common Stock, at an exercise price of $1.00, under the 2022 Plan, as follows: (i) Eduardo Martinez, the Company’s Chief Commercial Officer and Chief of Staff, received a stock option to purchase 12,000 shares of Class A Common Stock; (ii) Paul Scardino, the Company’s Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock; (iii) Mark Steel, the Company’s Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock; and (iv) two employees received stock options to purchase an aggregate of 62,000 shares of Class A Common Stock.

On March 1, 2024, we issued a stock option for the purchase of 350,000 shares of Class A Common Stock, at an exercise price of $1.00, to Amit Shrestha, our Chief Financial Officer, under the 2022 Plan.

On April 1, 2024, we issued 10,000 shares of Class A Common Stock to Bevilacqua PLLC as partial payment for legal services.

On April 9, 2024, we issued an advisor a warrant to purchase 250,000 shares of Class A Common Stock, with an exercise price of $0.001 per share.

On May 3, 2024, we issued 40,000 shares of Class A Common Stock pursuant to a marketing agreement for services rendered.

On May 14, 2024, June 7, 2024, June 26, 2024, and July 1, 2024, we conducted private placements of shares of Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 262,000 shares of Class A Common Stock at $2.50 per share for a total of $655,000. Boustead Securities, who was acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, as amended, in addition to payments of a success fee of $30,150, and a non-accountable expense allowance of $3,350, we agreed to issue Boustead Securities five-year warrants to purchase up to 8,890 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment. On September 15, 2025, we entered into a termination agreement with Boustead Securities to terminate the engagement letter agreement.

On June 3, 2024, we issued stock options for the purchase of an aggregate of 2,472,000 shares of Class A Common Stock, at an exercise price of $2.50, under the 2022 Plan, as follows: (i) each of Joshua Cryer, the Company’s Chief Executive Officer and President, Amit Shrestha, the Company’s Chief Financial Officer, and Michael Chermak, the Company’s Executive Chairman, Secretary, Treasurer and a director, received a stock option to purchase 500,000 shares of Class A Common Stock; (ii) each of Paul Scardino, the Company’s Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space, and Mark Steel, the Company’s Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space, received a stock option to purchase 100,000 shares of Class A Common Stock; (iii) John Dames, the Company’s Chief Technology Officer, received a stock option to purchase 210,000 shares of Class A Common Stock; (iv) Eduardo Martinez, the Company’s Chief Commercial Officer and Chief of Staff, received a stock option to purchase 58,000 shares of Class A Common Stock; (v) an employee of Bevilacqua PLLC received a stock option to 12,000 shares of Class A Common Stock; and (vi) ten employees received stock options to purchase an aggregate of 492,000 shares of Class A Common Stock.

On July 31, 2024, September 3, 2024, November 1, 2024, December 10, 2024, December 26, 2024, and January 15, 2025, we issued advisors warrants to purchase an aggregate of 610,000 shares of Class A Common Stock, with an exercise price of $1.00 per share.

On August 9, 2024, we closed a private placement of units, with each unit consisting of an unsecured 8% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, we sold five units at a price of $25,000 per unit for gross proceeds of $125,000. On October 31, 2024, we entered into an agreement with the investors to extend the maturity date of the promissory notes in exchange for the issuance of warrants to purchase an aggregate of 62,500 shares of Class A Common Stock.

On August 29, 2024, September 23, 2024, October 31, 2024, November 21, 2024, December 20, 2024, January 30, 2025, February 27, 2025, March 27, 2025, May 19, 2025, and July 29, 2025, we conducted closings of our Regulation A offering, pursuant to which we sold 140,635 Units, with each Unit consisting of one share of our Class A Common Stock and one warrant to purchase one share of our Class A Common Stock, at a price of $3.50 per Unit, for gross proceeds of $492,222.50. We issued Boustead Securities and Digital Offering, who were acting as the Lead Selling Agents, five-year warrants to purchase up to an aggregate of 7,025 shares of Class A Common Stock, exercisable on a cashless basis, with an exercise price of $4.375 per share, subject to adjustment.

On September 17, 2024, September 20, 2024, September 24, 2024, September 27, 2024, October 18, 2024, and November 15, 2024, we conducted closings of a private placement of units, with each unit consisting of an unsecured 12% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws and (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we sold 56 units at a price of $25,000 per unit for gross proceeds of $1,400,000.

On January 1, 2025, we issued stock options for the purchase of an aggregate of 88,000 shares of Class A Common Stock, at an exercise price of $3.50, under the 2022 Plan, to three of our employees.

On January 2, 2025, we issued a five-year warrant to purchase 250,000 shares of our Class A Common Stock, at a price of $1.00 per share, to one of our advisors for services.

On January 15, 2025, we issued a five-year warrant to purchase 50,000 shares of our Class A Common Stock, at a price of $1.00 per share, to one of our advisors for services.

On January 15, 2025, January 16, 2025, and February 6, 2025, we conducted closings of a private placement of units, with each unit consisting of an unsecured 18% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, we sold 32 units at a price of $25,000 per unit for gross proceeds of $800,000.

On February 21, 2025, we established RMX Industries Inc., a Texas corporation, a 50/50 joint venture company with K2 Endeavor DMCC.

From March 2025 through July 2025, we conducted a closings of a private placement of units, with each unit consisting of an unsecured 12% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into a certain subscription agreement with an accredited investor as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreement, we sold 92 units at a price of $25,000 per unit for gross proceeds of $2,300,000.

From March 2025 through July 2025, certain investors from our private placements of units, consisting of unsecured promissory notes and five-year warrants to purchase shares of Class A Common Stock, exercised their warrants. These exercises converted $1,072,500 of principal and $18,581 of accrued interest, totaling $1,091,081, into equity, resulting in the issuance of 1,091,081 shares of Class A Common Stock at a weighted average exercise price of $1.00.

On April 1, 2025, we issued a five-year warrant to purchase 30,000 shares of our Class A Common Stock, at a price of $3.50 per share, to one of our advisors for services.

On April 9, 2025, we issued a five-year warrant to purchase 50,000 shares of our Class A Common Stock, at a price of $3.50 per share, to one of our advisors for services.

On April 15, 2025, we entered into a share exchange agreement with RMX Industries Inc. and its shareholders, pursuant to which we issued 8,555,393 shares of Class A Common Stock in exchange for the shareholders’ shares resulting in RMX Industries Inc. becoming our wholly-owned subsidiary. As shareholders of RMX Industries Inc., Michael Chermak, our Executive Chairman, Secretary, Treasurer and director, received 500,000 shares, Amit Shrestha, our Chief Financial Officer, received 250,000 shares, John Dames, our Chief Technology Officer, received 250,000 shares, and K2 Endeavor DMCC, which is beneficially owned by Karl Kit, our Chief Financial Officer, President and director and Maxwell Kit, our Chief Marketing Officer, received 7,205,393 shares.

On May 7, 2025, the Company, Digital Offering, and Boustead Securities entered into an amendment (the “Amendment”) to the Selling Agency Agreement, dated as of July 30, 2024, by and among the Company, Digital Offering and Boustead Securities, pursuant to which Boustead Securities ceased to serve as a selling agent of the Company for this offering leaving Digital Offering as the Company’s sole selling agent. Pursuant to the Amendment, for any closing of the offering after May 7, 2025, Digital Offering will receive (i) a cash commission equal to seven and one-quarter percent (7.25%) of the gross offering proceeds received by the Company and (ii) warrants to purchase a number of units equal to 5.0% of the total number of units sold in the offering. As of July 31, 2025, Digital Offering ceased to serve as a selling agent of the Company for this offering.

On June 1, 2025, we issued five-year warrants to purchase an aggregate of 275,000 shares of our Class A Common Stock, at a price of $1.00 per share, to two of our advisors for services.

On July 29, 2025, we conducted a closing of our Regulation A offering, pursuant to which we sold 1,600 units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock, at a price of $3.50 per unit, for gross proceeds of $5,600. We issued Digital Offering, who was acting as the Lead Selling Agent, five-year warrants to purchase up to an aggregate of 80 shares of Class A Common Stock, exercisable on a cashless basis, with an exercise price of $4.375 per share, subject to adjustment.

On August 1, 2025, we changed our name to RMX Industries, Inc., pursuant to a Certificate of Amendment to our Articles of Incorporation that was filed with the Secretary of State of the State of Nevada.

On September 12, 2025, we issued a five-year warrant to purchase 100,000 shares of our Class A Common Stock, at a price of $1.80 per share, to one of our advisors for services.

On September 15, 2025, we issued a five-year warrant to purchase 329,210 shares of our Class A Common Stock, at a price of $1.80 per share, to Boustead Securities as part of a termination agreement we entered into with Boustead Securities to terminate the engagement letter agreement.

Our Class A Common Stock is quoted on OTCQB under the symbol “RMXI.”

Organizational Structure Following this Offering

The following diagram depicts our organizational structure following the completion of this offering. This diagram includes our shareholders of Class A Common Stock, as a group, before the commencement of this offering, our controlling shareholders of Class B Common Stock and the shareholders that will receive shares of Class A Common Stock in this offering, as a group. The Class A Common Stock and Class B Common Stock holdings of these shareholders is also depicted. The shares of Class A Common Stock held by shareholders as a result of this offering is based on the estimated offering price of $3.50 per Unit.

BUSINESS

Overview

RMX is a technology company focused on securing and optimizing the data continuum. We develop and deliver hybrid video compression solutions built on our proprietary platforms, including VAST™ (Video Adaptive Systems Technology).

Our technology was originally developed to meet the demanding needs of defense and government operations, where bandwidth and reliability constraints made video transmission extremely difficult. We believe VAST™ can become a standard for tactical video communication, enabling higher-quality video across ultra-low bandwidth connections, and we are working toward establishing it as a trusted government off-the-shelf (GOTS) solution.

Today, the same challenges we first addressed in defense are appearing at scale across industries. The rapid growth of artificial intelligence (AI) and computer vision has created unprecedented demand for moving, storing, and processing visual data. We see this as a pivotal moment; networks and data centers were not designed for this level of data intensity and efficiency gains are critical to keep pace.

RMX is working to address these pressures by securing and compressing the data continuum, helping intelligence flow more efficiently from the edge to the core. We believe this will enable faster, more sustainable and more resilient systems across multiple sectors, from telecom and cloud to mining, healthcare, and beyond.

In 2024, RMX achieved a key milestone with successful quotation on the OTCQB® Venture Market of OTC Markets Group, Inc. under the symbol “RMXI,” with trading beginning in January 2025. Looking forward, we are working toward expanding our technology footprint through partnerships, joint ventures, and sector deployments, while continuing preparations for a planned senior exchange uplisting.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $145,906 and $396,870 as of June 30, 2025 and December 31, 2024, respectively, we had revenue of $38,792 and a net loss of $7,664,237 for the six months ended June 30, 2025 and revenue of $137,646 and a net loss of $10,295,846 for the year ended December 31, 2024. We estimate that we will be able to conduct our planned operations using currently available capital resources for the next two months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Our Industry

The demand for robust and widespread connectivity and access to real-time video and data is surging in response to the need for more resilient communications in the face of rising geopolitical threats. We are strategically positioned to influence and shape the defense segment of the global video streaming software market, which is expected to grow at a compound annual growth rate (CAGR) of 18.3% from 2023 to 2028 (ResearchandMarkets.com, Video Streaming Software Market by Component (Solutions, Services), Streaming Type, Deployment Mode, Delivery Channel (Pay-Tv, Internet Protocol Tv, Over-The-Top), Monetization Model, Vertical and Region – Global Forecast to 2028, June 2023). We believe VAST fundamentally reshapes what’s possible in tactical video through its revolutionary software-based approach. Unlike hardware-dependent solutions, VAST can operate on virtually any computing platform while delivering exceptional compression ratios and quality:

●	HD video streaming at >200 Kbps and SD video at <50 Kbps (as low as 10 Kbps)

●	Direct point-to-point streaming over any IP-based network without intermediary servers

●	Performance on low Size, Weight, Power, and Cost (SWaP-C) hardware including Raspberry Pi

●	Complete control over the entire video pipeline enabling rapid adaptation to new requirements

●	Comprehensive support for military metadata standards including STANAG/MISB KLV

Through extensive field validation across multiple tactical radio frequency (RF) bands in active military use—from KU/KA-band satellite communications to high frequency (HF) radio (what we believe is a historical first for video)—VAST has proven its ability to deliver reliable, high-quality video in environments where competing solutions have not been shown to operate.

VAST has been rigorously tested through 23 field demonstrations with U.S. Special Operations Forces and other elite units in 2024 alone. These evaluations have consistently validated VAST’s ability to transform tactical communications by enabling video streaming across previously unsuitable networks. The impact is immediate and quantifiable: 30-50% reduction in bandwidth requirements, significant cuts in storage needs, and dramatically lower power consumption. For military users, VAST enables video streaming across multiple actively used tactical frequency bands, creating entirely new operational capabilities for situational awareness and command and control. As military and commercial organizations grapple with exponentially increasing demands for video data, we believe VAST provides a sustainable path forward through unmatched efficiency. Our technology isn’t designed to just solve today’s tactical video challenges—it’s designed to enable the next generation of video-driven capabilities while ensuring underlying infrastructure remains viable and cost-effective.

Our Products and Services

Our product portfolio centers around the VAST video platform:

●	VAST Video Encoder – Our core software-based video encoder, optimized for ultra-low bandwidth transmission over challenged networks. The encoder supports various deployment options including hardware appliances and virtual implementations.

●	VAST Controller & VAST Vue – Management and playback applications for controlling VAST encoders and viewing transmitted video. VAST Vue offers cross-platform support (iOS, Android, Windows, Mac, Linux) with advanced features for tactical operations.

●	VAST SDK – A comprehensive development kit allowing partners to integrate VAST technology into their existing solutions, enabling custom applications for specialized use cases.

Future product roadmap includes:

●	VAST VUDO (VAST Unified Data Operations) – Advanced integration of video, mapping, and sensor data for tactical operations.

●	VAST Cloud – Enterprise-scale video operations for commercial applications.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. Since our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in virtual services. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services.

For more information on the impacts of COVID-19 on our business and related risks, please refer to the sections entitled “Risk Factors – COVID-19 or another pandemic, epidemic, or outbreak of an infectious disease may cause a material adverse effect on our business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We cannot predict the extent to which COVID-19 or another pandemic or related regulatory activity or legislation may impact us.

Our Market Strategy

We operate in two primary markets:

●	Government and Defense – This is our current focus where VAST has demonstrated significant impact by enabling video streaming across tactical communications networks previously considered unsuitable for video. Through partnerships with system integrators and original equipment manufacturers (OEMs), we are embedding VAST technology across multiple programs through established contract vehicles.

●	Commercial Applications – We plan to address commercial applications through the CRISP platform (rebranded VAST), initially in the telecommunications, mining and medical sectors. We deliver our technology as a managed service solution, creating predictable recurring revenue streams while solving critical video delivery challenges across telecommunications, security, and enterprise markets.

Our Competition

Several key competitors offer video encoding solutions tailored for the specific requirements of the defense industry. These competitors have established themselves as prominent players, and their solutions compete with our VAST video platform. We believe our top competitors are:

●	AnsuR Technologies enables optimized visual communications solutions over transports such as IP networks, satellite communications, and cellular networks. AusuR’s visual communication tools are designed to enable critical decision-making in challenging network environments, with a specific background in satellite communications. Their products are used in mobile and fixed applications, such as drone services, intelligence, surveillance, and reconnaissance, search and rescue, remote inspection, security and many more.

●	Digital Barriers specializes in secure video transmission and real-time streaming technologies for defense and security applications. Their video solutions are engineered to deliver high-quality, low-latency video over constrained and unpredictable networks. Digital Barriers’ offerings are used in various markets including city law enforcement and public safety, industry, transportation, defense, events, retail, healthcare, and hospitality.

●	Videosoft Global Ltd. delivers ultra-low bandwidth video streaming solutions optimized for challenging defense and tactical environments. Their video compression and transmission technology is designed to provide reliable live video over wireless networks such as satellite, cell, and mesh. Videosoft’s technologies are generally used in the aviation, defense, energy and maritime industries.

●	VITEC provides advanced video encoding and streaming solutions tailored to military and defense applications. Their defense-grade encoders offer high-efficiency compression, ruggedized form factors, and secure, real-time video transmission. VITEC’s solutions are built for harsh environments and are widely used in surveillance, command-and-control, and tactical field operations.

Our Competitive Strengths

We believe that we have competitive strengths, some of which are discussed below, that position us favorably in each aspect of our business. Our competitive position is built on several fundamental advantages that set VAST apart from all alternatives in the tactical video market:

●	Low-Latency Simultaneous Multi-Stream Encoding and Decoding. VAST’s low latency encoding reduces the time it takes between recording a video and playing it back. This is accomplished by utilizing our sophisticated compression techniques that enable the video data to be processed and delivered more quickly. This is crucial in scenarios like military operations, video conferencing and live streaming where real-time video is essential. A more fluid and responsive watching experience is achieved by using low latency encoding, which helps to ensure that there is little lag or delay between the video source and the user.

●	Unmatched Tactical Network Validation. VAST has been validated on every tactical RF band in active military use today, from high-bandwidth KU/KA-band satellite communications to tactical S and L-Band MANET networks, all the way down to HF radio—what we believe is a historical first for video transmission. This comprehensive validation across the entire spectrum of military communications means VAST works reliably in environments where competing solutions have not been shown to function.

●	Direct Streaming Architecture. Unlike competitors who rely on intermediary servers or gateways, VAST streams directly over any IP-based network, point-to-point or multi-point. This direct streaming architecture eliminates additional hardware requirements, reduces latency, enhances security, and dramatically simplifies deployment in tactical environments. VAST’s ability to function without “man in the middle” infrastructure makes it uniquely suited for austere and denied environments where additional network components represent both vulnerability and logistical burden.

●	Superior Performance on Low SWaP-C Hardware. VAST’s software-based approach is designed to deliver exceptional performance on minimal hardware, functioning effectively on platforms as modest as Raspberry Pi while competitors require specialized encoders or GPU acceleration. This fundamental efficiency translates directly to reduced SWaP-C—critical considerations in tactical deployments where every ounce and watt matters.

●	Molecular-Level Pipeline Control. We maintain complete control over every aspect of the capture, encoding, and streaming pipeline at a “molecular level.” This comprehensive control enables us to adapt new features, support emerging standards, and overcome technical challenges with agility that we believe off-the-shelf solutions cannot match. Unlike black-box commercial encoders, VAST can be precisely tailored to the unique requirements of tactical communications, with the flexibility to evolve as mission needs change.

●	Quality Under Extreme Constraints. Through our advanced AV1 implementation, VAST maintains superior visual quality even at bitrates as low as 10-50 Kbps—conditions where competing solutions have been shown to produce unusable imagery. We believe this capability to deliver actionable video intelligence over severely constrained networks fundamentally changes what’s possible in tactical communications, enabling video streaming over tactical communication bands previously considered unsuitable for video transmission.

●	Comprehensive Military Standard Support. VAST fully supports military-standard metadata formats, including STANAG/MISB KLV, enabling seamless integration with existing intelligence, surveillance, and reconnaissance platforms. We believe this native compatibility with established military standards eliminates integration barriers while preserving critical mission data alongside video feeds.

As validated through extensive field testing with U.S. Special Operations Forces and other military units throughout 2024, VAST doesn’t just improve existing video capabilities—it enables entirely new operational possibilities by making video viable across the full spectrum of tactical communications networks. The Company expects this breakthrough capability to create an entirely new market opportunity beyond simple improvements to existing video solutions.

Our Growth Strategies

We have developed a focused, actionable growth strategy centered on establishing VAST as the standard for tactical video in defense and government operations:

●	U.S. Government Standardization. Our primary path to establishing VAST as the standard for tactical video is through formal Program Executive Office (PEO) acceptance, particularly with major acquisition authorities like PEO Soldier. Rather than pursuing individual unit sales, we are working directly with program offices to position VAST as a GOTS solution. This designation would establish VAST as the standard video encoding platform across the U.S. Department of Defense and partner agencies. We have already secured Authority to Operate (ATO) on U.S. Army networks through PEO Soldier and the Integrated Tactical Network (ITN), laying the groundwork for broader adoption. Our comprehensive Partner and OEM Program, which launched in February 2025, complements this approach by providing system integrators with the tools to integrate VAST within program requirements and specifications. This dual strategy—formal program acceptance combined with a robust partner ecosystem—is designed to ensure VAST becomes embedded in the technical requirements for future programs while enabling immediate deployment through established prime contractors who already have the relationships and contract vehicles to rapidly scale adoption across numerous government programs.

●	Integration with Existing U.S. Government and Tactical Systems. Our growth strategy prioritizes seamless integration with widely deployed tactical systems and platforms. Key integration initiatives include:

○	TAK Integration. The Tactical Assault Kit (TAK) has emerged as the default Command and Control (C2) and Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) system for warfighters across the U.S. Department of Defense (DoD) and allied forces. Through our Cooperative Research and Development Agreement (CRADA) with U.S. Special Operations Command (USSOCOM), we are developing native VAST integration within the TAK ecosystem, enabling direct streaming of ultra-low bandwidth video to soldiers’ end devices. This integration will position VAST as a core capability within the most widely deployed situational awareness platform in the tactical environment.

○	C4ISR Platform Compatibility. We are in the process of establishing working relationships with leading C4ISR platforms including Vidterra Compass, Haivision Kraken, and Sierra Nevada Corporation’s TRAX system. These integrations embed VAST capabilities within established battlefield management systems, extending video capabilities to previously bandwidth-constrained scenarios while maintaining familiar user interfaces for operators.

○	Remote Vehicle and Sensor Operations. VAST is supporting critical U.S. Army modernization programs including the Optionally Manned Vehicle (OMV) and Small Multipurpose Equipment Transport (S-MET) programs through the U.S. Army Command, Control, Communications, Computers, Cyber, Intelligence, Surveillance and Reconnaissance (DEVCOM C5ISR) Center. By enabling reliable video streaming over constrained tactical datalinks, VAST will significantly enhance remote operation capabilities without requiring additional communications infrastructure.

○	UAS and Munitions Sensor Integration. We are developing direct integration with video sensors deployed on unmanned aerial systems (UAS) and advanced munitions platforms. These integrations will enable operators to maintain high-quality video feeds for target identification and battle damage assessment even in contested electromagnetic environments or at extended operational ranges.

○	AI Image and Video Collection Systems. VAST’s software-defined architecture supports both human and machine-based video consumption. Our modular design can be modified to support edge AI applications, optimizing video streams specifically for computer vision algorithms while dramatically reducing bandwidth requirements for AI training data collection. With this dual-purpose capability, VAST is poised to become a critical enabler for both human-in-the-loop and autonomous systems.

○	Metadata Support. VAST fully supports military-standard Key-Length-Value (KLV) metadata (STANAG/MISB), ensuring interoperability with existing intelligence, surveillance, and reconnaissance platforms and maintaining critical mission data alongside video feeds.

These integration initiatives are designed to ensure VAST becomes embedded within the existing and emerging tactical systems ecosystem, driving adoption through compatibility with the platforms soldiers already rely on, while enhancing their capabilities in bandwidth-constrained environments.

●	Technical Validation Through Field Operations. We have established VAST’s capabilities through an extensive program of field demonstrations and technical evaluations with elite military units. In 2024 alone, we completed 23 successful field and laboratory tests with defense partners, military end users, and foreign military allies, including:

○	USSOCOM Arctic Warrior exercises demonstrating video streaming in extreme cold-weather environments;

○	HF radio trials with Naval Information Warfare Systems Command (NAVWAR), achieving first-ever video terminal conferencing (VTC) streaming over HF radio;

○	Technical evaluations with the 75th Ranger Regiment at Joint Base Lewis-McChord and Fort Benning, validating VAST in tactical field conditions;

○	Ultra High Frequency (UHF) TACSAT streaming demonstrations, enabling video over previously voice-only satellite channels; and

○	Mobile User Objective System (MUOS) integration testing, bringing video capability to this next-generation military satellite communications system.

In 2025, we are building on these successes with an expanded testing program focused on operational validation with strategic units and commands, including:

●	Continued integration with Joint Special Operations Command (JSOC) elements;

●	Expanded collaboration with PEO Soldier programs to support formal adoption;

●	Foreign Military Sales (FMS) partner trials in Colombia and Peru supporting counternarcotics operations; and

●	Participation in high-profile technical exercises including Tough Stump Rodeo and Cosmic Ram.

Each successful demonstration further validates VAST’s performance in authentic operational environments while building relationships with key decision-makers and technical influencers. These exercises provide warfighters direct experience with VAST’s capabilities, which we believe will generate organic demand and advocacy within operational units that ultimately drives formal program adoption.

●	Research & Development (R&D) Focused on Network Efficiency. Our R&D roadmap is specifically targeted at enhancing VAST’s value proposition in tactical networking environments:

○	VAST VUDO. Our VAST Unified Data Operations (VUDO) capability will serve as both a flexible solution for video management and the foundation for our TAK integration. VUDO is designed to enhance VAST to function as a complete solution for core C4ISR use cases, integrating video, mapping, and sensor data into a unified operational picture. This development will transform VAST from a video-specific tool into a comprehensive situational awareness platform optimized for disconnected and austere environments.

○	VADER. This initiative focuses on improving video and data streaming through a novel User Datagram Protocol (UDP) streaming data format that introduces Forward Error Correction (FEC) with minimal bandwidth overhead. VADER represents a potential breakthrough for tactical communications in Denied, Degraded, Intermittent, and Limited (DDIL) bandwidth environments, enabling reliable video transmission over highly contested or degraded networks while maintaining VAST’s ultra-low bandwidth profile.

○	Bandwidth AI. We are developing intelligent systems that can automatically configure video pipelines based on network conditions, optimizing for available bandwidth while maintaining critical visual information. This capability will enable VAST to dynamically adapt to changing network conditions without operator intervention, ensuring continuous video delivery even as tactical communications are degraded or intermittent.

○	Edge Computing Optimization. Our development efforts include tactical Raspberry Pi implementations and advanced U.S. Miliary Standard (MIL-STD) enclosures for VAST’s tactical products with customizable hardware Input/Output (I/O). These ruggedized solutions are designed to bring VAST’s capabilities to the absolute edge of the battlefield while maintaining minimal SWaP-C requirements. This focus on miniaturization and hardening will extend VAST’s operational footprint to individual warfighters, unmanned systems, and forward-deployed sensors.

These R&D initiatives maintain our focus on solving the most challenging video transmission problems in tactical environments while expanding VAST’s capabilities beyond simple video encoding into a comprehensive tactical data platform.

●	Path to Becoming the GOTS Standard for Tactical Video. Our ultimate strategic objective is for VAST to be designated as the GOTS solution for tactical video across the DoD and allied forces. We are executing a deliberate pathway toward this goal through:

○	GOTS Designation Initiative. We are actively engaging with key DoD acquisition authorities to position VAST for formal designation as the GOTS solution for tactical video encoding. This designation would establish VAST as the standard, government-owned video solution across all services, ensuring consistent implementation and interoperability while reducing procurement complexity.

○	Authority to Operate (ATO): We have secured ATO on U.S. Army networks through both PEO Soldier and ITN, which will enable seamless deployment across U.S. Army systems. This critical certification removes a significant barrier to adoption and establishes VAST as a trusted solution within the DoD’s most demanding security frameworks.

○	CRADA Partnerships. Our CRADA with USSOCOM provides direct access to key military entities, which we believe will accelerate integration and adoption. This partnership enables continual refinement of VAST to meet evolving DoD requirements while providing a pathway for transition to a GOTS solution.

○	Open Standards Development. We are working with military standards bodies to establish our AV1-based compression approach as an open standard for tactical video, ensuring long-term sustainability and interoperability across platforms and systems.

○	Security Certifications. We are pursuing additional security certifications including those required for classified environments, ensuring VAST can operate across the full spectrum of military operations from unclassified to top secret networks.

These strategic initiatives are intended to create a reinforcing cycle: each new integration and field validation drives additional interest, while our GOTS designation initiatives address the long-term sustainability and standardization requirements of the DoD. Through this comprehensive approach, we are creating the momentum and institutional support necessary for VAST to become the official standard for tactical video encoding in defense and government sectors.

Additionally, we plan to expand into commercial applications, initially in the telecommunications, mining and medical sectors, with our CRISP platform (rebranded VAST). CRISP, our proprietary compression technology, stands for Compressed Rate Intelligent Streaming Protocol.

●	RMX Telecoms. With the massive increase in video and Internet-of-Things (IoT), mobile network operators are rapidly adopting compression techniques to maximize existing infrastructure. According to PwC’s Perspectives from the Global Telecom Outlook 2023–2027, global data consumption over telecom networks will nearly triple, from 3.4 million petabytes (PB) in 2022 to 9.7 million PB in 2027, driven largely by video traffic. We seek to capitalize on this with CRISP to deliver a cost-effective solution for the telecommunications industry.

●	RMX Mining. We intend to support semi-autonomous mining techniques, including remote loader technology. Remote loader technology with CRISP will provide advanced video streaming capabilities to participate in underground pilot deployments and assist in the development of case studies to validate and quantify the benefits of the five-meter cycle – a transformative mining method that the technology enables and is poised to transform the underground mining industry.

●	RMX Medical. We are developing data compression technology designed specifically to meet the demands of the medical industry. By enabling ultra-efficient compression of complex medical imagery—such as MRI, CT, and X-ray scans—we will drastically reduce storage requirements and transmission times without sacrificing fidelity, which we anticipate will not only streamline diagnostics and telemedicine but also accelerate the training of AI models by delivering optimized datasets faster and more cost-effectively.

Both CRISP and VAST will be deployed as Platform As A Service (PaaS) software based multi-year contracts, which will allow for a stable and predictable revenue stream going forward.

Our Intellectual Property

On August 8, 2022, the Company entered into a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system, namely AI powered secure video compression technology that offers superior streaming in HD/4K/8K compared to open standard codecs, and delivers real-time compression of video streams for surface, airborne, and underwater ISR applications, including environments where video streams are transmitted beyond line-of-sight. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period. Currently, none of the Company’s products include any content licensed from Cytta, nor are there any plans to incorporate such content. As a result, the Company does not anticipate any royalty obligations under the license agreement.

On January 31, 2023, we submitted an application to the United States Patent and Trademark Office, or USPTO, for a trademark for VAST. The USPTO requested certain information to support this trademark filing. On November 1, 2023, we responded to the USPTO’s initial request. On February 6, 2024, the USPTO issued a Notice of Allowance, which established the due date for the filing of the Statement of Use (SOU) or a Request for Extension of Time to file a Statement of Use (Extension Request). We filed Extension Requests on August 6, 2024, February 5, 2025, and August 6, 2025, which the USPTO granted. As of the date of this offering circular, the application is still pending.

On March 14, 2023, the Company completed an Intellectual Property Purchase Agreement for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. This patented technology will help the Company achieve higher functionality and an asymmetric performance advantage over competing technologies, supporting computer vision needs with maximum compression at extremely low latencies. The Company made a one-time payment of $200,000 for the patent.

The protection of our intellectual property and all corresponding rights throughout the world, including our trademarks, service marks, trade dress, logos, trade names, domain names, goodwill, patents, copyrights, works of authorship (whether or not copyrightable), software and trade secrets, know-how, and proprietary and other confidential information, together with all applications, registrations, renewals, extensions, improvements and counterparts in connection with any of the preceding, is essential to the success of our business. We will seek to protect our intellectual property rights by filing applications in various copyright, patent, trademark, and other government offices, as applicable, and relying on applicable laws and regulations in the U.S. and internationally, as well as a variety of administrative procedures. We are seeking to register our core brands as domain names, trademarks, and service marks in the U.S. and many other jurisdictions. We will also have a program to continue to secure, police, and enforce trademarks, service marks, trade dresses, logos, trade names, and domain names that correspond to our brands in markets of interest. We may file patent applications in the U.S. and extend them into international jurisdictions covering specific aspects of our proprietary technology and innovations. We also rely on contractual restrictions to protect our proprietary rights where appropriate when offering or procuring products and services. We have routinely entered into confidentiality, invention disclosure, assignment agreements with our employees and contractors, and non-disclosure agreements with external parties with whom we conduct business to control access to, and use and disclosure of, our proprietary information.

Human Capital

As of September 19, 2025, we had 8 full-time employees, no part-time employees, and 11 independent contractors. We expect to increase the number of employees and contractors over the course of next year as the Company ramps up its operations. None of our personnel are represented by labor unions, and we believe that we have an excellent relationship with everyone who works with us.

Seasonality

We do not experience significant seasonality in our sales cycle.

Facilities

On January 30, 2023, the Company signed a lease agreement for a 2,500 square foot office space located at 3255 Bayside Lakes Blvd SE, Palm Bay, FL 32909 to serve as the Company’s headquarters. The lease term is for three years and the monthly rent payment with common area maintenance charges and taxes is $4,215. On January 14, 2025, the Company entered into an early termination agreement and the Company paid $26,000 as consideration for the early termination of the lease during the first quarter of 2025.

On January 9, 2025, the Company signed a lease agreement for a 700 square foot office space located at 4220 Duncan Ave, Ste 201, St. Louis, MO, 63110 to serve as an office for our developers. The lease is month-to-month and the monthly rent payment with common area maintenance charges and taxes is $5,062.

Since February 12, 2025, the Company has leased virtual office space through Regus Management at Highland Park Place located at 4514 Cole Ave, Ste. 600, Dallas, TX 75205 to serve as the Company’s headquarters. The lease is month-to-month and the monthly rent is approximately $185.

We do not currently lease or own any other real property.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

Government Regulation

We are subject to substantial governmental regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive, and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, that have a direct impact on our business and operations. For example:

The California Consumer Privacy Act (CCPA), which went into effect on January 1, 2020, provides consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. In addition, the European Union and United Kingdom have adopted the General Data Protection Regulation (GDPR), which likewise impose significant data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we also became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we became subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Additionally, comprehensive privacy laws in Delaware, Montana, Oregon, and Texas are scheduled to take effect in 2024 and 2025, further expanding consumer data protection requirements.

We operate in non-United States markets and are subject to the United States Foreign Corrupt Practices Act, or the FCPA, as well anti-corruption laws and regulations in other countries. These laws generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments of cash (or anything else of value) to government officials and other persons in order to obtain or retain business. Our business operations also must be conducted in compliance with applicable economic sanctions laws and regulations, collectively, the Trade Controls, including rules administered by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United States Department of Commerce, the United Nations Security Council and other relevant authorities. The sale or supply of specific goods and services to nations, governments, individuals, or other entities that the U.S. has embargoed or sanctioned is restricted or prohibited by export control laws and economic sanctions laws, and certain encryption items must be exported with permission. Additionally, several nations have laws in place or are considering regulations that might limit our ability to import specific encryption technologies, including through import permits and licensing requirements.

As our technology has both commercial and defense uses, we closely adhere to U.S. Department of Defense (DoD) regulations, standards, and procurement rules. Given our expected sales to the U.S. federal government, we must comply with the Federal Acquisition Regulations (FAR), which intricately outline procurement processes and prerequisites for government contractors, and the Defense Federal Acquisition Regulation Supplement (DFARS), a supplementary framework addressing DoD acquisitions. Additionally, our engagement in software and data storage technologies necessitates the Cybersecurity Maturity Model Certification (CMMC), which is a mandatory standard for DoD contractors relating to safeguarding sensitive unclassified information. We believe our established processes ensure our compliance with the requisite cybersecurity benchmarks, ensuring that our contributions to defense remain technologically robust and secure. Lastly, as the reach of our technologies extends beyond U.S. borders, this potentially bringing us under the scope of the International Traffic in Arms Regulations (ITAR) since our technology derivatives might fall within the export and import parameters of defense-related articles and services listed on the United States Munitions List (USML). In such instances, strict customer vetting and licensing requirements will apply.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this offering circular.

NAME	AGE	POSITION
Michael Chermak	66	Executive Chairman, Secretary, Treasurer and Director
Karl Kit	62	Chief Executive Officer, President and Director
Amit Shrestha	49	Chief Financial Officer
John Dames	55	Chief Technology Officer
Maxwell Kit	36	Chief Marketing Officer
Andrew Sheppard	59	President of RMX Government
M. Steven Kirchof	72	Director

Michael Chermak has served as our Secretary and as a member of our board of directors since June 2022, as our Treasurer since October 2022, and as our Executive Chairman since November 2022. Mr. Chermak also served as our Vice President from June 2022 to June 2023. From May 2020 to January 2023, Mr. Chermak served as the Chief Administrative Officer at Cytta Corp (OTCQB: CYCA), a company that creates video/audio integration software with AI capability, advanced video compression, and portable/SaaS hardware/software systems that solve real-world problems in large markets. From April 2018 to April 2020, he served as a director at OZOP Surgical Corp (OTCQB: OZSC), a company that invents, designs, develops, manufactures and distributes innovative endoscopic instruments, surgical implants, instrumentation, devices and related technologies, focused on spine, neurological and pain management procedures and specialties, where he was also the Chief Executive Officer from June 2016 to February 2018. Previously, Mr. Chermak worked in China for over 6 years and was the former Chairman and Chief Executive Officer of Bridgetech Holdings International (OTC: BGTH), which focused on introducing Western medicine into China. He has also served on the Board of Directors and as an Audit Committee member of Beijing Origin Seed (NYSE American: SEED), a Chardan Capital SPAC. In 1998, Mr. Chermak was the co-founder, initial investor, and original Chairman of Medibuy.com, an Internet healthcare supply vendor. Medibuy raised over $140 million in its first 18 months of operation backed by Venture Capitalists such as Kleiner Perkins, Sequoia, Oak, and institutional investors including Alianz. Medibuy acquired the ecommerce initiatives of two leading GPOs, Premier and Columbia HCA, that at one time accounted for nearly 70% of healthcare product expenditures in the US. Medibuy was sold to GHX (Global Health Exchange), an ecommerce company founded by General Electric, Abbot, Baxter, Medtronic. Becton-Dickinson, Braun, Guidant, Tyco, Siemens, and others. Mr. Chermak was also the founder and Chief Executive Officer of Healthdemographics, Inc., a company in the healthcare predictive data and decision support business, with over 1,200 clients worldwide and was regularly sourced by the Wall Street Journal for articles on the healthcare industry. Mr. Chermak sold the company in 1997 to Medirisk. Mr. Chermak is also the founder of Makena Investment Advisors, LLC, a firm focused on assisting emerging companies access equity capital markets. Additionally, Mr. Chermak and his wife fund and run a 501c3 animal sanctuary and are focused on animal rescue and the support of rescue organizations. Mr. Chermak received his bachelor’s degree in Business from the University of New Mexico, Anderson School of Management. We believe Mr. Chermak is qualified to serve on our board of directors due to his 40 years of experience in leadership roles in the healthcare industry and experience raising over $200 million for the private and public companies he has worked with.

Karl Kit has served as our President, Chief Executive Officer, and a member of our board of directors since April 2025. Mr. Kit is a seasoned entrepreneur with over 40 years of international business experience across advertising, communications, mobile data services, and financial technology. Since June 2021, Mr. Kit has served as Chief Executive Officer of K2 Endeavor DMCC, a UAE-based strategic investment holding group. From July 2016 to June 2021, Mr. Kit served as Executive Chairman of Omicron Holdings, an oil and gas trading company. Prior to these positions, Mr. Kit established and led a series of successful ventures, after beginning his career with a leading Japanese trading company. Throughout his career, Mr. Kit has lived and worked across the globe, with significant experience in South Africa, Europe, and, most recently, the United States, and has collaborated with blue-chip companies to develop and implement global strategies. We believe that Mr. Kit is qualified to serve on our board of directors due to his 40 years of international business and leadership experience.

Amit Shrestha has served as our Chief Financial Officer since March 2024. Mr. Shrestha joined our company following a 20-year career at Microsoft Corporation where he held various Chief Financial Officer positions after beginning as an Equity Controller and SEC Reporter in 2004; from March 2020 to October 2023, he served as CFO Mexico where he led digital transformation efforts, from April 2017 to March 2020, he served as CFO Area HQ for the Greater China Region covering China, Hong Kong, Macau and Taiwan, and from February 2012 to March 2017, he served as CFO US Public Sector where he restructured the business’s sales model. Earlier in his career, Mr. Shrestha held senior finance roles at Payment Online, Inc. in Seattle and at PWC in the Philippines. A native of Nepal, Mr. Shrestha is a frequent public speaker on finance transformation. Mr. Shrestha received his bachelor’s degree in Accounting from Philippines University and his Master of Business Administration in Finance from Seattle University.

John Dames has served as our Chief Technology Officer since January 2023. Mr. Dames is the owner of Prodjekt, a consultancy company that specializes in software and technology product development, which he formed in July 2021. Prior to forming Prodjekt, Mr. Dames co-founded and served as the Chief Technology Officer at Coolfire Solutions, a technology innovation and production company working with Defense and Military customers across the globe, from March 2010 to January 2021. Mr. Dames holds several patents in situational awareness and advanced user interface (UI) for communications technologies and has helped create more than 20 products in the defense and public sector markets. He applies his enthusiasm and experience to defense, public sector and commercial customers, solving complex problems with simple, usable solutions. Mr. Dames has over 27 years of experience in user experience (UX) and technology innovation, production, and development. Mr. Dames received his bachelor’s degree in Soviet & Russian Studies and a minor in Eastern European history from the University of Missouri – Columbia.

Maxwell Kit has served as our Chief Marketing Officer since April 2025. Mr. Kit is an accomplished executive with extensive international experience in mobile technology, branding, and strategic marketing across a broad range of industries. Since June 2021, Mr. Kit has served as Managing Director of K2 Endeavor DMCC, a UAE-based strategic investment holding group. From July 2016 to June 2021, Mr. Kit served as Managing Director of Omicron Holdings, an oil and gas trading company. Mr. Kit has led marketing and technology initiatives, particularly within the FinTech sector, and has developed and executed campaigns that strengthened brand identities and expanded market reach. Mr. Kit brings a keen understanding of diverse global markets and is fluent in Spanish.

Andrew Sheppard has served as our President of RMX Government since April 2025 and served as our President and Chief Executive Officer from December 2024 to April 2025. Mr. Sheppard has over 40 years of experience in the commercial and government communications industries. From January 2024 to December 2024, Mr. Sheppard served as the Chief Technical Officer at Tolana, a company that designs and delivers integrated solutions for overseas border security and counternarcotics requirements for the U.S. government. From July 2017 to December 2023, Mr. Sheppard served as Vice-President of Sales and Business Development for Government Markets at Coolfire Solutions, a company that delivers situational awareness software solutions to the U.S. government. From September 2014 to July 2017, Mr. Sheppard served as a consultant at KapKom US, a company that delivers consultant advice to U.S. and overseas government clients and customers. Prior to these positions, Mr. Sheppard worked in various progressive roles at Harris Corporation, L3 Technologies and Codan, served 20-years with Special Forces in the British Army, and has drafted a number of defense and security requirements for the U.S. and other governments in addition to leading teams to design and deliver a variety of systems to support transnational efforts in counternarcotics, counterterrorism and human trafficking. Mr. Sheppard is an author and keynote speaker with a variety of published papers and articles on subjects ranging from mining transformation and safety technologies, software defined radio and high frequency radio to tactical communications systems and satellite-based net centric warfare. Mr. Sheppard is a Chartered Engineer and has been bestowed a Royal Charter in Engineering from the Institute of Electrical Engineers (UK). Mr. Sheppard received his bachelor’s degree in Systems Engineering (BSc Hons) from The Open University in the United Kingdom and his bachelor’s degree in Telecoms Engineering (BEng) from Cranfield University.

M. Steven Kirchof has served as a member of our board of directors since April 2025. Mr. Kirchof has over 20 years of experience building entrepreneurial companies and driving innovation in healthcare technology. Since January 2017, Mr. Kirchof has served as Chief Executive Officer of CureGrail, Inc., a healthcare technology company engaging and empowering patients to own and manage their disease. Since founding OneOncology in July 2006, Mr. Kirchof has served as Chief Executive Officer of its successor, RxPath LLC, a healthcare transaction company. From January 2004 to June 2006, Mr. Kirchof co-founded and served as an executive at Matrix Oncology, which developed a group purchasing model for community oncology in partnership with Priority Healthcare and which was acquired by Express Scripts. Before these positions, Mr. Kirchof served in executive, sales management, marketing, and strategy leadership positions at iKnowMed, Inc., MedStat Group, and IBM Healthcare. Mr. Kirchof received his bachelor’s degree, summa cum laude, from Western Carolina University, and completed the one-year IBM Advanced Management Program at Harvard Business School. From March 2000 to March 2024, Mr. Kirchof served on the board of directors at D2 Solutions, a pharmaceutical and prescription management SaaS and consulting company based in St. Louis, and has served on multiple nonprofit and faith-based boards. We believe Mr. Kirchof is qualified to serve on our board of directors due to his professional, executive, and board experience.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

Karl Kit, our Chief Executive Officer, President and a member of our board of directors, and Maxwell Kit, our Chief Marketing Officer, are father and son. No other family relationships exist between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Executive Chairman of the Board who is not our Chief Executive Officer. Our board of directors has made this decision based on their belief that a separate Executive Chairman of the Board can act as a balance to the Chief Executive Officer. Due to the small size of our board of directors and the early stage of our operations, we do not currently have, and do not currently intend to establish, any committees of the board of directors, including an audit committee, a compensation committee or a nominating and corporate governance committee. Our board of directors currently performs the functions of those committees.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives. While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the offering statement of which this offering circular is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Indemnification of Officers and Directors

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We have entered or intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The definitive selling agency agreement, filed as an exhibit to the offering statement of which this offering circular forms a part, will provide for indemnification, under certain circumstances, by the lead selling agent of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2024 and 2023

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Joshua Cryer,	2024	190,000	-	-	1,122,175	(4)	90,000	(5)	1,402,175
Former Chief Executive Officer and President(3)	2023	220,000	-	-	639,306	(6)	20,000	(7)	879,306

Michael Chermak,	2024	-	-	-	1,122,175	(8)	240,000		1,362,175
Executive Chairman, Secretary, and Treasurer	2023	-	-	-	-		290,000		290,000

Andrew Sheppard,	2024	20,000	-	-	2,594,457	(10)	-		2,614,857
President of RMX Government; Former Chief Executive Officer and President(9)	2023	-	-	-	-		-		-

Amit Shrestha,	2024	160,000	-	-	1,950,017	(11)	-		2,110,017
Chief Financial Officer	2023	-	-	-	-		-		-

John Dames,	2024	230,833	-	-	417,314	(12)	-		702,147
Chief Technology Officer	2023	114,583	500	-	119,308	(13)	20,000		254,391

(1)	The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in footnotes 2 and 7 to the Company’s audited financial statements accompanying this offering circular.
(2)	All other compensation consisted of consulting fees unless otherwise noted.
(3)	Joshua Cryer was the Company’s Chief Executive Officer from June 2023 to November 2024, and the Company’s President from February 2023 to November 2024.
(4)	Joshua Cryer was granted an option to purchase 500,000 shares of Class A Common Stock on June 3, 2024, which will vest upon the Company’s listing to a national securities exchange. These options were cancelled due to Mr. Cryer’s resignation from the Company on November 30, 2024.
(5)	Consists of the severance payment under the separation agreement and release of claims, dated December 9, 2024, between the Company and Joshua Cryer.
(6)	Joshua Cryer was granted an option to purchase 291,000 shares of Class A Common Stock on January 1, 2023, subject to certain vesting conditions, and an option to purchase 412,000 shares of Class A Common Stock on June 14, 2023, subject to certain vesting conditions.
(7)	The consulting fees were paid through Cryer Consulting Group, which is owned by Joshua Cryer.
(8)	Michael Chermak was granted an option to purchase 500,000 shares of Class A Common Stock on June 3, 2024, which will vest upon the Company’s listing to a national securities exchange.
(9)	Andrew Sheppard was the Company’s Chief Executive Officer and President from December 2024 to April 2025.
(10)	Andrew Sheppard was granted an option to purchase 350,000 shares of Class A Common Stock on December 1, 2024, subject to certain vesting conditions. Additionally, Mr. Sheppard was granted an option to purchase 500,000 shares of Class A Common Stock on December 1, 2024, which will vest upon the Company’s listing to a national securities exchange.
(11)	Amit Shrestha was granted an option to purchase 350,000 shares of Class A Common Stock on March 1, 2024, subject to certain vesting conditions. Additionally, Mr. Shrestha was granted an option to purchase 500,000 shares of Class A Common Stock on June 3, 2024, which will vest upon the Company’s listing to a national securities exchange.
(12)	John Dames was granted an option to purchase 210,000 shares of Class A Common Stock on June 3, 2024, subject to certain vesting conditions.
(13)	John Dames was granted an option to purchase 145,000 shares of Class A Common Stock on January 1, 2023, subject to certain vesting conditions.

Executive Employment and Consulting Agreements

On October 1, 2022, Joshua Cryer and the Company entered into an executive consulting services agreement, pursuant to which the Company paid Mr. Cryer $10,000 per month for consulting services related to Mr. Cryer’s position as Chief Technology Officer. Mr. Cryer also received 291,000 shares of Class A Common Stock upon the signing of the agreement, which vest monthly over a two-year period at a rate of 1/24th per month. This agreement was in effect until January 1, 2023, when Mr. Cryer and the Company entered into an employment agreement, pursuant to which the Company paid Mr. Cryer $20,000 per month for his services as Chief Operating Officer. On January 1, 2023, Mr. Cryer and the Company also entered into a stock option agreement, pursuant to which Mr. Cryer received a stock option to purchase 291,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, which vests equally over three years on each anniversary, provided Mr. Cryer remains in continuous service with the Company. This agreement was in effect until June 14, 2023, when Mr. Cryer and the Company entered into a subsequent employment agreement, pursuant to which the Company pays Mr. Cryer $20,000 per month for Mr. Cryer’s services as Chief Executive Officer and President. On June 14, 2023, Mr. Cryer and the Company also entered into a stock option agreement, pursuant to which Mr. Cryer received a stock option to purchase 412,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 112,000 shares of which vest immediately and the remaining shares vest at 100,000 shares per year for three years on each anniversary, provided Mr. Cryer remains in continuous service with the Company. On June 3, 2024, Mr. Cryer and the Company entered into a stock option agreement, pursuant to which Mr. Cryer received a stock option to purchase 500,000 shares of Class A Common Stock at $2.50 per share, which will vest immediately upon the listing of the Company’s Class A Common Stock to a national securities exchange, provided Mr. Cryer remains in continuous service with the Company. Mr. Cryer will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Cryer without cause, Mr. Cryer will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Cryer participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans. Mr. Cryer resigned from his positions as Chief Executive Officer and President effective November 30, 2024. In connection with Mr. Cryer’s resignation, on December 9, 2024, Mr. Cryer and the Company entered into a separation agreement and release of claims, pursuant to which Mr. Cryer released the Company from all claims arising from arising out of or in any way related to his employment with the Company or his separation from the Company in exchange for a $90,000 severance payment paid in installments from December 31, 2024 to April 30, 2025.

On October 6, 2022, John Dames and the Company entered into an executive consulting services agreement, pursuant to which the Company paid Mr. Dames $5,000 per month for consulting services related to Mr. Dames’s position as Product Manager. Mr. Dames also received 145,000 shares of Class A Common Stock upon the signing of the agreement, which vest monthly over a two-year period at a rate of 1/24th per month. This agreement was in effect until January 1, 2023, when Mr. Dames and the Company entered into a subsequent executive consulting services agreement, pursuant to which the Company paid Mr. Dames $10,000 per month for his services as Chief Technology Officer. On January 1, 2023, Mr. Dames and the Company also entered into a stock option agreement, pursuant to which Mr. Dames received a stock option to purchase 145,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, which vests equally over three years on each anniversary, provided Mr. Dames remains in continuous service with the Company. This subsequent executive consulting services agreement was in effect until February 1, 2023, when Mr. Dames and the Company entered into an employment agreement, pursuant to which the Company pays Mr. Dames $10,000 per month for his services as Chief Technology Officer. On February 1, 2024, Mr. Dames’s salary was increased to $220,000 per year. On June 3, 2024, Mr. Dames and the Company entered into a stock option agreement, pursuant to which Mr. Dames received a stock option to purchase 210,000 shares of Class A Common Stock at $2.50 per share, which will vest over three years with one-sixth vesting on each six-month anniversary of the grant date, provided Mr. Dames remains in continuous service with the Company. Mr. Dames will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Dames without cause, Mr. Dames will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Dames participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On October 30, 2022, Michael Chermak and the Company entered into an executive consulting services agreement, pursuant to which the Company pays Mr. Chermak $15,000 per month for consulting services related to his position as Secretary and Treasurer. This agreement was amended on February 1, 2023, when the board of directors increased Mr. Chermak’s consulting fees from $15,000 per month to $25,000 per month, and is still in effect. On June 3, 2024, Mr. Chermak and the Company entered into a stock option agreement, pursuant to which Mr. Chermak received a stock option to purchase 500,000 shares of Class A Common Stock at $2.50 per share, which will vest immediately upon the listing of the Company’s Class A Common Stock to a national securities exchange, provided Mr. Chermak remains in continuous service with the Company.

On February 15, 2023, James Creamer and the Company entered into an executive consulting services agreement, pursuant to which the Company paid Mr. Creamer $8,000 per month for consulting services related to his position as Chief Financial Officer. Mr. Creamer also received a stock option to purchase 100,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, which vested equally over three years on each anniversary, provided Mr. Creamer remained in continuous service with the Company. Mr. Creamer’s executive consulting services agreement and his service as Chief Financial Officer were terminated without cause by the Company on February 29, 2024. Pursuant to the accelerated vesting terms of his stock option agreement, Mr. Creamer’s option vested in full as of February 29, 2024. Mr. Creamer will continue to offer consulting services to the Company as needed.

On January 1, 2024, Eduardo Martinez and the Company entered into an employment agreement, pursuant to which the Company paid Mr. Martinez $15,000 per month for his services as Chief Commercial Officer and Chief of Staff. On January 1, 2024, Mr. Martinez and the Company also entered into a stock option agreement, pursuant to which Mr. Martinez received a stock option to purchase 12,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 500 shares of which vest immediately and the remaining shares vest at 5,750 shares per year for two years on each anniversary, provided Mr. Martinez remains in continuous service with the Company. On June 3, 2024, Mr. Martinez and the Company entered into a stock option agreement, pursuant to which Mr. Martinez received a stock option to purchase 58,000 shares of Class A Common Stock at $2.50 per share, which will vest over three years with one-sixth vesting on each six-month anniversary of the grant date, provided Mr. Martinez remains in continuous service with the Company. Mr. Martinez’s employment agreement and his service as Chief Commercial Officer and Chief of Staff were terminated without cause by the Company on October 31, 2024. Mr. Martinez will offer consulting services to the Company as needed, and his options will continue to vest.

On January 1, 2024, Paul Scardino and the Company entered into an employment agreement, pursuant to which the Company paid Mr. Scardino $8,400 per month for his services as Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space. On January 1, 2024, Mr. Scardino and the Company also entered into a stock option agreement, pursuant to which Mr. Scardino received a stock option to purchase 120,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 5,000 shares of which vest immediately and the remaining shares vest at 57,500 shares per year for two years on each anniversary, provided Mr. Scardino remains in continuous service with the Company. On June 3, 2024, Mr. Scardino and the Company entered into a stock option agreement, pursuant to which Mr. Scardino received a stock option to purchase 100,000 shares of Class A Common Stock at $2.50 per share, which will vest over three years with one-sixth vesting on each six-month anniversary of the grant date, provided Mr. Scardino remains in continuous service with the Company. Mr. Scardino’s employment agreement and his service as Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space were terminated without cause by the Company on December 9, 2024. In connection with Mr. Scardino’s termination, on December 9, 2024, Mr. Scardino and the Company entered into a separation agreement and release of claims, pursuant to which Mr. Scardino released the Company from all claims arising from arising out of or in any way related to his employment with the Company or his separation from the Company in exchange for his options continuing to vest.

On January 1, 2024, Mark Steel and the Company entered into an employment agreement, pursuant to which the Company paid Mr. Steel $8,400 per month for his services as Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space. On January 1, 2024, Mr. Steel and the Company also entered into a stock option agreement, pursuant to which Mr. Steel received a stock option to purchase 120,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 5,000 shares of which vest immediately and the remaining shares vest at 57,500 shares per year for two years on each anniversary, provided Mr. Steel remains in continuous service with the Company. On June 3, 2024, Mr. Steel and the Company entered into a stock option agreement, pursuant to which Mr. Steel received a stock option to purchase 100,000 shares of Class A Common Stock at $2.50 per share, which will vest over three years with one-sixth vesting on each six-month anniversary of the grant date, provided Mr. Steel remains in continuous service with the Company. Mr. Steel will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. Mr. Steel’s employment agreement and his service as Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space were terminated without cause by the Company on November 15, 2024. Mr. Steel’s 167,200 unvested options were cancelled as of November 15, 2024 and his 52,800 vested options were cancelled as of February 15, 2025.

On March 1, 2024, Amit Shrestha and the Company entered into an employment agreement, pursuant to which the Company pays Mr. Shrestha $20,000 per month for his services as Chief Financial Officer. On March 1, 2024, Mr. Shrestha and the Company also entered into a stock option agreement, pursuant to which Mr. Shrestha received a stock option to purchase 350,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 14,000 shares of which vest immediately and the remaining shares vest at 168,000 shares per year for two years on each anniversary, provided Mr. Shrestha remains in continuous service with the Company. On June 3, 2024, Mr. Shrestha and the Company entered into a stock option agreement, pursuant to which Mr. Shrestha received a stock option to purchase 500,000 shares of Class A Common Stock at $2.50 per share, which will vest immediately upon the listing of the Company’s Class A Common Stock to a national securities exchange, provided Mr. Shrestha remains in continuous service with the Company. Mr. Shrestha will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Shrestha without cause, Mr. Shrestha will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Shrestha participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On November 25, 2024, Andrew Sheppard and the Company entered into an employment agreement, pursuant to which the Company pays Mr. Sheppard $20,000 per month for his services as Chief Executive Officer and President effective as of December 1, 2024. On December 1, 2024, Mr. Sheppard and the Company entered into a stock option agreement, pursuant to which Mr. Sheppard received a stock option to purchase 350,000 shares of Class A Common Stock at $3.50 per share upon the signing of the agreement, 50,000 shares of which vest immediately and the remaining shares vest over three years with one-sixth vesting on each six-month anniversary of the grant date, provided Mr. Sheppard remains in continuous service with the Company. Also, on December 1, 2024, Mr. Sheppard and the Company entered into a stock option agreement, pursuant to which Mr. Sheppard received a stock option to purchase 500,000 shares of Class A Common Stock at $3.50 per share, which will vest immediately upon the listing of the Company’s Class A Common Stock to a national securities exchange, provided Mr. Sheppard remains in continuous service with the Company. Mr. Sheppard will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Sheppard without cause, Mr. Sheppard will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Sheppard participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans. On April 16, 2025, Mr. Sheppard and the Company entered into an amendment to the employment agreement, pursuant to which Mr. Sheppard ceased to be the Company’s Chief Executive Officer and President and became the President of RMX Government. Mr. Sheppard’s compensation remained unchanged.

On April 16, 2025, Karl Kit and the Company entered into an executive consulting services agreement, pursuant to which the Company pays Mr. Kit $25,000 per month for his services as Chief Executive Officer and President effective as of April 16, 2025.

On April 16, 2025, Maxwell Kit and the Company entered into an executive consulting services agreement, pursuant to which the Company pays Mr. Kit $20,000 per month for his services as Chief Marketing Officer effective as of April 16, 2025.

Outstanding Equity Awards at Fiscal Year-End

The executive officers named above had the following unexercised options or equity incentive plan awards outstanding as of December 31, 2024.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date
Joshua Cryer,
Former Chief Executive Officer and President	97,000	(1)	-		-		$1.00	January 1, 2033
Joshua Cryer,
Former Chief Executive Officer and President	212,000	(1)	-		-		$1.00	June 14, 2033
Andrew Sheppard,
President of RMX Government, Former Chief Executive Officer and President	50,000		300,000	(2)	500,000	(3)	$3.50	December 1, 2034
Amit Shrestha,
Chief Financial Officer	14,000		336,000	(4)	-		$1.00	March 1, 2034
Amit Shrestha,
Chief Financial Officer	-		-		500,000	(5)	$2.50	June 3, 2034
Michael Chermak,
Executive Chairman, Secretary, and Treasurer	-		-		500,000	(6)	$2.50	June 3, 2034
John Dames,
Chief Technology Officer	48,334		96,666	(7)	-		$1.00	January 1, 2033
John Dames,
Chief Technology Officer	35,000		175,000	(8)	-		$2.50	June 3, 2034

(1)	Mr. Cryer’s vested options were exercisable until February 28, 2025, due to his resignation on November 30, 2024.
(2)	As of December 31, 2024, the unvested shares under the option will vest in six equal installments on each six-month anniversary of the grant date subject to Mr. Sheppard’s continuous service.
(3)	As of December 31, 2024, the unvested shares under the option will vest immediately upon the listing of the Company to a national securities exchange subject to Mr. Sheppard’s continuous service.
(4)	As of December 31, 2024, the unvested shares under the option under the option will vest in two equal yearly installments subject to Mr. Shrestha’s continuous service.
(5)	As of December 31, 2024, the unvested shares under the option will vest immediately upon the listing of the Company to a national securities exchange subject to Mr. Shrestha’s continuous service.
(6)	As of December 31, 2024, the unvested shares under the option will vest immediately upon the listing of the Company to a national securities exchange subject to Mr. Chermak’s continuous service.
(7)	As of December 31, 2024, the unvested shares under the option will vest in two equal yearly installments subject to Mr. Dames’s continuous service.
(8)	As of December 31, 2024, the unvested shares under the option will vest in five equal installments on each six-month anniversary of the grant date subject to Mr. Dames’s continuous service.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

See “—Executive Employment and Consulting Agreements” above.

Director Compensation

None of the directors of the Company received compensation for their service as a director during the fiscal year ended December 31, 2024.

On April 4, 2025, M. Steven Kirchof and the Company entered into an independent director agreement, pursuant to which Mr. Kirchof will receive an annual cash fee and an initial award of restricted Class A Common Stock. We will pay the annual cash compensation fee in equal monthly installments no later than the fifth business day of each month commencing in the month following the date we close on a raise of at least $3,000,000. The cash fee to be paid to Mr. Kirchof will be $60,000 per year in cash. In addition, under the independent director agreement, a stock option to purchase 300,000 shares of Class A Common Stock, at an exercise price of $3.50 per share, was awarded to Mr. Kirchof. The stock option vests over three years with 100,000 shares vesting immediately and one-third vesting on each yearly anniversary of the date of grant provided Mr. Kirchof remains in continuous service. We will also reimburse Mr. Kirchof for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of his duties for us.

2022 Equity Incentive Plan

On November 23, 2022, our board of directors approved, and our majority shareholders ratified, the RMX Industries, Inc. 2022 Equity Incentive Plan, or the 2022 Plan.

Purpose of the 2022 Plan: The purpose of the 2022 Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of Class A Common Stock that may be issued pursuant to awards granted under the 2022 Plan is 5,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. As of the date of this offering circular, we have granted 4,055,000 stock options under the 2022 Plan and 945,000 shares remain available for issuance under the 2022 Plan. We intend that awards granted under the 2022 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2022 Plan shall be so construed.

The following summary briefly describes the principal features of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan.

Awards that may be granted include: (a) Incentive Stock Options, or ISO (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, or RSUs, (f) Stock granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of our Class A Common Stock and the award holder’s continuing service with us.

Stock options give the option holder the right to acquire from us a designated number of shares of our Class A Common Stock at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the Class A Common Stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of Class A Common Stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted stock are awards of a right to receive shares of our Class A Common Stock on a future date. Restricted Stock Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted stock shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our Class A Common Stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our Class A Common Stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our board of directors may grant Class A Common Stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements.

The 2022 Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, shares of Class A Common Stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2022 Plan are described in more detail below.

Administration of the 2022 Plan: The 2022 Plan is currently administered by our board of directors. All questions of interpretation of the 2022 Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the 2022 Plan or of any award shall be determined by the board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2022 Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the board of directors. in the exercise of its discretion pursuant to the 2022 Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the 2022 Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the 2022 Plan: The maximum aggregate number of shares of Class A Common Stock that may be issued under the 2022 Plan shall be 5,000,000 shares and shall consist of authorized but unissued or reacquired shares of Class A Common Stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend. Shares subject to an award under the 2022 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2022 Plan.

Stock Options and Stock Appreciation Rights:

General. Stock options and SARs shall be evidenced by award agreements specifying the number of shares of Class A Common Stock covered thereby, in such form as the board of directors shall from time to time establish. Each Stock option grant will identify the option as an ISO or Nonstatutory Stock Option. Subject to the provisions of the 2022 Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each stock option or SAR shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the stock option or SAR shall be not less than the fair market value of a share of Class A Common Stock on the effective date of grant of the stock option or SAR. Notwithstanding the foregoing, a stock option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Stock options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the board of directors and set forth in the award agreement evidencing such stock option. No stock option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such stock option or SAR. Subject to the foregoing, unless otherwise specified by the board of directors in the grant of a stock option or SAR, any stock option or SAR granted hereunder shall terminate ten (10) years after the effective date of grant of the stock option or SAR, unless earlier terminated in accordance with its provisions. The board of directors may set a reasonable minimum number of shares of Class A Common Stock that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our total combined voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Stock Options. Stock options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own Class A Common Stock, including Class A Common Stock subject to outstanding awards held by him or her under the 2022 Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares of Stock are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such shares of Class A Common Stock shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Stock Awards: Stock awards can also be granted under the 2022 Plan. A stock award is a grant of shares of Class A Common Stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Stock Units: RSU Awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. The purchase price for shares of Stock issuable under each RSU Award shall be established by the board of directors in its discretion. Except as may be required by Applicable Law or established by the board of directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving an RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the board and set forth in the award agreement evidencing such award.

Performance Criteria: Under the 2022 Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. Each performance award shall entitle the participant to a payment in cash or Class A Common Stock upon the attainment of Performance Criteria and other terms and conditions specified by the board of directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the board of directors on the basis of such further consideration as the board of directors in its sole discretion shall determine. The board of directors may, in its discretion, substitute actual Class A Common Stock for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Stock and Awards in Lieu of Obligations. The board of directors may grant Class A Common Stock to any eligible recipient as a bonus, or to grant Class A Common Stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of Class A Common Stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. Class A Common Stock or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the 2022 Plan or any outstanding award or may terminate the 2022 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2022 Plan, change the persons eligible for awards under the 2022 Plan, extend the time within which awards may be made, or amend the provisions of the 2022 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2022 Plan can be made without the consent of the holder of such award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this offering circular for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of any class of our voting securities.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this offering circular. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this offering circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, RMX Industries, Inc., 4514 Cole Ave, Ste. 600, Dallas, TX 75205.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Class A Common Stock		Percent of Class A Common Stock (%)	Class B Common Stock		Percent of Class B Common Stock (%)	Total Voting Power(2) (%)
Michael Chermak, Executive Chairman, Treasurer, Secretary and Director	750,000		3.7	1,000,000	(3)	50.0	45.7
Karl Kit, Chief Executive Officer and President	7,305,393	(4)	35.8	-		-	3.3
John Dames, Chief Technology Officer	561,667	(5)	2.7	-		-	*
Amit Shrestha, Chief Financial Officer	432,000	(6)	2.1	-		-	*
Maxwell Kit, Chief Marketing Officer	7,305,393	(7)	35.8	-		-	3.3
Andrew Sheppard, President of RMX Government	100,000	(8)	*	-		-	*
M. Steven Kirchof, Director	100,000	(9)	*	-		-	*
All directors and executive officers as a group (7 persons)	9,249,060		44.1	1,000,000		50.0	49.4
Basestones, Inc.(10)	-		-	1,000,000		50.0	45.4
Boustead Securities, LLC(11)	1,341,505		6.5	-		-	*
Cytta Corp(12)	2,444,513		12.0	-		-	1.1
K2 Endeavor DMCC(13)	7,205,393		35.5	-		-	3.3
Makena Investment Advisors, LLC(3)	-		-	1,000,000		50.0	45.4
The Sunshine and Rain Asset Management Irrevocable Trust(14)	2,385,000		11.5	-		-	1.1
Peter Schultz	2,513,644	(15)	12.1	-		-	1.1

*	Less than 1%

(1)	Based on 20,317,353 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock issued and outstanding as of the date of this offering circular.

(2)	The holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record, and the holders of Class B Common Stock are entitled to one hundred (100) votes for each share of Class B Common Stock held of record, on all matters submitted to a vote of the shareholders. A total of 20,317,353 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock representing total voting power of 220,317,353 votes are outstanding as of the date of this offering circular.

(3)	The 1,000,000 shares of Class B Common Stock beneficially owned by Michael Chermak are held by Makena Investment Advisors, LLC. Makena Investment Advisors, LLC is a Nevada limited liability company. Makena Investment Advisors, LLC’s managing member is Michael Chermak, our Executive Chairman, Secretary, Treasurer and director. Makena Investment Advisors, LLC’s business address is 1023 Olive Ave, Ramona, CA 92065, USA.

(4)	Consists of (i) 100,000 shares of Class A Common Stock issuable upon the exercise of a warrant and (ii) 7,205,393 shares of Class A Common Stock held by K2 Endeavor DMCC, which Karl Kit is deemed to beneficially own.

(5)	Consists of (i) 395,000 shares of Class A Common Stock and (ii) 166,667 shares of Class A Common Stock issuable upon the exercise of an option.

(6)	Consists of (i) 250,000 shares of Class A Common Stock and (ii) 182,000 shares of Class A Common Stock issuable upon the exercise of an option.

(7)	Consists of (i) 100,000 shares of Class A Common Stock issuable upon the exercise of a warrant and (ii) 7,205,393 shares of Class A Common Stock held by K2 Endeavor DMCC, which Maxwell Kit is deemed to beneficially own.

(8)	Consists of 100,000 shares of Class A Common Stock issuable upon the exercise of an option.

(9)	Consists of 100,000 shares of Class A Common Stock issuable upon the exercise of an option.

(10)	Basestones, Inc. is a Nevada corporation. Basestones, Inc.’s president is Mohammad Ansari, a former director of RMX Industries, Inc. Mohammad Ansari is deemed to beneficially own the shares of Class B Common Stock owned by Basestones, Inc. and has sole voting and dispositive powers over its shares. Basestones, Inc.’s business address is 1901 Avenue of the Stars, #200, Los Angeles, CA 90067, USA.

(11)	Consists of (i) 1,000,000 shares of Class A Common Stock and (ii) 341,505 shares of Class A Common Stock issuable upon exercise of warrants. Boustead Securities, LLC is a California limited liability company. Boustead Securities, LLC’s managing member is Keith Moore. Keith Moore is deemed to beneficially own the shares of Class A Common Stock owned by Boustead Securities, LLC and has sole voting and dispositive powers over its shares. Boustead Securities, LLC’s business address is 6 Venture, Suite 395, Irvine, CA 92618, USA.

(12)	Cytta Corp is a Nevada corporation. Cytta Corp is quoted on the OTCQB tier of the OTC Markets Group, Inc., under the symbol “CYCA”. According to Cytta Corp’s Form 10-K filed on January 14, 2025, Gary Campbell, Cytta Corp’s Chief Executive Officer, Chief Financial Officer, and a member of the board of directors, is the beneficial owner of approximately 13.23% of Cytta Corp’s common stock. No other stockholder beneficially owns more than 10% of Cytta Corp’s common stock. Michael Chermak, our Executive Chairman, Secretary, Treasurer and director, was the Chief Administration Officer of Cytta Corp until January 2023. Cytta Corp’s business address is 5450 W Sahara Avenue, Suite 300A, Las Vegas, NV 89146, USA.

(13)	K2 Endeavor DMCC is a UAE Free Trade Zone entity. Karl Kit, our Chief Executive Officer, President and director, and Maxwell Kit, our Chief Marketing Officer, are owners and managers and are deemed to beneficially own the shares of Class A Common Stock owned by K2 Endeavor DMCC and have shared voting and dispositive powers over its shares. K2 Endeavor DMCC’s business address is Reef Tower, Cluster O, Jumeirah Lake Towers, Dubai, UAE.

(14)	Consists of (i) 1,935,000 shares of Class A Common Stock and (ii) 450,000 shares of Class A Common Stock issuable upon the exercise of warrants. The Sunshine and Rain Asset Management Irrevocable Trust is a Wyoming trust. Peter Schultz is the manager and trustee and is deemed to beneficially own the shares of Class A Common Stock owned by The Sunshine and Rain Asset Management Irrevocable Trust and has sole voting and dispositive powers over its shares. The Sunshine and Rain Asset Management Irrevocable Trust’s business address is 375 East Nevada Street, Ashlan, OR 97520, USA.

(15)	Consists of (i) 1,935,000 shares of Class A Common Stock held by The Sunshine and Rain Asset Management Irrevocable Trust, which Peter Schultz is deemed to beneficially own, (ii) 450,000 shares of Class A Common Stock issuable upon the exercise of warrants held by The Sunshine and Rain Asset Management Irrevocable Trust, which Peter Schultz is deemed to beneficially own, (iii) 75,800 shares of Class A Common Stock held by Unbounded Trust, which Peter Schultz is deemed to beneficially own, and (iv) 52,844 shares of Class A Common Stock held directly by Peter Schultz.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock currently consists of 210,000,000 shares, consisting of (i) 196,400,000 shares of Class A Common Stock, $0.001 par value per share, and (ii) 3,600,000 shares of Class B Common Stock, $0.001 par value per share and (iii) 10,000,000 shares of preferred stock, $0.001 par value per share.

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part.

As of the date of this offering circular, there were (i) 20,317,353 shares of Class A Common Stock issued and outstanding and (ii) 2,000,000 shares of Class B Common Stock issued and outstanding.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop or, if developed, may not be sustained.

Common Stock

The holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record and the holders of Class B Common Stock are entitled to one hundred (100) votes for each share of Class B Common Stock held of record on all matters submitted to a vote of the shareholders. A share of Class B Common Stock may be voluntarily converted into a share of Class A Common Stock. A transfer of a share of Class B Common Stock will result in its automatic conversion into a share of Class A Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class B Common Stock to another holder of Class B Common Stock will not result in such automatic conversion. Class A Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

Under our articles of incorporation and bylaws, any corporate action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Shareholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Class A Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Class A Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of Class A Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of the holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our board to issue up to 10,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Investor Warrants to be Sold to the Public in Connection with this Offering

General. Each investor warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $5.50 per share, which is an 83.33% premium over the unit price of the securities offered hereby. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.

Warrant Agent. The Company shall serve as warrant agent.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is three years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. If a registration (or offering) statement registering (or qualifying) the issuance of the shares of Class A Common Stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A Common Stock determined according to the formula set forth in the warrant. No fractional shares of Class A Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Price. The price per share of Class A Common Stock purchasable upon exercise of the warrants is $5.50 per share or 183.33% of the offering price for each unit in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Adjustments in Certain Events. We will make adjustments to the terms of the warrants if certain events occur as described below. If prior to the exercise of any warrants, we effect one or more stock splits, stock dividends or other increases or reductions of the number of shares of our Class A Common Stock outstanding without receiving compensation therefor in money, services or property, the number of shares of Class A Common Stock subject to the warrants shall (i) if a net increase shall have been effected in the number of outstanding shares of Class A Common Stock, be proportionately increased, and the exercise price payable per share of Class A Common Stock subject to the warrant shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of Class A Common Stock, be proportionately reduced and the exercise price payable per share of Class A Common Stock subject to the warrant shall be proportionately increased. We may, in our sole discretion, lower the exercise price per share of Class A Common Stock subject to the warrant at any time prior to the expiration date for a period of not less than 30 days.

In the event of a capital reorganization or reclassification of our Class A Common Stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our Class A Common Stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of Class A Common Stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding Class A Common Stock.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Class A Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Class A Common Stock until the holder exercises the warrant.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of any warrant, and a holder shall not have the right exercise any investor warrants, to the extent that, after giving effect to an attempted exercise set forth on an applicable exercise notice, such attempted exercise would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Class A Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the SEC), including any Attribution Parties beneficially owning a number of shares of Class A Common Stock in excess of the Beneficial Ownership Limitation (as defined in the warrant).

Lead Selling Agents’ Warrants

Upon the closing of this offering, there will be up to 14,050 shares of Class A Common Stock issuable upon exercise of the Agent Warrants and the Unit warrants contained within the Agent Warrants. The Selling Agents’ Warrants will be exercisable until the fifth anniversary of the date of commencement of sales in the offering. The exercise price for the Selling Agents’ Warrants will be the amount that is 125% of the offering price, or $4.375 per Unit. The exercise price for the warrants included in the Units issuable upon exercise of the Selling Agents’ Warrants will be $5.50 per share. The Selling Agents’ Warrants will not be redeemable. The Selling Agents’ Warrants will provide for cashless exercise, and immediate “piggyback” registration rights, with a duration of five years from the date of commencement of sales in the offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration or qualification of the Units underlying the Selling Agents’ Warrants. We have registered the Selling Agents’ Warrants and the shares of Class A Common Stock underlying the Selling Agents’ Warrants in the offering.

The Selling Agents’ Warrants and the Units underlying the Selling Agents’ Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Lead Selling Agents, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Selling Agents’ Warrants or the Class A Common Stock underlying the Selling Agents’ Warrants, nor will the Lead Selling Agents or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agents’ Warrants or the underlying Class A Common Stock for a period of 180 days from the date of commencement of sales in the offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling agent or selected dealer participating in the offering and their officers, partners or registered representatives if the Selling Agents’ Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agents’ Warrants will provide for adjustment in the number and price of such warrants (and the Class A Common Stock underlying such warrants) to prevent dilution in the event of a stock dividend or stock split.

Stock Options

On November 23, 2022, we adopted the RMX Industries, Inc. 2022 Equity Incentive Plan, or the 2022 Plan. The purpose of the 2022 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors and consultants. The maximum number of shares of Class A Common Stock that may be issued pursuant to awards granted under the 2022 Plan is 5,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. The 2022 Plan expires on November 23, 2032. For further information, please see “Executive Compensation – 2022 Equity Incentive Plan”.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of Class A Common Stock, Class A Common Stock and Class B Common Stock, and any number of classes of Preferred Stock. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter. A share of Class B Common Stock may be voluntarily converted into a share of Class A Common Stock. A transfer of a share of Class B Common Stock will result in its automatic conversion into a share of Class A Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class B Common Stock to another holder of Class B Common Stock will not result in such automatic conversion. Class A Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

In this offering, we are offering shares of Class A Common Stock. Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of our outstanding Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there were 10,425,244 shares of Class A Common Stock outstanding representing voting power of 10,425,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total of 10,425,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock representing total voting power of 210,425,244 votes, the holders of our Class B Common Stock control approximately 95.0% of the voting power before this offering. Following this offering, taking into consideration the shares of Class A Common Stock expected to be offered hereby, even if 100% of such shares are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 - 78.444), which prohibits an “interested stockholder” from entering into a “combination” with the corporation unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control the corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a majority vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a shareholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Class A Common Stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 10,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Cumulative Voting

Furthermore, neither the holders of our Class A Common Stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding Class A Common Stock and lack of cumulative voting makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

The transfer agent for our common stock is Transfer Online, Inc., located at 512 SE Salmon St., Portland, OR 97214. Transfer Online, Inc.’s phone number is 503-227-2950, and its website is www.transferonline.com.

PLAN OF DISTRIBUTION

The Company is offering up to 2,857,142 Units on a “best efforts” basis at a cash price of $3.50 per Unit. Each Unit is comprised of one share of Class A Common Stock, and one Class A Common Stock purchase warrant (a “Warrant”). Each Warrant allows the holder to purchase one additional share of Class A Common Stock, or Warrant Share, at an exercise price of $5.50 per Warrant Share, subject to certain adjustments, over a 36-month exercise period following the date of issuance of the Warrant. The Units will not be issued or certificated. Instead, the Class A Common Stock and the Warrants underlying the Units will be issued separately although they will have been purchased together in this offering. The Class A Common Stock and Warrants will be separately transferable. There is no minimum offering amount; however, the minimum investment for each investor is $700, or 200 Units.

The Company intends to market the shares in this offering through both online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.rmx.io) on a landing page that relates to the offering.

The offering will terminate at the earliest of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company, in its sole discretion.

The Company intends to complete multiple closings in this offering. After each closing, funds tendered by investors will be available to the Company.

Previous Engagement Agreement with Boustead Securities, LLC and Digital Offering, LLC

We were party to an engagement agreement dated May 9, 2024, with Digital Offering, LLC and Boustead Securities, LLC, who we referred to as the Lead Selling Agents. The Lead Selling Agents acted as our exclusive lead managing selling agents for the offering. The Lead Selling Agents made no commitment to purchase all or any part of the Units being offered but agreed to use their best efforts to sell such Units in the offering. As such, the Lead Selling Agents are an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The term of the engagement agreement began on May 9, 2024, and terminated on July 31, 2025. The engagement agreement provided that the Lead Selling Agents may engage other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for the offering. We referred to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, the Lead Selling Agents were permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer was also entitled to receive the benefits of our engagement agreement with the Lead Selling Agents, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with the Lead Selling Agents that confirms that such soliciting dealer is so entitled. Prior to termination, we were advised that the Lead Selling Agents retained Sutter Securities, Inc. to participate in the offering as soliciting dealers until their termination on July 31, 2025. We were not responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by the Lead Selling Agents. None of the soliciting dealers (i) purchased any of our Units in the offering or (ii) was required to sell any specific number or dollar amount of our Units, but instead arranged for the sale of shares to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the Units. In addition to the engagement agreement, we entered into a definitive selling agency agreement with the Lead Selling Agents prior to the commencement of the offering.

Lead Selling Agents Offering Expenses

We are responsible for all offering fees and expenses, including, without limitation, the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; (iv) all of the legal fees related to FINRA clearance; (v) applicable fees and expenses of our Units on a nationally recognized securities exchange, (vi) due diligence fees of $75,000 and reasonable and documented legal costs up to a maximum of $85,000. Notwithstanding the foregoing, the $75,000 due diligence fee, which has already been advanced, and the $85,000 legal fees once advanced to the Lead Selling Agents will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(a).

Lead Selling Agents Reimbursable Expenses in the Event of Termination

In the event the offering does not close or the selling agency agreement is terminated for any reason, we have agreed to reimburse the Lead Selling Agents for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including its legal fees, up to $85,000.

Engagement of DealMaker Services

DealMaker Securities LLC, a broker-dealer registered with the SEC and a member of FINRA (the “Broker”), has been engaged to provide operational processing, compliance, and administration of the Company’s best efforts offering. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker, has also been engaged to provide technology services.

The aggregate compensation payable to the Broker and its affiliates is described below.

a.)	Administrative and Compliance Related Functions

The Broker will provide administrative and compliance related functions in connection with this offering, including

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager;

●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

●	Reviewing with the Company on best business practices regarding this offering in light of current market conditions and prior self-directed capital raises;

●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

●	Reviewing with the Company on question customization for investor questionnaire;

●	Reviewing with the Company on selection of webhosting services;

●	Reviewing with the Company on completing template for the offering campaign page;

●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to the Company on preparation and completion of this offering circular;

●	Advising the Company on how to configure our website for the offering working with prospective investors;

●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by DealMaker;

●	Assisting the Company in the preparation of state, SEC and FINRA filings related to the offering; and

●	Working with Company personnel and counsel in providing information to the extent necessary.

Such services will not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay the Broker a one-time $27,500 payment for accountable expenses and a cash commission equal to four and one-half percent (4.5%) of the amount raised in the Offering not to exceed $427,850, if the remaining unsold Units of the offering are fully subscribed. Based on this, the total compensation to the Broker is $455,350.

b.)	Technology Services

The Company has also engaged DealMaker to create and maintain the online subscription processing platform for the offering.

After the qualification by the SEC of the offering statement and offering circular including the Broker and DealMaker, this offering will be conducted using DealMaker’s online subscription processing platform through our website whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third-party processor by ACH debit transfer or wire transfer or credit card to an account we designate.

For these services, we have agreed to pay DealMaker a $2,000 monthly payment for up to three months ($6,000) prior to the offering for accountable expenses. After the commencement of the offering, there will be a monthly platform hosting and maintenance fee of $2,000, not to exceed $18,000. DealMaker’s compensation will not exceed $24,000.

The maximum compensation to be collected by the Broker and its affiliates is $479,350.

Exchange Listing

Our Class A Common Stock is quoted on OTCQB under the symbol “RMXI.”

Pricing of the Offering

The price of the offering is $3.50 per Unit. There is currently no public market nor is there a planned public market for our Units. The offering price has been determined by negotiation between us and the Lead Selling Agents. The principal factors considered in determining the offering price include:

●	the information set forth in this offering circular and otherwise available to the Lead Selling Agents;

●	our history and future prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	an assessment by our management;

●	the general condition of the securities markets at the time of the offering;

●	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

●	other factors deemed relevant by the Lead Selling Agents and us.

Indemnification and Control

We have agreed to indemnify the Lead Selling Agents, their affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act and the Exchange Act, and liabilities arising from breaches of some or all of the representations and warranties contained in our engagement agreement with the Lead Selling Agents or agreements with soliciting dealers. If we are unable to provide this indemnification, we will contribute to the payments the Lead Selling Agents or the soliciting dealers, and their respective affiliates and controlling persons may be required to make in respect of these liabilities.

The Lead Selling Agents and the soliciting dealers and their respective affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Lead Selling Agents and the Broker and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

Our Relationship with the Lead Selling Agents and the Broker

In the ordinary course of their various business activities, the Lead Selling Agents and the Broker and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities and/or instruments of our company. As of the date of the commencement of this offering, Boustead Securities owned 1,000,000 shares of our Class A Common Stock, or approximately 9.7% of the issued and outstanding Class A Common Stock. See “Risk Factors — Risks Related to This Offering and Ownership of Our Class A Common Stock — Boustead Securities, one of the Lead Selling Agents, owned approximately 9.7% of the issued and outstanding Class A Common Stock of the Company prior to commencement of this offering. This ownership interest in our company creates a conflict of interest with the interests of investors in this offering in that Boustead Securities will benefit through ownership of our shares if the offering is consummated.” for more information. The Lead Selling Agents and the Broker and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

From May 2024 to July 2025, the Company conducted private placements of (i) shares of its Class A Common Stock and (ii) units, with each unit consisting of an unsecured promissory note and a five year warrant to purchase shares of Class A Common Stock. Boustead Securities, who was acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to the Company’s engagement letter agreement with Boustead Securities, as amended, in addition to payments of a success fee of $86,000, and a non-accountable expense allowance of $5,900, the Company agreed to issue Boustead Securities five-year warrants to purchase up to an aggregate of 8,890 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment.

On September 15, 2025, the Company entered into a termination agreement with Boustead Securities to terminate the engagement letter agreement, in exchange for (a) the Company (i) issuing a warrant to Boustead Securities to purchase up to 329,210 shares of Class A Common Stock at an exercise price of $1.80, (ii) wiring Boustead Securities $400,000 in cash upon the closing of the Company’s next financing of at least $2,000,000, (iii) issuing Boustead Securities a warrant to purchase up to $400,000 of Class A Common Stock at an exercise price equal to either the lowest exercise price per share of warrants issued to ATW Partners, LLC, or, if no such warrants are issued, $1.80, upon the closing of the Company’s next financing of at least $2,000,000, (iv) wiring Boustead Securities $200,000 in cash upon the earlier of the Company’s uplist to the New York Stock Exchange or December 31, 2025, and (v) registering the shares of Class A Common Stock underlying foregoing warrants in the Company’s next registration statement, and (b) Boustead Securities agreeing to waive any and all other fees due and owing under the engagement letter agreement from September 15, 2025 through the termination of engagement letter agreement (the “Fees”). The engagement letter agreement shall terminate as of the date the forgoing cash payments have been paid in full and the foregoing warrants have been issued. If the engagement letter agreement is not terminated as a result of the Company’s failure to perform its duties and obligations under the termination agreement, then the Fees shall be due immediately to Boustead Securities.

The foregoing warrants and the Class A Common Stock underlying the foregoing warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. Boustead Securities, or its permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the foregoing warrants or the Class A Common Stock underlying the foregoing warrants, nor will Boustead Securities or its permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the foregoing warrants or the underlying Class A Common Stock for a period of 180 days from the date of commencement of sales in the offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling agent or selected dealer participating in the offering and their officers, partners or registered representatives if the foregoing warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period.

Investment Limitations

For individuals who are not accredited investors, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below under “— How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our Units are not listed on a national securities exchange, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “— How to Calculate Net Worth”);

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)	You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)	You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Units, with total assets in excess of $5,000,000;

(vi)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Units;

(ix)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii)	You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

This offering will start on or after the date that the offering is qualified by the Commission and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Investment Procedures

How to Subscribe

After the SEC has qualified the offering statement of which this offering circular is a part, the offering will be conducted using DealMaker’s online subscription processing platform through our website at cashflowbonds.com. On this site, investors in the offering will receive, review, select, execute, and deliver subscription agreements electronically. Payment of the purchase price for the Units will be made through a third-party processor by ACH debit transfer or wire transfer or credit card to an account designated by us. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees). DealMaker will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this offering circular or other offering materials to potential investors. All inquiries regarding this offering should be made directly to us.

The Company will be responsible for payment processing fees, but is collecting investor processing fees of 1% from each investor to help offset these expenses. Upon each closing, funds tendered by investors will be made available to the Company for its use.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (a form of which is attached to the offering statement of which this offering circular forms a part) and the funds required under the subscription agreement have been remitted using the platform’s payment methods, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will issue the Units subscribed to at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request the return of your subscription funds. All accepted subscription agreements are irrevocable.

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

In order to purchase the Units and prior to the acceptance of any funds from an investor, for so long as our Units are not listed on a national securities exchange, an investor in our Units will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Minimum Offering Amount

There is no minimum offering amount in this offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Transfer Online, Inc., a registered transfer agent with the Commission, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

SHARES ELIGIBLE FOR FUTURE SALE

Our Class A Common Stock is quoted on OTCQB under the symbol “RMXI”, which is a significantly less liquid and more volatile market than a national securities exchange, such as the NYSE or Nasdaq. There is no guarantee that our Class A Common Stock will continue to be quoted on OTCQB. Future sales of substantial amounts of shares of our Class A Common Stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Common Stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we expect to have 23,033,860 shares of Class A Common Stock issued and outstanding, assuming completion of the maximum offering hereunder.

Previously issued shares of Class A Common Stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Class A Common Stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Class A Common Stock then outstanding; or

●	1% of the average weekly trading volume of our Class A Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this offering circular before selling shares pursuant to Rule 701.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2023 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	Mohammad Ansari, our former director, received annual compensation from the Company of $45,000 in 2022 and $60,000 in 2023 under a consulting agreement for consulting services unrelated to his services as a director.

●	Cryer Consulting Group, which is owned by Joshua Cryer, our former Chief Executive Officer and President, was paid fees of $60,000 for 2023, and was paid $182,142 as reimbursements for out-of-pocket expenses for 2023.

●	On March 14, 2023, the Company entered into an Intellectual Property Purchase Agreement with Basestones Capital Ltd., for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. The Company made a one-time payment of $200,000 for the patent.

●	Prodjekt, which is owned by John Dames, our Chief Technology Officer, was paid fees of $345,206 and $279,768 for 2024 and 2023, respectively.

●	On November 1, 2024 and January 15, 2025, the Company issued five-year warrants to purchase an aggregate of 150,000 shares of our Class A Common Stock, at a price of $1.00 per share, to The Sunshine and Rain Asset Management Irrevocable Trust for advisory services.

●	On December 26, 2024, the Company issued a five-year warrant to purchase an aggregate of 100,000 shares of our Class A Common Stock, at a price of $1.00 per share, to Karl Kit, our Chief Financial Officer, President and director and Maxwell Kit, our Chief Marketing Officer, for advisory services.

●	On April 15, 2025, the Company entered into a share exchange agreement with RMX Industries Inc. and its shareholders, pursuant to which it issued 8,555,393 shares of Class A Common Stock in exchange for the shareholders’ shares resulting in RMX Industries Inc. becoming our wholly-owned subsidiary. As shareholders of RMX Industries Inc., Michael Chermak, our Executive Chairman, Secretary, Treasurer and director, received 500,000 shares, Amit Shrestha, our Chief Financial Officer, received 250,000 shares, John Dames, our Chief Technology Officer, received 250,000 shares, and K2 Endeavor DMCC, which is beneficially owned by Karl Kit, our Chief Financial Officer, President and director and Maxwell Kit, our Chief Marketing Officer, received 7,205,393 shares.

●

On September 15, 2025, the Company entered into a termination agreement with Boustead Securities to terminate the engagement letter agreement, in exchange for (a) the Company (i) issuing a warrant to Boustead Securities to purchase up to 329,210 shares of Class A Common Stock at an exercise price of $1.80, (ii) wiring Boustead Securities $400,000 in cash upon the closing of the Company’s next financing of at least $2,000,000, (iii) issuing Boustead Securities a warrant to purchase up to $400,000 of Class A Common Stock at an exercise price equal to either the lowest exercise price per share of warrants issued to ATW Partners, LLC, or, if no such warrants are issued, $1.80, upon the closing of the Company’s next financing of at least $2,000,000, (iv) wiring Boustead Securities $200,000 in cash upon the earlier of the Company’s uplist to the New York Stock Exchange or December 31, 2025, and (v) registering the shares of Class A Common Stock underlying foregoing warrants in the Company’s next registration statement, and (b) Boustead Securities agreeing to waive any and all other fees due and owing under the engagement letter agreement from September 15, 2025 through the termination of engagement letter agreement (the “Fees”). The engagement letter agreement shall terminate as of the date the forgoing cash payments have been paid in full and the foregoing warrants have been issued. If the engagement letter agreement is not terminated as a result of the Company’s failure to perform its duties and obligations under the termination agreement, then the Fees shall be due immediately to Boustead Securities.

Promoters and Certain Control Persons

Each of Mr. Michael Chermak, our co-founder, Executive Chairman, Secretary, Treasurer and director, Mr. Michael Collins, our co-founder and former director, President and Treasurer, and Mr. Mohammad Ansari, our co-founder and former director, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” and “—Transactions with Related Persons” above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A Common Stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our Class A Common Stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Class A Common Stock.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this offering circular. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our Class A Common Stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our Class A Common Stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our Class A Common Stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships that hold our Class A Common Stock and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences that may apply to them as a consequence of owning and disposing of our Class A Common Stock.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a Non-U.S. Holder holding our Class A Common Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or as hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding Class A Common Stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our Class A Common Stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our Class A Common Stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our Class A Common Stock. If we make distributions of cash or property (other than certain pro rata distributions of our Class A Common Stock) with respect to our Class A Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain from a disposition of our Class A Common Stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our Class A Common Stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our Class A Common Stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our Class A Common Stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our Class A Common Stock at all times during the applicable period, provided that our Class A Common Stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury Regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our Class A Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Any shares of our Class A Common Stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our Class A Common Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our Class A Common Stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our Class A Common Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our Class A Common Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our Class A Common Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our Class A Common Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our Class A Common Stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our Class A Common Stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its Class A Common Stock may affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2019, U.S. Treasury Regulations proposed in December 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible application of FATCA in their particular circumstances.

LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Fennemore Craig P.C.

EXPERTS

The financial statements of our company appearing elsewhere in this offering circular have been included herein in reliance upon the report of Fortune CPA, Inc., an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The office of Fortune CPA, Inc. is located at 333 City Blvd W 3rd Floor, Orange, CA 92868.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the securities that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and our securities, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. You can read our Commission filings, including the offering statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

Upon the consummation of this offering, assuming that we have filed a Form 8-A, we will be required to file periodic reports, proxy statements, and other information with the Commission pursuant to the Exchange Act. These periodic reports, proxy and other information will be available for inspection at the website of the Commission referred to above. You may access these materials free of charge as soon as reasonably practicable after they are filed electronically with, or furnished to, the Commission. We also maintain a website at www.rmx.io. The inclusion of our website address in this offering circular is an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this offering circular or the offering statement of which this offering circular forms a part. Investors should not rely on any such information in deciding whether to purchase our securities.

The offering statement is also available on our website at www.rmx.io. After the completion of this offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

Reporting Requirements under Tier II of Regulation A for a Company not Registered under the Exchange Act

Following this Tier II, Regulation A offering, for so long as we have not filed with the Commission a Form 8-A which would require us to comply with all of the reporting requirements of the Exchange Act, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by the end of September each year, which will include unaudited financial statements for the six months ending June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements for RMX Industries, Inc. (formerly Reticulate Micro, Inc.)

For the years ended December 31, 2024 and 2023

Index to Unaudited Interim Consolidated Financial Statements for RMX Industries, Inc.

For the six months ended June 30, 2025 and 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Reticulate Micro, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Reticulate Micro, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations. Therefore, the Company has stated substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As described further in Note 2 to the consolidated financial statements, the Company has incurred losses from its inception through December 31, 2024, and expects to incur additional losses in the future.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s future cash flows and the risk of bias in management’s judgments and assumptions in estimating these cash flows.

Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

We reviewed the Company’s working capital and liquidity ratios and forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the financial statement issuance date. This testing included inquiries with management, comparison of prior period forecasts to actual results, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, market and industry factors and consideration of the Company’s relationships with its financing partners.

/s/ Fortune CPA, Inc.

We have served as the Company’s auditor since 2023.

Orange, CA

March 31, 2025

PCAOB # 6901

Reticulate Micro, Inc.

Condensed Consolidated Balance Sheets

	As of December 31, 2024	As of December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$396,870	$2,267,956
Notes receivable	-	40,000
Interest receivable	-	3,112
Prepaid expenses	16,311	8,334
Total current assets	413,181	2,319,402

Property and equipment, net	47,778	9,223

Other assets
Intangible asset, net	144,826	184,936
ROU asset, net of amortization	-	95,322
Deposit	-	7,270
Total assets	$605,785	$2,616,153

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$350,187	$127,672
Accounts payable and accrued expenses, related party	243,454	166,362
Notes payable and interest (net of discount)	287,696	-
ROU, current liability	-	34,316
Total current liabilities	811,337	328,350
Long-term liabilities
Notes payable and interest (net of discount)	33,051	-
ROU, long-term liability	-	64,330
Total liabilities	914,388	392,680

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Common stock Class A, $0.001 par value, 196,400,000 shares authorized; 10,479,431 and 9,780,244 outstanding as of December 31, 2024 and December 31, 2023 respectively	10,479	9,780
Common stock Class B, $0.001 par value, 3,600,000 shares authorized; 2,000,000 and 2,000,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively	2,000	2,000
Additional paid-in capital	16,233,606	8,470,535
Accumulated deficit	(16,554,688)	(6,258,842)
Total stockholders’ equity (deficit)	(308,603)	2,223,473
Total liabilities and stockholders’ equity	$605,785	$2,616,153

The accompanying notes are an integral part of these condensed consolidated financial statements.

Reticulate Micro, Inc.

Condensed Consolidated Statements of Operations

	Year Ended December 31,	Year Ended December 31,
	2024	2023

Revenue	$137,646	$42,241
Cost of sales	36,786	13,802
Gross profit	100,860	28,439

Operating expenses:
General and administrative	531,091	309,082
Payroll, compensation and benefits	4,213,978	3,505,951
Professional services	3,815,955	1,261,922
Marketing and advertising	631,479	356,620
Research and development expense	849,542	523,789
Total operating expenses	10,042,045	5,957,364

Loss from operations	(9,941,185)	(5,928,925)

Other income (expense)
Interest income	12,393	7,194
Interest expense	(37,765)	-
Debt discount amortization	(284,117)	-
Loss on note receivable cancellation	(45,172)	-
Total other income (expense)	(354,661)	7,194

Net loss	$(10,295,846)	$(5,921,731)

Loss per share – basic and diluted	$(0.84)	$(0.56)

Weighted average number of shares outstanding – basic and diluted	12,275,881	10,635,876

The accompanying notes are an integral part of these condensed consolidated financial statements.

Reticulate Micro, Inc.

Condensed Consolidated Statement of Stockholders’ Equity (Deficit)

	Common Stock Class A		Common Stock Class B		Additional Paid In	Accumulated	Total Stockholders’ Equity
	Shares	Value	Shares	Value	Capital	Deficit	(Deficit)
Balance, December 31, 2022	6,100,000	$6,100	3,600,000	$3,600	$—	$(337,111)	$(327,411)

Net loss	—	—	—	—	—	(5,921,731)	(5,921,731)

Issuance of Class A Common Stock for cash	2,348,410	2,348	—	—	5,658,671	—	5,661,019

Options issued for services	—	—	—	—	1,310,864	—	1,310,864

Cancellation of Class B Common Stock	—	—	(1,600,000)	(1,600)	1,600	—	—

Issuance of Class A Common Stock for services	1,331,834	1,332	—	—	1,499,400	—	1,500,732

Balance, December 31, 2023	9,780,244	$9,780	2,000,000	$2,000	$8,470,535	$(6,258,842)	$(2,223,473)

Net loss	—	—	—	—	—	(10,295,846)	(10,295,846)

Issuance of warrants for professional services	—	—	—	—	2,533,521	—	2,533,521

Issuance of warrants for notes payable	—	—	—	—	1,525,000	—	1,525,000

Issuance of Class A Common Stock for cash	694,187	694	—	—	1,657,879	—	1,658,573

Options issued for services	—	—	—	—	1,921,721	—	1,921,721

Cancellation of Class A Common Stock	(45,000)	(45)	—	—	—	—	(45)

Issuance of Class A Common Stock for services	50,000	50	—	—	124,950	—	125,000

Balance, December 31, 2024	10,479,431	$10,479	2,000,000	$2,000	$16,233,605	$(16,554,687)	$(308,603)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Reticulate Micro, Inc.

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,	Year Ended December 31,
	2024	2023

Cash flows from operating activities of continuing operations:
Net (loss)	$(10,295,846)	$(5,921,731)
Adjustments to reconcile net loss to cash (used in) operating activities:
Stock issued for services	125,000	1,500,936
Options issued for services	1,921,721	1,310,864
Warrants issued for services and private placement fees	2,533,521	237,046
Depreciation and amortization	67,022	21,583
Loss on receivable	45,172	-
Notes payable discount amortization	284,117	-

Changes in operating assets and liabilities:
Notes receivable	-	(40,000)
Interest receivable	-	(3,112)
Prepaid expenses	(7,976)	6,999
Deposits	7,270	(7,270)
ROU asset	95,322	(95,322)
Accounts payable and accrued liabilities	299,606	180,010
ROU liabilities	(98,646)	98,646
Interest payable	36,630	-
Net cash (used in) operating activities	(4,989,087)	(2,711,351)

Cash flows from investing activities:
Purchase of intangibles	-	(200,000)
Purchase of capital equipment	(65,467)	(1,989)
Net cash (used in) investing activities	(65,467)	(201,989)

Cash flows from financing activities:
Proceeds from notes payable	1,525,000	-
Proceeds from the sale of common stock	1,658,573	4,348,658
Net cash provided by financing activities	3,183,573	4,348,658
Non-cash investing and financing activities:
Interest receivable	(2,105)	-
Net increase (decrease) in cash and cash equivalents	(1,871,086)	1,435,318
Cash and cash equivalents at beginning of period	2,267,956	832,638
Cash and cash equivalents at end of period	$396,870	$2,267,956
Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

RETICULATE MICRO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Reticulate Micro (“RM” or the “Company”) was incorporated on June 23, 2023, under the laws of the State of Nevada. Reticulate Micro is located in Las Vegas Nevada, with offices in Palm Bay Florida. Since 2023, RM has focused on developing, marketing, and delivering video-compression-based software and hardware products, built on our proprietary and patented Video Assured Secure Transmission (VAST) video compression coding and decoding algorithms and methodologies. Our technology platform offering centers on enabling the advancement of content-aware video coding and transport-aware distribution, scene and object detection for computer vision, virtual education delivery, the optimization of video distribution, and enhancing the trustworthiness of video to counter deepfake technologies.

RM’s primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. RM achieves this by providing video streaming technologies, platforms, and services that utilize our proprietary VAST compression methodologies, our VISION OS, and our deep bench of industry expertise. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. RM VISION OS enhances the implementation and use of our VAST-enabled appliances by providing remote provisioning, configuration, and management. RM also provides support services that include consulting, installation support, training, bespoke systems design, integration, assembly, and testing.

RM has created a secure video, audio, and information-sharing platform ecosystem founded on our core intellectual property that delivers meaningful solutions to real world problems. Our technology will assure the creation, distribution, and delivery of higher quality video content anywhere and at any time. Our highest goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since its inception, resulting in an accumulated deficit of $16,554,687 as of December 31, 2024, and further losses are anticipated in the development of its business. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

There are no assurances that the Company will be able to either (1) achieve a level of revenue adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or debt financing necessary to support its working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or debt financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available to the Company, it may be required to curtail or cease its operations.

Due to uncertainties related to these matters, there exists a substantial doubt about the ability of the Company to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with US GAAP and are expressed in United States dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost. The Company maintains its cash balances with a high-credit-quality financial institution. At times, such cash may be more than the Federal Deposit Insurance Corporation-insured limit of $250,000. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.

Fair Value Measurements

FASB ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 -	Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2024, and 2023. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain balance sheet financial instruments approximates its fair value. These financial instruments include cash, accounts payable, and accrued liabilities. Fair values were estimated to approximate carrying values for these financial instruments since they are short term in nature, and they are receivable or payable on demand.

The estimated fair value of assets and liabilities acquired in business combinations and reporting units and long-lived assets used in the related asset impairment tests utilize inputs classified as Level 3 in the fair value hierarchy.

Research and Development

Research and development costs are expensed as incurred. For the years ended December 31, 2024 and 2023, research and development costs expensed were $849,542 and $523,789, respectively.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their grant date fair values. That expense is recognized over the period when an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period) or the straight-line attribution method.

Under 718-10-30-20D the determination of whether a valuation method is reasonable, or whether an application of a valuation method is reasonable, shall be made based on the facts and circumstances as of the measurement date. Factors to be considered under a reasonable valuation method include, as applicable:

a.	The value of tangible and intangible assets of the nonpublic entity

b.	The present value of anticipated future cash flows of the nonpublic entity

c.	The market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the nonpublic entity for which the stock is to be valued, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s-length private transaction)

As of December 31, 2024 and 2023, share-based compensation expensed was $1,921,720 and $2,533,521, respectively.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its financial position or results of operations.

Lease agreements are evaluated to determine whether an arrangement is or contains a lease in accordance with ASC 842, Leases.

Operating leases are included in operating lease right-of-use (ROU) assets, current operating lease liabilities, and noncurrent operating lease liabilities in the consolidated financial statements. ROU assets represent the Company’s right to use leased assets over the agreed upon term. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term.

For operating leases, ROU assets and lease liabilities are recognized at the commencement date of the lease. The lease liability is measured as the present value of the lease payments over the lease term, using the rate implicit in the lease if readily determinable. If the rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate at lease commencement. The operating lease ROU assets are calculated as the present value of the remaining lease payments plus unamortized initial direct costs and any prepayments, less unamortized lease incentives received.

Operating leases typically include non-lease components such as common-area maintenance costs. We have elected to include non-lease components with lease payments for the purpose of calculating lease ROU assets and liabilities, to the extent that they are fixed. Non-lease component payments that are not fixed are expensed as incurred as variable lease payments.

Revenue Recognition

The Company derives its revenues from three sources: (1) software license and subscription, (2) professional services and other revenues, and (3) hardware.

Software license and subscription revenues include software license revenues from the sales of software licenses and subscription fees from customers accessing the Company’s services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, for example, overage fees, contingent fees or service level penalties, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the Company satisfies the performance obligations.

Professional Services and Other Revenues. The Company’s professional services contracts are either on a time and materials, fixed price or subscription basis. These revenues are recognized as the services are rendered for time and materials contracts, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Other revenues consist primarily of training revenues recognized as such services are performed.

Hardware. Our hardware is generally highly dependent on, and interrelated with, the underlying operating system and cannot function without the operating system. In these cases, the hardware and software license are accounted for as a single performance obligation and revenue is recognized at the point in time when ownership is transferred to resellers or directly to end customers through retail stores and online marketplaces.

Property and Equipment

Property and equipment over $2,500 are stated at cost less accumulated depreciation, and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three years; computer equipment, three to five years; leasehold improvements, shorter of lease term or estimated useful life; and furniture and equipment, one to 10 years.

3. REVENUES

License, hardware and support revenue consisted of the following:

	Fiscal Year Ended December 31,
	2024	2023

Software	$48,054	$-
Hardware	18,000	-
Services	71,917	42,241
Total	137,971	42,241

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. Americas revenue attributed to the United States was 100% percent during fiscal year ended December 31, 2024 and 2023, respectively.

4. PREPAID EXPENSES

As of December 31, 2024 and 2023, the prepaid balance is $16,310 and $8,334, respectively.

5. PROPERTY AND EQUIPMENT

	December 31, 2024	December 31, 2023

Computers, equipment and software	$65,339	-
Leasehold improvements	10,641	10,642
Property and equipment gross	75,980	10,642
Less accumulated depreciation and amortization	(28,202)	(1,419)
Property and equipment, net	47,778	9,223

Depreciation and amortization expense totaled $26,783 and $1,419 during fiscal 2024 and 2023 respectively.

6. INTANGIBLE ASSET – PROPERTY LICENSE

On August 8, 2022, the Company entered a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period for any products containing their content.

On March 14, 2023, the Company entered into an Intellectual Property Purchase Agreement with Basestones Capital Ltd., for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. The Company made a one-time payment of $200,000 for the patent.

As of December 31, 2024 and 2023, the Company recorded $205,100 and $205,100, respectively as an intangible asset. Starting in July 2023, the Company began amortizing the $200,000 intangible assets. As of December 31, 2024, the Company recorded $60,274 of amortization expense.

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company compares the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Impairment loss on long-lived assets for the year ended December 31, 2024 was $0.

7. EDWARE ACQUISITION

On December 30, 2022, the Company entered into an agreement with EdWare LLC and Mazhar Hussain to purchase 100% of the membership interests of EdWare LLC. The aggregate purchase price is $50,000. At the time of this agreement, EdWare had no assets or liabilities on the Balance Sheet. As of December 30, 2022, Reticulate recorded the full $50,000 purchase price as goodwill on the Reticulate Statement of Operations. This amount will be paid in two installments, $20,000 upon signing the agreement and $30,000 upon the completion of the two-year financial audit for the years ended December 31, 2022 and December 31, 2021. The $20,000 installment was paid in January 2023.

8.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Trade payables are recognized initially at the transaction price and subsequently measured at the undiscounted amount of cash or other consideration expected to be paid. Accrued expenses are recognized based on the expected amount required to settle the obligation or liability. The accounts payable balance as of December 31, 2024 and 2023 is $350,186 and $85,016, respectively.

$199,604 of the December 31, 2024 balance is for regulatory and corporate legal services provided by Bevilacqua PLLC. In January 2024 and February 2024, the Company paid $21,500 and 20,000, respectively. $45,000 of the December 31, 2024 balance is for the notes private placement fee to Boustead Securities, LLC. No payments were made in the first two months of fiscal year ended December 31, 2024. The remaining accruals were paid in the first quarter of 2025.

9. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 196,400,000 shares of Class A Common Stock at a par value of $0.001 and had 10,479,431 and 9,780,244 shares of Class A Common Stock issued and outstanding as of December 31, 2024 and 2023, respectively.

The Company is authorized to issue 3,600,000 shares of Class B Common Stock at a par value of $0.001 and voting rights of 100 votes per share. On August 5, 2022, 3,600,000 shares of Class B Common Stock were issued to the Company’s directors at the time, 1,600,000 of which were issued to our former President and director and were subsequently cancelled and exchanged for 200,000 shares of Class A Common Stock as part of a cancellation and exchange agreement dated May 22, 2023. The Company had 2,000,000 shares of Class B Common Stock issued and outstanding as of December 31, 2024 and 2023.

Common Stock Issued in Private Placements

The Company issued 595,000 shares of Class A c Common Stock, at a price of $2.50 per share, in private placements during the year ended December 31, 2024.

Common Stock Issued in Regulation A Offering

The Company issued 99,187 shares of Class A Common Stock, at a price of $3.50 per share, in Regulation A Offering during the year ended December 31, 2024.

Common Stock Issued for Services

The Company issued 400,000 shares of Class A Common Stock, at a price of $2.50 per share, for services provided to the Company during the year ended December 31, 2023, and 50,000 shares of Class A Common Stock, at a price of $2.50 per share, for services provided to the Company during the year ended December 31, 2024.

Common Stock Cancellation

The Company cancelled 45,000 shares of Class A Common Stock of Cytta Corporation on August 12, 2024 to settle an unsecured promissory note executed on January 10, 2023 and related interest of $45,217.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock at a par value of $0.001 and had no preferred shares issued and outstanding as of December 31, 2024 and 2023.

Options

During the year ended December 30, 2024, the Company issued a total of 4,028,000 options to buy its Class A Common Stock at $2.44 per share with various vesting schedules. On the date of the grants, the Company valued the options at $9,4741,807 using the Black-Scholes option pricing model with the following assumptions: stock price of $2.71 per share, an expected life of the options of 10 years, expected volatility ranging from 92% to 100% depending on the date of issuance, an average risk-free rate of 4.1% depending on the date of issuance and no dividend yield.

Of the 4,028,000 options granted during the year ended December 31, 2024, 2,000,000 options will only vest upon listing on any national securities exchange. This performance condition is not considered probable until it occurs. As such, the expense for these awards would only be recognized upon listing on any national securities exchange. As of December 31, 2024, 500,000 of 2,000,000 were forfeited. Total Black-Scholes valuation of remaining 1,500,000 is $3,770,737.

The Company recognizes compensation cost on a straight-line basis over the total requisite service period of the entire award and account for forfeitures as the occur. Total expense of $1,921,720 was recognized during year ended December 31, 2024.

The following table reflects a summary of Class A Common Stock options outstanding and option activity during the year ended December 31, 2024:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Options outstanding at December 31, 2023	1,448,000	$1.00	9.28
Granted	4,028,000	$2.44	10
Exercised	-	-	-
Forfeited	(1,373,704)	-	-
Cancelled	(2,500)	-	-
Options outstanding at December 31, 2024	4,099,796	$2.11	8.30
Options exercisable at December 31, 2024	1,265,987	$1.26	5.70

The intrinsic value of options outstanding as of December 31, 2024, was $5,702,491.

Warrants Cancellation

The Company issued 103,775 and 23,310 warrants to buy its Class A Common Stock at $2.50 per share during the year ended December 31, 2023 and February 1, 2024, respectively, to the placement agent for our private placement financing, which vest immediately. On March 13, 2024, the warrants to purchase an aggregate of 127,085 shares of Class A Common Stock were cancelled.

Warrants Grant

During the year ended December 31, 2024, the Company issued a total of 2,424,969 warrants at a weighted average exercise price of $1.14 with a range between $.001 and $5.50 per share, which vest immediately.

The Company conducted private placement of units, with each unit consisting of an unsecured promissory note with an interest rate between 8% and 12% and a five-year warrant to purchase shares of Class A Common Stock with a number of investors. The Company raised $1,525,000 and issued 1,525,000 warrants with $1.00 weighted average exercise price.

Of 2,424,969 total warrants issued, the remaining 1,022,050 warrants were issued to the following:

The Company conducted closings of the Regulation A offering, pursuant to which the Company sold 98,787 units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock with exercise price of $5.50 and issued 98,787 warrants.

An aggregate of 122,097 warrants were granted to the placement agent for our various private placement financing, of which 23,310 warrants were subsequently cancelled as mentioned in “Warrants Cancellation” section.

The Company granted 810,000 warrants to various advisors and partners to buy its Class A Common Stock with exercise prices ranging between .001 and $1.

On the dates of the grants, the Company valued the 1,022,050 warrants at $2,533,521 using the Black-Scholes option pricing model with the following assumptions: stock price of $2.90 per share, an expected life of the warrants of 5 years, expected volatility of 89%, an average risk-free rate of 4.1% and no dividend yield. The warrants were expensed at the time of issuance and an expense of $2,533,521 was recognized during the year ended December 31, 2024.

The following table reflects a summary of Class A Common Stock warrants outstanding and warrant activity during the year ended December 31, 2024:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Warrants outstanding at December 31, 2023	103,775	$2.50	5.00
Granted	2,424,969	$1.14	5.00
Exercised	-	-	-
Forfeited	(127,085)	-	-
Warrants outstanding at December 31, 2024	2,401,659	$1.14	4.50
Warrants exercisable at December 31, 2024	2,401,659	$1.14	4.50

The intrinsic value of warrants outstanding as of December 31, 2024, was $0.

10. RELATED PARTY TRANSACTIONS

Consulting Contracts

Michael Chermak, our Executive Chairman, received compensation from the Company of $240,000 and $290,000 for years ended December 31, 2024 and 2023, respectively, under a consulting services agreement unrelated to his services as a director. As of December 31, 2024, the Company recorded an account payable of $85,000. $50,000 of which ws paid during February 2025.

On October 6, 2023, the Company entered into a consulting agreement with John Dames, our Chief Technology Officer and owner of Prodjekt, for the development of SUPR ISR and certain features of VAST. The Company paid $345,206 and $279,768 in the years ended December 31, 2024 and 2023, respectively, directly to his company, Prodjekt. As of December 31, 2024, the Company recorded an account payable of $16,704 that was paid in January 2025.

11. OPERATING LEASE

The Company entered into a lease agreement for office space with a lease period from February 1, 2024 until March 1, 2026. On January 14, 2025, the Company and lessor entered into an early termination agreement and the Company paid $26,000 as consideration for the early termination of the lease during the first quarter of 2025.

Current lease contract of new office is on a pay as you go basis with no lease obligations.

12. NOTES PAYABLE

The following table summarizes outstanding notes payable as of December 31, 2024 and 2023.

	December 31,	December 31,
	2024	2023
Notes payable with warrants
Maturing October 31, 2025 (12% per annum)	$1,400,000)	$-
Maturing April 30, 2026 (8% per annum)	125,000	-
Total notes payable with warrants	1,525,000	-
Unamortized debt discount	(1,240,883)	-
Net notes payable	284,117	-
Current portion	(255,012)	-
Net long-term portion	29,106	-
Interest	36,630	-

On August 9, 2024, the Company closed a private placement of units, with each unit consisting of an unsecured 8% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, the Company sold five units at a price of $25,000 per unit for gross proceeds of $125,000 and issued 187,500 warrants at weighted average exercise price of $1.83.

Between September 17, 2024 and November 15, 2024, the Company conducted closings of private placements of units, with each unit consisting of an unsecured 12% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, the Company sold 56 units at a price of $25,000 per unit for gross proceeds of $1,400,000 and issued 1,400,000 warrants at weighted average exercise price of $1.00.

13. SUBSEQUENT EVENTS

On January 1, 2025, the Company issued stock options for the purchase of an aggregate of 88,000 shares of Class A Common Stock, at an exercise price of $3.50, under the 2022 Plan, to three of its employees.

On January 15, 2025, the Company issued a five-year warrant to purchase 50,000 shares of Class A Common Stock, at a price of $1.00 per share, to one of its advisors for services.

On January 15, 2025, January 16, 2025, and February 6, 2025, the Company conducted closings of a private placement of units, with each unit consisting of an unsecured 18% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, the Company sold 32 units at a price of $25,000 per unit for gross proceeds of $800,000 and issued 800,000 warrants at weighted average exercise price of $1.00.

On January 30, 2025, February 27, 2025, and March 27, 2025, the Company conducted closings of its Regulation A offering, pursuant to which it sold 37,548 units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock, at a price of $3.50 per unit, for gross proceeds of $131,418.

On March 20, 2025, the Company conducted a closing of a private placement of units, with each unit consisting of an unsecured 12% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into a certain subscription agreement with an accredited investor as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreement, the Company sold 20 units at a price of $25,000 per unit for gross proceeds of $500,000.

In accordance with ASC 855-10 management has performed an evaluation of subsequent events from December 31, 2024 through the date the financial statements were available to be issued and has determined that there are no items requiring disclosure.

RMX Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$145,906	$396,870
Prepaid expenses	1,101	16,311
Total current assets	147,007	413,181

Property and equipment, net	36,888	47,778
Goodwill and intangibles	30,068,866	144,826
Total assets	$30,252,761	$605,785

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$294,621	$350,187
Accounts payable and accrued expenses, related party	203,425	243,454
Notes payable and interest (net of discount)	1,483,941	287,696
Total current liabilities	1,981,987	881,337

Long-term liabilities:
Notes payable and interest (net of discount)	-	33,051
Total liabilities	1,981,987	914,388

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	-	-
Common stock Class A, $0.001 par value, 196,400,000 shares authorized; 19,778,946 and 10,479,431 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	19,779	10,479
Common stock Class B, $0.001 par value, 3,600,000 shares authorized; 2,000,000 and 2,000,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2,000	2,000
Additional paid-in capital	52,467,919	16,233,606
Accumulated deficit	(24,218,924)	(16,554,688)
Total stockholders’ equity (deficit)	28,270,774	(308,603)
Total liabilities and stockholders’ equity	$30,252,761	$605,785

The accompanying notes are an integral part of these condensed consolidated financial statements.

RMX Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Revenue	$38,792	$26,822
Cost of sales	15,371	6,109
Gross profit	23,421	20,713

Operating expenses:
General and administrative	207,628	294,583
Payroll, compensation and benefits	1,983,251	2,326,990
Professional services	3,234,499	1,273,767
Marketing and advertising	337,794	270,842
Research and development expense	158,319	472,800
Total operating expenses	5,921,491	4,638,982

Loss from operations	(5,898,070)	(4,618,269)

Other income (expense)
Interest income	1,300	9,989
Interest expense	(1,767,467)	-
Total other income (expense)	(1,766,167)	9,989

Net loss	$(7,664,237)	$(4,608,280)

Loss per share – basic and diluted	$(0.47)	$(0.38)

Weighted average number of shares outstanding – basic and diluted	16,447,137	12,120,942

The accompanying notes are an integral part of these condensed consolidated financial statements.

RMX Industries, Inc.

Condensed Consolidated Statement of Stockholders’ Equity (Deficit)

(Unaudited)

	Common Stock Class A		Common Stock Class B		Additional Paid In	Accumulated	Total Stockholders’ Equity
	Shares	Value	Shares	Value	Capital	Deficit	(Deficit)
Balance, June 30, 2024	10,411,244	$10,411	2,000,000	$2,000	$11,383,551	$(10,867,123)	$528,839

Net loss	-	-	-	-	-	(5,687,564)	(5,687,564)

Issuance of warrants for professional services	-	-	-	-	2,133,289	-	2,133,289

Issuance of warrants for notes payable	-	-	-	-	1,525,000	-	1,525,000

Issuance of common stock for cash	113,187	113	-	-	330,380	-	330,493

Options issued for services	-	-	-	-	861,385	-	861,385

Cancellation of common stock	(45,000)	(45)	-	-	-	-	(45)

Balance, December 31, 2024	10,479,431	$10,479	2,000,000	$2,000	$16,233,605	$(16,554,687)	$(308,603)

Net loss	-	-	-	-	-	(7,664,237)	(7,664,237)

Issuance of warrants for professional services	-	-	-	-	1,935,364	-	1,935,364

Issuance of warrants for notes payable	-	-	-	-	1,900,000	-	1,900,000

Issuance of common stock for cash	39,848	40	-	-	127,892	-	127,932

Options issued for services	-	-	-	-	1,207,169	-	1,207,169

Acquisition of RMX	8,555,393	8,556	-	-	29,935,320	-	29,943,876

Conversion of notes payable through warrant	604,274	604	-	-	603,669	-	604,273

Issuance of common stock for services	100,000	100	-	-	524,900	-	525,000

Balance, June 30, 2025	19,778,946	$19,779	2,000,000	$2,000	$52,467,919	$(24,218,924)	$28,270,774

The accompanying notes are an integral part of these condensed consolidated financial statements.

RMX Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities of continuing operations:
Net (loss)	$(7,664,236)	$(4,608,280)
Adjustments to reconcile net loss to cash used in operating activities:
Stock issued for services	525,000	125,000
Options issued for services	1,207,169	1,060,131
Warrants issued for private placements fees	1,935,364	400,231
Depreciation and amortization	30,725	28,742
Notes payable discount amortization	1,615,738	-
Changes in operating assets and liabilities:
Accounts receivable	-	(17,804)
Interest receivable	-	(2,010)
Prepaid expenses	15,210	(223,206)
ROU asset, net	-	12,633
Accounts payable and accrued expenses	(95,595)	109,179
ROU liabilities	-	(17,297)
Interest payable	151,729	-
Net cash used in operating activities	(2,278,896)	(3,132,681)

Cash flows from investing activities:
Purchase of capital equipment	-	(65,467)
Net cash used in investing activities	-	(65,467)

Cash flows from financing activities:
Proceeds from notes payable	1,900,000	-
Proceeds from the sale of common stock	127,932	1,328,284
Net cash provided by financing activities	2,027,932	1,328,284

Net decrease in cash and cash equivalents	(250,964)	(1,869,864)
Cash and cash equivalents at beginning of period	396,870	2,267,956
Cash and cash equivalents at end of period	$145,906	$398,092

Non-cash investing and financing activities:
Acquisition of RMX Industries by issuing 8,555,393 shares of common stock	$29,943,876	$-
Conversion of notes payable into common stock through warrant exercise	$604,273	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

RMX Industries, Inc.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

1.	NATURE OF OPERATIONS

Reticulate Micro, Inc. was incorporated on June 23, 2023, under the laws of the State of Nevada, and officially changed its name to RMX Industries, Inc. (“RMX” or the “Company”) on August 1, 2025. RMX is located in Las Vegas, Nevada, with offices in Saint Louis, Missouri and Dallas, Texas. The name change reflects the Company’s evolution and its continued commitment to delivering high-performance software solutions that meet the growing demands of modern digital infrastructure. This transition marks a natural progression in RMX’s development, highlighting its focus on addressing real-world data challenges. As part of the transition, the company has launched an updated website at www.rmx.io, offering insight into RMX’s technology platforms, long-term vision, and strategic areas of focus.

RMX is a technology company focused on securing and optimizing the data continuum. We develop and deliver hybrid video compression solutions built on our proprietary platforms, including VAST™ (Video Adaptive Systems Technology). Our technology was originally developed to meet the demanding needs of defense and government operations, where bandwidth and reliability constraints made video transmission extremely difficult. We believe VAST™ can become a standard for tactical video communication, enabling higher-quality video across ultra-low bandwidth connections, and we are working toward establishing it as a trusted government off-the shelf (GOTS) solution.

Today, the same challenges we first addressed in defense appear at scale across industries. The rapid growth of AI and computer vision has created unprecedented demand for moving, storing, and processing visual data. We see this as a pivotal moment, networks and data centers were not designed for this level of data intensity and efficiency gains are critical to keep pace. RMX is working to address these pressures by securing and compressing the data continuum, helping intelligence flow more efficiently from the edge to the core. We believe this will enable faster, more sustainable and more resilient systems across multiple sectors, from telecom and cloud to mining, healthcare, and beyond. In 2024, RMX achieved a key milestone with successful quotation on the OTCQB® Venture Market under the ticker “RMXI,” with trading beginning in January 2025. Looking forward, we are working toward expanding our technology footprint through partnerships, joint ventures, and sector deployments, while continuing preparations for a planned senior exchange uplisting.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The financial statements have been prepared on a going-concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since its inception, resulting in an accumulated deficit of $24,218,924 as of June 30, 2025, and further losses are anticipated in the development of its business. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

There are no assurances that the Company will be able to either (1) achieve a level of revenue adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or debt financing necessary to support its working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or debt financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available to the Company, it may be required to curtail or cease its operations.

Due to uncertainties related to these matters, there exists a substantial doubt about the ability of the Company to continue as a going concern. The accompanying unaudited consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company are expressed in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”), which allow for certain information and footnote disclosures that are normally included in annual financial statements prepared in accordance with U.S. GAAP to be condensed or omitted. In the opinion of management, these unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the fiscal year ended December 31, 2024, and include all adjustments necessary for fair presentation. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the fiscal year ended December 31, 2024, which were included in the Form 1-K filed with the SEC on March 31, 2025.

Operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2025.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these unaudited financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost. The Company maintains its cash balances with a high-credit-quality financial institution. At times, such cash may be more than the Federal Deposit Insurance Corporation-insured limit of $250,000. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.

Fair Value Measurements

FASB ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2025 and 2024. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain balance sheet financial instruments approximates its fair value. These financial instruments include cash, accounts payable, and accrued liabilities. Fair values were estimated to approximate carrying values for these financial instruments since they are short term in nature, and they are receivable or payable on demand.

The estimated fair value of assets and liabilities acquired in business combinations and reporting units and long-lived assets used in the related asset impairment tests utilize inputs classified as Level 3 in the fair value hierarchy.

Research and Development

Research and development costs are expensed as incurred. For the six months ended June 30, 2025 and 2024, research and development costs expensed were $158,319 and $472,800, respectively.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their grant date fair values. That expense is recognized over the period when an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period) or the straight-line attribution method.

Under 718-10-30-20D the determination of whether a valuation method is reasonable, or whether an application of a valuation method is reasonable, shall be made based on the facts and circumstances as of the measurement date. Factors to be considered under a reasonable valuation method include, as applicable:

a.	The value of tangible and intangible assets of the nonpublic entity

b.	The present value of anticipated future cash flows of the nonpublic entity

c.	The market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the nonpublic entity for which the stock is to be valued, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s-length private transaction)

For six months ended June 30, 2025 and 2024, share-based compensation expensed was $1,207,169 and $1,060,131, respectively.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its financial position or results of operations.

Lease agreements are evaluated to determine whether an arrangement is or contains a lease in accordance with ASC 842, “Leases”.

Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities in the consolidated financial statements. ROU assets represent the Company’s right to use leased assets over the agreed upon term. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term.

For operating leases, ROU assets and lease liabilities are recognized at the commencement date of the lease. The lease liability is measured as the present value of the lease payments over the lease term, using the rate implicit in the lease if readily determinable. If the rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate at lease commencement. The operating lease ROU assets are calculated as the present value of the remaining lease payments plus unamortized initial direct costs and any prepayments, less unamortized lease incentives received.

Operating leases typically include non-lease components such as common-area maintenance costs. We have elected to include non-lease components with lease payments for the purpose of calculating lease ROU assets and liabilities, to the extent that they are fixed. Non-lease component payments that are not fixed are expensed as incurred as variable lease payments.

Revenue Recognition

The Company derives its revenues from three sources: (1) software license and subscription, (2) professional services and other revenues, and (3) hardware.

Software license and subscription revenues include software license revenues from the sales of software licenses and subscription fees from customers accessing the Company’s services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, for example, overage fees, contingent fees or service level penalties, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the Company satisfies the performance obligations.

Professional Services and Other Revenues. The Company’s professional services contracts are either on a time and materials, fixed price or subscription basis. These revenues are recognized as the services are rendered for time and materials contracts, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Other revenues consist primarily of training revenues recognized as such services are performed.

Hardware. Our hardware is generally highly dependent on, and interrelated with, the underlying operating system and cannot function without the operating system. In these cases, the hardware and software license are accounted for as a single performance obligation and revenue is recognized at the point in time when ownership is transferred to resellers or directly to end customers through retail stores and online marketplaces.

Property and Equipment

Property and equipment over $2,500 are stated at cost less accumulated depreciation, and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three years; computer equipment, three to five years; leasehold improvements, shorter of lease term or estimated useful life; and furniture and equipment, one to 10 years.

3.	REVENUES

Revenue consisted of the following:

	Six Months Ended June 30,
	2025	2024

Services	$38,792	$26,822
Total	38,792	26,822

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. Americas revenue attributed to the United States was 100% percent during the six months ended June 30, 2025 and 2024, respectively.

4.	PREPAID EXPENSES

As of June 30, 2025 and 2024, the prepaid balance is $1,101 and $16,311 respectively. Expenses were primarily due to timing of operational cost recognition.

5.	PROPERTY AND EQUIPMENT

	June 30, 2025	December 31, 2024

Computers, equipment and software	$65,339	$65,339
Leasehold improvements	-	10,642
Property and equipment gross	65,339	75,980
Less accumulated depreciation and amortization	(28,451)	(28,202)
Property and equipment, net	36,888	47,778

Depreciation and amortization expense totaled $10,809 and $26,783 during the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.

6.	INTANGIBLE ASSET – PROPERTY LICENSE

On August 8, 2022, the Company entered a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period for any products containing their content. Currently, none of the Company’s products include any content licensed from Cytta, nor are there any plans to incorporate such content. As a result, the Company does not anticipate any royalty obligations under the license agreement.

On March 14, 2023, the Company entered into an Intellectual Property Purchase Agreement with Basestones Capital Ltd., for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. The Company made a one-time payment of $200,000 for the patent. The Company recorded $205,100 as an intangible asset. Starting in July 2023, the Company began amortizing the $200,000 intangible assets. As of June 30, 2025, the Company recorded $80,110 of amortization expense.

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company compares the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Impairment loss on long-lived assets for the six months ended June 30, 2025 was $0.

As of June 30, 2025 and December 31, 2024, the Company recorded $124,990 and $144,826, respectively, as an intangible asset.

7.	ACQUISITIONS

On December 30, 2022, the Company entered into an agreement with EdWare LLC and Mazhar Hussain to purchase 100% of the membership interests of EdWare LLC. The aggregate purchase price is $50,000. At the time of this agreement, EdWare LLC had no assets or liabilities on the Balance Sheet. As of December 30, 2022, the Company recorded the full $50,000 purchase price as goodwill on the Company’s Statement of Operations. This amount will be paid in two installments, $20,000 upon signing the agreement and $30,000 upon the completion of the two-year financial audit for the years ended December 31, 2022 and December 31, 2021. The $20,000 installment was paid in January 2023.

On February 21, 2025, we established RMX Industries Inc., a Texas corporation, a 50/50 joint venture company with K2 Endeavor DMCC, which we fully acquired through a share exchange on April 15, 2025, making it our wholly-owned subsidiary (the “RMX Subsidiary”). The acquisition date fair value of the consideration transferred for the RMX Subsidiary was approximately $29.9 million, which consisted of 8,555,393 of the Company’s Class A Common Stock. The Company recorded approximately $29.9 million of goodwill, which is primarily attributed to the expanded market opportunities in commercial sector, including integrating the RMX Subsidiary’s AI solutions offering with existing Company service offerings.

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Trade payables are initially recorded at the transaction price and measured at the undiscounted expected payment amount. Accrued expenses reflect the estimated amount needed to settle obligations. Accounts payable totaled $294,621 as of June 30, 2025, and $350,186 as of December 31, 2024.

Of the June 30, 2025 balance, $200,000 is owed to Bevilacqua PLLC for regulatory and corporate legal services, $45,000 to Boustead Securities, LLC for a private placement fee, with the remainder owed to various vendors.

9.	STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 196,400,000 shares of Class A Common Stock at a par value of $0.001 and had 19,778,946 and 10,479,431 shares of Class A Common Stock issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.

The Company is authorized to issue 3,600,000 shares of Class B Common Stock at a par value of $0.001 and voting rights of 100 votes per share. On August 5, 2022, 3,600,000 shares of Class B Common Stock were issued to the Company’s directors at the time, 1,600,000 of which were issued to our former President and director and were subsequently cancelled and exchanged for 200,000 shares of Class A Common Stock as part of a cancellation and exchange agreement dated May 22, 2023. The Company had 2,000,000 shares of Class B Common Stock issued and outstanding as of June 30, 2025 and December 31, 2024.

Common Stock Issued for RMX Subsidiary Acquisition

The Company acquired all outstanding stock of the RMX Subsidiary and issued 8,555,393 of the Company’s Class A Common Stock during six months ended June 30, 2025.

Common Stock Issued in Private Placements

The Company did not issue any shares of Class A Common Stock in private placements during the six months ended June 30, 2025.

Common Stock Issued in Regulation A Offering

The Company issued 39,848 shares of Class A Common Stock, at a price of $3.50 per share, in its Regulation A offering during the six months ended June 30, 2025.

Common Stock Issued for Services

The Company issued 100,000 shares of Class A Common Stock, at a price of $3.50 per share, for services provided to the Company during the six months ended June 30, 2025.

Common Stock Issued for Notes Payable Through Exercise of Warrants

The Company issued 404,274 shares of Class A Common Stock upon the conversion of notes payable, through the exercise of warrants at an exercise price of $1.00 per share, during the six months ended June 30, 2025.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock at a par value of $0.001 and had no preferred shares issued and outstanding as of June 30, 2025 and December 31, 2024.

Options

During the six months ending June 30, 2025, the Company issued a total of 388,000 options to buy its Class A Common Stock at $3.50 per share with various vesting schedules. On the date of the grants, the Company valued the options at $1,160,788 using the Black-Scholes option pricing model with the following assumptions: stock price of $3.50 per share, an expected life of the options of 10 years, expected volatility ranging from 92% to 100% depending on the date of issuance, an average risk-free rate of 4.1% depending on the date of issuance and no dividend yield.

Of the 4,055,000 options outstanding as of June 30, 2025, 1,500,000 options will only vest upon listing on any national securities exchange. This performance condition is not considered probable until it occurs. As such, the expense for these awards would only be recognized upon listing on any national securities exchange. Total Black-Scholes valuation of remaining 1,500,000 is $3,770,737.

The Company recognizes compensation cost on a straight-line basis over the total requisite service period of the entire award and account for forfeitures as the occur. Total expense of $1,207,169 was recognized during six months ended June 30, 2025.

The following table reflects a summary of Class A Common Stock options outstanding and option activity during the six months ended June 30, 2025:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Options outstanding at December 31, 2024	4,099,796	-	-
Granted	388,000	$3.50	10
Exercised	-	-	-
Forfeited	-	-	-
Cancelled	(432,796)	-	-
Options outstanding at June 30, 2025	4,055,000	$2.35	8.94
Options exercisable at June 30, 2025	1,430,273	$1.62	8.40

The intrinsic value of options outstanding as of June 30, 2025, was $4,675,500.

Warrants Cancellation

The Company issued 126,000 and 76,125 warrants to buy its Class A Common Stock at $1.00 per share during the year ended December 31, 2024 and six months ended June 30, 2025, respectively, to the placement agent for our private placement financing, which vest immediately. During six months ended June 30, 2025, the warrants to purchase an aggregate of 202,125 shares of Class A Common Stock were cancelled.

Warrants Grant

During the six months ended June 30, 2025, the Company issued a total of 2,723,822 warrants at a weighted average exercise price of $1.14 with a range between $1.00 and $5.50 per share, which vest immediately.

The Company conducted private placements of units, with each unit consisting of an unsecured promissory note with an interest rate between 12% and 18% and a five-year warrant to purchase shares of Class A Common Stock with a number of investors. The Company raised $1,900,000 and issued 1,900,000 warrants with a $1.00 weighted average exercise price.

The Company conducted closings of the Regulation A offering, pursuant to which the Company sold 40,811 units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock with exercise price of $5.50, and issued 40,811 warrants.

The remaining 783,011 warrants were issued to the following:

An aggregate of 128,011 warrants were granted to the placement agent for our various private placement financing, of which 76,125 warrants were subsequently cancelled as mentioned in “Warrants Cancellation” section.

The Company granted 655,000 warrants to various advisors and partners to buy its Class A Common Stock with exercise prices ranging between $1.00 and $3.50.

On the dates of the grants, the Company valued the 783,011 warrants at $2,315,239 using the Black-Scholes option pricing model with the following assumptions: stock price of $3.50 per share, an expected life of the warrants of 5 years, expected volatility of 90%, an average risk-free rate of 4.1% and no dividend yield. The warrants were expensed at the time of issuance and an expense, net of forfeiture of $1,935,364 was recognized during the six months ended June 30, 2025.

The following table reflects a summary of Class A Common Stock warrants outstanding and warrant activity during the six months ended June 30, 2025:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Warrants outstanding at December 31, 2024	2,401,659	$1.14	4.50
Granted	2,723,822	$1.14	5.00
Exercised	(590,000)	-	-
Forfeited	(126,000)	-	-
Cancelled	(76,125)	-	-
Warrants outstanding at June 30, 2025	4,333,356	$1.15	4.55
Warrants exercisable at June 30, 2025	4,333,356	$1.15	4.55

The intrinsic value of warrants outstanding as of June 30, 2025, was $12,637,350.

10.	RELATED PARTY TRANSACTIONS

Consulting Contracts

Michael Chermak, the Company’s Executive Chairman, received compensation from the Company of $150,000 and $300,000 for the six months ended June 30, 2025 and 2024, respectively, under a consulting services agreement unrelated to his services as an officer.

Karl Kit, the Company’s Chief Executive Officer and President, received compensation from the Company of $50,000 and $0 for the six months ended June 30, 2025 and 2024, respectively, under a consulting services agreement.

Max Kit, the Company’s Chief Marketing Officer, received compensation from the Company of $40,000 and $0 for the six months ended June 30, 2025 and 2024, respectively, under a consulting services agreement.

On October 6, 2023, the Company entered into a consulting agreement with John Dames, the Company’s Chief Technology Officer and owner of Prodjekt, for the development of certain features of VAST. The Company paid $16,704 and $194,546 for the six months ended June 30, 2025 and 2024, respectively, directly to his company, Prodjekt.

11.	OPERATING LEASE

The current lease contracts for the new offices in Saint Louis, Missouri and Dallas, Texas are on a pay as you go basis with no lease obligations.

12.	NOTES PAYABLE

The following table summarizes outstanding notes payable as of June 30, 2025 and December 31, 2024.

	June 30,	December 31,
	2025	2024
Notes payable with warrants – maturity dates
October 31, 2025 (12% per annum)	$1,260,000	$1,400,000
January 31, 2026 (18% per annum)	550,000	-
March 31, 2026 (12% per annum)	500,000	-
April 30, 2026 (8% per annum)	125,000	125,000
June 30, 2026 (12% per annum)	400,000	-
Total notes payable with warrants	2,835,000	1,525,000
Unamortized debt discount	(1,525,144)	(1,240,883)
Net notes payable	1,309,856	284,117
Current portion	(1,309,856)	(255,012)
Net long-term portion	-	29,106
Interest	151,729	36,630

Between January 1, 2025 and June 30, 2025, the Company conducted closings of private placements of units, with each unit consisting of an unsecured promissory notes with interest rate between 12% and 18% and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, the Company sold 76 units at a price of $25,000 per unit for gross proceeds of $1,900,000 and issued 1,900,000 warrants at weighted average exercise price of $1.00.

Conversion of Notes Payable into Common Stock through Warrant Exercise (Non-Cash Financing Activity)

During the six months ended June 30, 2025, the Company completed non-cash financing transactions in which certain holders of notes payable exercised warrants. These exercises converted $590,000 of principal and $14,273 of accrued interest, totaling $604,273, into equity, resulting in the issuance of 604,273 shares of Class A Common Stock at a weighted average exercise price of $1.00.

These amounts are presented as supplemental disclosure in the “Non-Cash Investing and Financing Activities” section of the unaudited Condensed Consolidated Statement of Cash Flows.

The relative fair value of the warrants issued in conjunction with the notes payable was treated as a debt discount, with a corresponding offsetting credit to Additional Paid-in Capital (APIC). This discount is being accreted to interest expense over the term of the notes.

13.	SUBSEQUENT EVENTS

In July 2025, the Company completed non-cash financing transactions in which certain holders of notes payable exercised warrants. These exercises converted $482,500 of principal and $4,307 of accrued interest, totaling $486,807, into equity, resulting in the issuance of 486,807 shares of Class A Common Stock at a weighted average exercise price of $1.00.

In July 2025, the Company conducted closings of a private placement of units, with each unit consisting of an unsecured 12% promissory note and a five year warrant to purchase shares of Class A Common Stock, and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws and (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, the Company sold 48 units at a price of $25,000 per unit for gross proceeds of $1,200,000. Boustead Securities, LLC, who was acting as one of the Lead Selling Agents in the Regulation A offering, acted as the placement agent in the private placement.

On July 29, 2025, the Company conducted a closing of the Regulation A offering, pursuant to which the Company sold 1,600 units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock, at a price of $3.50 per unit, for gross proceeds of $5,600.

On September 12, 2025, the Company issued a five-year warrant to purchase 100,000 shares of Class A Common Stock, at a price of $1.80 per share, to one of the Company’s advisors for services.

On September 15, 2025, the Company issued a five-year warrant to purchase 329,210 shares of Class A Common Stock, at a price of $1.80 per share, to Boustead Securities as part of a termination agreement the Company entered into with Boustead Securities to terminate the engagement letter agreement.

In accordance with ASC 855-10 management has performed an evaluation of subsequent events from June 30, 2025 through the date the unaudited financial statements were available to be issued and has determined that there are no items requiring disclosure.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	Selling Agency Engagement Agreement among Reticulate Micro, Inc., Digital Offering, LLC, and Boustead Securities, LLC, dated May 9, 2024 (incorporated by reference to Exhibit 1.1 to Form 1-A filed on May 24, 2024)
1.2	Form of Selling Agency Agreement (incorporated by reference to Exhibit 1.2 to Form 1-A filed on July 17, 2024)
1.3

Amendment No. 1 to Selling Agency Agreement, dated May 7, 2025, by and among Reticulate Micro, Inc., Digital Offering, LLC, and Boustead Securities, LLC (incorporated by reference to Exhibit 1.1 to Form 1-U filed on May 12, 2025)

1.4*	Order Form between RMX Industries, Inc. and DealMaker Securities LLC, dated September 19, 2025
2.1	Articles of Incorporation of Reticulate Micro, Inc. (incorporated by reference to Exhibit 2.1 to Form 1-A filed on May 24, 2024)
2.2	Amendment to Articles of Incorporation of Reticulate Micro, Inc. (incorporated by reference to Exhibit 2.2 to Form 1-A filed on May 24, 2024)
2.3	Bylaws of Reticulate Micro, Inc. (incorporated by reference to Exhibit 3.3 to Form S-1 filed on October 23, 2023)
2.4	Amendment No. 1 to Bylaws of Reticulate Micro, Inc. (incorporated by reference to Exhibit 2.4 to Form 1-A filed on May 24, 2024)
2.5	Certificate of Amendment to Articles of Incorporation of Reticulate Micro, Inc. (incorporated by reference to Exhibit 2.1 to Form 1-U filed on August 1, 2025)
3.1	Form of Selling Agent’s Warrant (incorporated by reference to Exhibit 3.1 to Form 1-A filed on July 17, 2024)
3.2	Form of Placement Agent’s Warrant (incorporated by reference to Exhibit 4.2 to Form S-1 filed on October 23, 2023)
3.3	Form of Regulation A Investor’s Warrant (incorporated by reference to Exhibit 3.3 to Form 1-A filed on July 17, 2024)
3.4	Form of Private Placement Investor’s Warrant for August 2024 Private Placement (incorporated by reference to Exhibit 3.2 to Form 1-U filed on October 11, 2024)
3.5	Form of Private Placement Investor’s Warrant for September 2024 Private Placements (incorporated by reference to Exhibit 3.3 to Form 1-U filed on October 11, 2024)
3.6	Form of Private Placement Investor’s Warrant for November 2024 Private Placement (incorporated by reference to Exhibit 3.2 to Form 1-U filed on March 20, 2025)
3.7	Form of Private Placement Investor’s Warrant for January 2025 Private Placement (incorporated by reference to Exhibit 3.3 to Form 1-U filed on March 20, 2025)
3.8	Form of Private Placement Investor’s Warrant for March 2025 Private Placement (incorporated by reference to Exhibit 3.2 to Form 1-U filed on March 26, 2025)
4.1	Form of Regulation A Offering Subscription Agreement (incorporated by reference to Exhibit 4.1 to Form 1-A filed on July 17, 2024)
4.2	Form of Regulation A Offering Subscription Agreement for DealMaker (incorporated by reference to Exhibit 4.2 to Form 1-U filed on August 5, 2024)
4.3*	Form of Regulation A Offering Subscription Agreement for DealMaker, as revised
6.1	Form of Private Placement Subscription Agreement for October 2022 to June 2023 Private Placements (incorporated by reference to Exhibit 10.1 to Form S-1 filed on October 23, 2023)
6.2	Form of Private Placement Subscription Agreement for Private Placements Subsequent to September 2023 (incorporated by reference to Exhibit 10.24 to Form S-1 filed on April 12, 2024)
6.3	Lease Agreement between Reticulate Micro, Inc. and East Coast Petro, Inc., dated January 30, 2023 (incorporated by reference to Exhibit 10.2 to Form S-1 filed on October 23, 2023)
6.4	Intellectual Property License Agreement, among Reticulate Micro, Inc., Cytta Corporation, Gary Campbell and Michael Collins, dated August 8, 2022 (incorporated by reference to Exhibit 10.3 to Form S-1 filed on October 23, 2023)
6.5	Intellectual Property Purchase Agreement, between Reticulate Micro, Inc. and Basestones Capital Ltd., dated March 14, 2023 (incorporated by reference to Exhibit 10.4 to Form S-1 filed on October 23, 2023)
6.6	Form of Indemnification Agreement between Reticulate Micro, Inc. and each officer or director (incorporated by reference to Exhibit 10.6 to Form S-1 filed on October 23, 2023)

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6.7†	Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Form S-1 filed on October 23, 2023)
6.8†	Form of Stock Option Agreement for Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to Form S-1 filed on October 23, 2023)
6.9†	Form of Restricted Stock Award Agreement for Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to Form S-1 filed on October 23, 2023)
6.10†	Form of Restricted Stock Unit Award Agreement for Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Form S-1 filed on October 23, 2023)
6.11†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated October 1, 2022 (incorporated by reference to Exhibit 10.11 to Form S-1 filed on October 23, 2023)
6.12†	Employment Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated January 1, 2023 (incorporated by reference to Exhibit 10.12 to Form S-1 filed on October 23, 2023)
6.13†	Employment Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated June 14, 2023 (incorporated by reference to Exhibit 10.13 to Form S-1 filed on October 23, 2023)
6.14†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and John Dames, dated October 6, 2022 (incorporated by reference to Exhibit 10.14 to Form S-1 filed on October 23, 2023)
6.15†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and John Dames, dated January 1, 2023 (incorporated by reference to Exhibit 10.15 to Form S-1 filed on October 23, 2023)
6.16†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and Michael Chermak, dated October 30, 2022 (incorporated by reference to Exhibit 10.16 to Form S-1 filed on October 23, 2023)
6.17†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and James Creamer, dated February 15, 2023 (incorporated by reference to Exhibit 10.17 to Form S-1 filed on October 23, 2023)
6.18†	Employment Agreement between Reticulate Micro, Inc. and John Dames, dated February 1, 2023 (incorporated by reference to Exhibit 10.18 to Form S-1 filed on March 11, 2024)
6.19†	Employment Agreement between Reticulate Micro, Inc. and Eduardo Martinez, dated January 1, 2024 (incorporated by reference to Exhibit 10.20 to Form S-1 filed on March 11, 2024)
6.20†	Employment Agreement between Reticulate Micro, Inc. and Paul Scardino, dated January 1, 2024 (incorporated by reference to Exhibit 10.21 to Form S-1 filed on March 11, 2024)
6.21†	Employment Agreement between Reticulate Micro, Inc. and Mark Steel, dated January 1, 2024 (incorporated by reference to Exhibit 10.22 to Form S-1 filed on March 11, 2024)
6.22†	Employment Agreement between Reticulate Micro, Inc. and Amit Shrestha, dated March 1, 2024 (incorporated by reference to Exhibit 10.23 to Form S-1 filed on March 11, 2024)
6.23†	Salary Adjustment Notification between Reticulate Micro, Inc. and John Dames, dated May 14, 2024 (incorporated by reference to Exhibit 6.24 to Form 1-A filed on May 24, 2024)
6.24	Form of Private Placement Subscription Agreement for August 2024 Private Placement (incorporated by reference to Exhibit 6.1 to Form 1-U filed on October 11, 2024)
6.25	Form of Private Placement Subscription Agreement for September 2024 Private Placements (incorporated by reference to Exhibit 6.2 to Form 1-U filed on October 11, 2024)
6.26	Form of Private Placement 8% Promissory Note for August 2024 Private Placement (incorporated by reference to Exhibit 6.3 to Form 1-U filed on October 11, 2024)
6.27	Form of Private Placement 12% Promissory Note for September 2024 Private Placements (incorporated by reference to Exhibit 6.4 to Form 1-U filed on October 11, 2024)
6.28†	Employment Agreement between Reticulate Micro, Inc. and Andrew Sheppard, dated November 25, 2024 (incorporated by reference to Exhibit 6.1 to Form 1-U filed on December 2, 2024)
6.29	Term Sheet by and among Reticulate Micro, Inc. K2 Endeavor DMCC (K2E) and the Owners of K2E, dated November 26, 2024 (incorporated by reference to Exhibit 6.1 to Form 1-U filed on December 3, 2024)
6.30†	Separation Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated December 9, 2024 (incorporated by reference to Exhibit 6.2 to Form 1-U/A filed on March 20, 2025)

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6.31†	Separation Agreement between Reticulate Micro, Inc. and Paul Scardino, dated December 9, 2024 (incorporated by reference to Exhibit 6.31 to Form 1-K filed on March 31, 2025)
6.32	Joint Venture by and among Reticulate Micro, Inc. K2 Endeavor DMCC (K2E) and the Owners of K2E, dated December 26, 2024 (incorporated by reference to Exhibit 6.1 to Form 1-U filed on January 2, 2025)
6.33	Form of Private Placement Subscription Agreement for November 2024 Private Placement (incorporated by reference to Exhibit 6.1 to Form 1-U filed on March 20, 2025)
6.34	Form of Private Placement Subscription Agreement for January 2025 Private Placement (incorporated by reference to Exhibit 6.2 to Form 1-U filed on March 20, 2025)
6.35	Form of Private Placement 12% Promissory Note for November 2024 Private Placement (incorporated by reference to Exhibit 6.3 to Form 1-U filed on March 20, 2025)
6.36	Form of Private Placement 18% Promissory Note for January 2025 Private Placements (incorporated by reference to Exhibit 6.4 to Form 1-U filed on March 20, 2025)
6.37	Form of Private Placement Subscription Agreement for March 2025 Private Placement (incorporated by reference to Exhibit 6.1 to Form 1-U filed on March 26, 2025)
6.38	Form of Private Placement 12% Promissory Note for March 2025 Private Placement (incorporated by reference to Exhibit 6.2 to Form 1-U filed on March 26, 2025)
6.39	Mutual Termination Agreement between Reticulate Micro, Inc. and East Coast Petro, Inc., dated January 14, 2025 (incorporated by reference to Exhibit 6.39 to Form 1-K filed on March 31, 2025)
6.40	Service Agreement between Reticulate Micro, Inc. and CIC Innovation Communities, LLC, dated January 9, 2025 (incorporated by reference to Exhibit 6.40 to Form 1-K filed on March 31, 2025)
6.41†	Independent Director Agreement between Reticulate Micro, Inc. and M. Steven Kirchof, dated April 4, 2025 (incorporated by reference to Exhibit 6.41 to Form 1-A POS filed on April 22, 2025)
6.42†	Amendment No. 1 to Employment Agreement between Reticulate Micro, Inc. and Andrew Sheppard, dated April 16, 2025 (incorporated by reference to Exhibit 6.42 to Form 1-A POS filed on April 22, 2025)
6.43†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and Karl Kit, dated April 16, 2025 (incorporated by reference to Exhibit 6.43 to Form 1-A POS filed on April 22, 2025)
6.44†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and Maxwell Kit, dated April 16, 2025 (incorporated by reference to Exhibit 6.44 to Form 1-A POS filed on April 22, 2025)
6.45*	Termination Agreement between RMX Industries, Inc. and Boustead Securities, LLC, dated as of September 15, 2025
7.1	Agreement for the Purchase and Sale of Outstanding Membership Interests of EdWare LLC, among Reticulate Micro, Inc., EdWare LLC and Mazhar Hussain, dated December 30, 2022 (incorporated by reference to Exhibit 2.1 to Form S-1 filed on October 23, 2023)
7.2

Share Exchange Agreement by and among Reticulate Micro, Inc., RMX Industries Inc. and the shareholders of RMX Industries Inc., dated April 15, 2025 (incorporated by reference to Exhibit 7.2 to Form 1-A POS filed on April 22, 2025)

8.1	Escrow Agreement among Reticulate Micro, Inc., Boustead Securities, LLC, and Sutter Securities, Inc., dated July 3, 2024 (incorporated by reference to Exhibit 8.1 to Form 1-A filed on July 17, 2024)
8.2	Escrow Agreement among Reticulate Micro, Inc., Digital Offering LLC, and Enterprise Bank & Trust, dated July 30, 2024 (incorporated by reference to Exhibit 8.2 to Form 1-U filed on August 5, 2024)
10.1	Power of Attorney (incorporated by reference to Exhibit 10.1 to Form 1-A POS filed on April 22, 2025)
11.1*	Consent of Fortune CPA, Inc.
11.2	Consent of Fennemore Craig P.C. (included in Exhibit 12.1)
12.1	Opinion of Fennemore Craig P.C. (incorporated by reference to Exhibit 12.1 to Form 1-A filed on July 17, 2024)
99.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to Form S-1 filed on October 23, 2023)
99.2	List of Subsidiaries (incorporated by reference to Exhibit 99.2 to Form 1-A POS filed on April 22, 2025)

†	Executive compensation plan or arrangement.
*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 19, 2025.

RMX Industries, Inc.

By:	/s/ Karl Kit
Name:	Karl Kit
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karl Kit	Chief Executive Officer (Principal Executive Officer), President and Director	September 19, 2025
Karl Kit

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2025
Amit Shrestha

*	Executive Chairman, Secretary, Treasurer and Director	September 19, 2025
Michael Chermak

*	Director	September 19, 2025
M. Steven Kirchof

* By	/s/ Karl Kit
Karl Kit
Attorney-In-Fact

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